Exhibit 10.1

CUSIP Number: Deal # 23325UAD5

Revolving Loans CUSIP # 23325UAE3

Tranche B Term Loans CUSIP # 23325UAF0

CREDIT AGREEMENT

among

DJ ORTHOPEDICS, LLC

and

CERTAIN OF ITS FOREIGN SUBSIDIARIES PARTY HERETO FROM TIME TO TIME,

as Borrowers,

DJ ORTHOPEDICS, INC.,

THE LENDERS NAMED HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BANK OF THE WEST

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents,

and

UNION BANK OF CALIFORNIA, N.A.,

as Documentation Agent

$400,000,000 Senior Secured Credit Facilities

WACHOVIA CAPITAL MARKETS, LLC

Sole Book Runner and Sole Lead Arranger

Dated as of April 7, 2006

i

3.4	Reimbursement	71
3.5	Payment by Revolving Loans	72
3.6	Payment to Revolving Credit Lenders	72
3.7	Obligations Absolute	73
3.8	Cash Collateral Account	74
3.9	Effectiveness	75

	ARTICLE IV

	CONDITIONS OF BORROWING

4.1	Conditions of Initial Borrowing	75
4.2	Conditions of All Borrowings	80

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES

5.1	Corporate Organization and Power	81
5.2	Authorization; Enforceability	81
5.3	No Violation	81
5.4	Governmental and Third-Party Authorization; Permits	82
5.5	Litigation	82
5.6	Taxes	82
5.7	Subsidiaries	83
5.8	Full Disclosure	83
5.9	Margin Regulations	83
5.10	No Material Adverse Effect	84
5.11	Financial Matters	84
5.12	Ownership of Properties	86
5.13	ERISA; Foreign Plans	86
5.14	Environmental Matters	87
5.15	Compliance with Laws	88
5.16	Intellectual Property	88
5.17	Regulated Industries	88
5.18	Insurance	88
5.19	Material Contracts	88
5.20	Deposit Accounts	89
5.21	Security Documents	89
5.22	Labor Relations	89
5.23	No Burdensome Restrictions	90
5.24	OFAC; Anti-Terrorism Laws	90
5.25	Aircast Acquisition	90

	ARTICLE VI

	AFFIRMATIVE COVENANTS

6.1	Financial Statements	91
6.2	Other Business and Financial Information	91

6.3	Existence; Franchises; Maintenance of Properties	94
6.4	Compliance with Laws	94
6.5	Payment of Obligations	94
6.6	Insurance	94
6.7	Maintenance of Books and Records; Inspection	95
6.8	[Reserved.]	95
6.9	Permitted Acquisitions	95
6.10	Creation or Acquisition of Subsidiaries	96
6.11	Additional Security	98
6.12	Environmental Laws	98
6.13	OFAC, PATRIOT Act Compliance	99
6.14	Further Assurances	99
6.15	Post-Closing Matters	99

	ARTICLE VII

	FINANCIAL COVENANTS

7.1	Total Leverage Ratio	100
7.2	Fixed Charge Ratio	100

	ARTICLE VIII

	NEGATIVE COVENANTS

8.1	Merger; Consolidation	101
8.2	Indebtedness	102
8.3	Liens	104
8.4	Asset Dispositions	106
8.5	Investments	107
8.6	Restricted Payments	109
8.7	Transactions with Affiliates	110
8.8	Lines of Business	111
8.9	Sale-Leaseback Transactions	111
8.10	Certain Amendments	111
8.11	Limitation on Certain Restrictions	112
8.12	No Other Negative Pledges	112
8.13	Fiscal Year	113
8.14	Accounting Changes	113

	ARTICLE IX

	EVENTS OF DEFAULT

9.1	Events of Default	113
9.2	Remedies: Termination of Commitments, Acceleration, etc	115
9.3	Remedies: Set-Off	116

	ARTICLE X

	THE ADMINISTRATIVE AGENT

10.1	Appointment	117
10.2	Nature of Duties	117
10.3	Exculpatory Provisions	117
10.4	Reliance by Administrative Agent	118
10.5	Non-Reliance on Administrative Agent and Other Lenders	118
10.6	Notice of Default	119
10.7	Indemnification	119
10.8	The Administrative Agent in its Individual Capacity	120
10.9	Successor Administrative Agent	120
10.10	Collateral Matters	121
10.11	Issuing Lender and Swingline Lender	121
10.12	Other Agents, Managers	121

	ARTICLE XI

	MISCELLANEOUS

11.1	Fees and Expenses	122
11.2	Indemnification	122
11.3	Governing Law; Consent to Jurisdiction	123
11.4	Waiver of Jury Trial	124
11.5	Notices	124
11.6	Amendments, Waivers, etc	125
11.7	Assignments, Participations	127
11.8	No Waiver	130
11.9	Successors and Assigns	130
11.10	Survival	130
11.11	Severability	130
11.12	Construction	131
11.13	Confidentiality	131
11.14	Judgment Currency	131
11.15	Counterparts; Effectiveness	132
11.16	Disclosure of Information	132
11.17	Entire Agreement	132
11.18	Nature of Liability of Foreign Borrowers	132
11.19	Addition of Borrowers	133
11.20	USA Patriot Act Notice	133
11.21	Acknowledgments	133
11.22	No Third Party Beneficiaries	134

EXHIBITS

Exhibit A-1	Form of Term Note
Exhibit A-2	Form of Revolving Note
Exhibit A-3	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Swingline Borrowing
Exhibit B-3	Form of Notice of Conversion/Continuation
Exhibit B-4	Form of Letter of Credit Notice
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Security Agreement
Exhibit F	Form of Pledge Agreement
Exhibit G	Form of Guaranty Agreement
Exhibit H	Form of Financial Condition Certificate
Exhibit I	Form of Joinder Agreement

SCHEDULES

Schedule 1.1	Revolving Credit Commitments and Notice Addresses
Schedule 3.1	Existing Letters of Credit
Schedule 5.1	Jurisdictions of Organization
Schedule 5.4	Consents and Approvals
Schedule 5.5	Litigation
Schedule 5.7	Subsidiaries
Schedule 5.11(b)	Aircast Financials Reconciliation
Schedule 5.12	Real Property Interests
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.18	Insurance Coverage
Schedule 5.19	Material Contracts
Schedule 5.20	Deposit Accounts
Schedule 8.2	Indebtedness
Schedule 8.3	Liens
Schedule 8.5	Investments
Schedule 8.7	Transactions with Affiliates

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 7th day of April, 2006, is made among DJ ORTHOPEDICS, LLC, a Delaware limited liability company (the “Company”), each Foreign Subsidiary that, pursuant to a Joinder Agreement (as hereinafter defined), becomes a party hereto as a borrower (each, a “Foreign Borrower,” and together with the Company, the “Borrowers”), DJ ORTHOPEDICS, INC., a Delaware corporation (the “Parent”), the Lenders (as hereinafter defined), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders, BANK OF THE WEST and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agents for the Lenders, and UNION BANK OF CALIFORNIA, N.A., as Documentation Agent for the Lenders.

BACKGROUND STATEMENT

The Company has requested that the Lenders make available (i) to the Company, term loan facilities in the aggregate principal amount of $350,000,000, and (ii) to the Borrowers, a revolving credit facility in the aggregate principal amount of $50,000,000. The proceeds of these facilities will be used as provided in Section 2.14. The Lenders are willing to make available the credit facilities described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” shall mean a letter from one or more Borrowers to the Administrative Agent, duly completed and signed by an Authorized Officer of each such Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which such Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” shall mean any transaction or series of related transactions by which the Company directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Acquisition Amount” shall mean, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid as part of the purchase price thereof by the Company and its Subsidiaries in connection with such Acquisition, (ii) the value of all Capital Stock of the Parent issued or given in connection with such Acquisition (as determined by the parties thereto under the definitive acquisition agreement), (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by the Company and its Subsidiaries in connection with such Acquisition, (iv) all Contingent Purchase Price GAAP Amounts with respect to such Acquisition, (v) all amounts paid in respect of covenants not to compete, consulting agreements and similar arrangements entered into in connection with such Acquisition, and (vi) the aggregate fair market value of all other real, mixed or personal property paid as purchase price by the Company and its Subsidiaries in connection with such Acquisition.

“Additional Revolving Credit Lender” shall have the meaning given to such term in Section 2.20(a).

“Additional Term Lender” shall have the meaning given to such term in Section 2.21(a).

“Adjusted Base Rate” shall mean, at any time with respect to any Base Rate Loan of any Class, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans of such Class as in effect at such time.

“Adjusted LIBOR Rate” shall mean, at any time with respect to any LIBOR Loan of any Class, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans of such Class as in effect at such time.

“Administrative Agent” shall mean Wachovia, in its capacity as Administrative Agent appointed under Section 10.1, and its successors and permitted assigns in such capacity.

“Affiliate” shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or Controls, is Controlled by or under common Control with, such Person or is a director or officer of such Person. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party.

“Aggregate Revolving Credit Exposure” shall mean, at any time, the sum of (i) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Revolving Loans outstanding at such time, (ii) the aggregate Letter of Credit Exposure of all Revolving Credit Lenders at such time and (iii) the aggregate principal amount of Swingline Loans outstanding at such time.

“Agreement” shall mean this Credit Agreement, as amended, modified, restated or supplemented from time to time in accordance with its terms.

“Aircast” shall mean Aircast Incorporated, a Delaware corporation.

“Aircast Acquisition” shall mean the acquisition of all of the issued and outstanding Capital Stock of Aircast by the Company pursuant to the Aircast Stock Purchase Agreement.

“Aircast Asset Purchase Agreement” shall mean the Asset Purchase Agreement, dated as of October 31, 2004, among Old Aircast Inc., Old Aircast LLC and Aircast LLC.

“Aircast Credit Agreements” shall mean, collectively, (i) the First Lien Credit Agreement, dated as of December 7, 2004, among Aircast Holding, Aircast LLC, the lenders named therein, and Credit Suisse First Boston, as administrative agent and collateral agent, and all agreements, instruments and other documents delivered thereunder or in connection therewith, and (ii) the Second Lien Credit Agreement, dated as of December 7, 2004, among Aircast Holding, Aircast LLC, the lenders named therein, and Credit Suisse First Boston, as administrative agent and collateral agent, and all agreements, instruments and other documents delivered thereunder or in connection therewith.

“Aircast Holding” shall mean Aircast Holding Company LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of Aircast.

“Aircast LLC” shall mean Aircast LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of Aircast Holding.

“Aircast Material Adverse Effect” shall mean, at any time prior to the consummation of the Aircast Acquisition on the Closing Date, a material adverse effect on the business, operations, properties, liabilities or results of operations of Aircast and its Subsidiaries, taken as a whole; provided, however, that in no event shall any change or effect resulting from the occurrence, after the date of the Aircast Stock Purchase Agreement, of any of the following be considered an Aircast Material Adverse Effect: (a) any change in general economic or political conditions or changes affecting the industry generally in which Aircast or any of its Subsidiaries operates; (b) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof, which does not have a disproportionate impact on Aircast and its Subsidiaries, taken as a whole, as compared to the industry generally in which Aircast or any of its Subsidiaries operates; (c) any adverse change arising from or relating to any change in accounting requirements applicable to Aircast or any of its Subsidiaries; (d) any adverse change arising from or relating to any change in laws described in Section 9.1(b) of the Seller Disclosure Schedule attached to the Aircast Stock Purchase Agreement; or (e) the announcement of the Aircast Stock Purchase Agreement or the transactions contemplated by the Aircast Stock Purchase Agreement, not made in breach of the terms of the Aircast Stock Purchase Agreement, or other communication by the Company of its plans or intentions with respect to Aircast or any of its Subsidiaries.

“Aircast Owned Properties” shall mean the real property, together with all improvements thereon, owned by Aircast LLC and located at 691 Central Avenue, New Providence, New Jersey and 92 River Road, Summit, New Jersey.

“Aircast Seller Subordinated Notes” shall mean, collectively, (i) the Seller Subordinated Note, dated as of December 7, 2004, in the original principal amount of $13,950,128.76, issued by Aircast Holding to Old Aircast Inc., and (ii) the Seller Subordinated Note, dated as of December 7, 2004, in the original principal amount of $1,799,871.24, issued by Aircast Holding to Old Aircast LLC, in each case pursuant to the Aircast Asset Purchase Agreement.

“Aircast Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of February 27, 2006, by and among the Company, Tailwind Management LP, as stockholder representative, and the stockholders of Aircast, as amended, modified, restated or supplemented from time to time in accordance with the terms of this Agreement.

“Applicable Currency” shall mean (i) in the case of Term Loans, Dollars, (ii) in the case of Dollar Revolving Loans, Dollars, (iii) in the case of any Foreign Currency Revolving Loans, the Foreign Currency in which such Loans are to be made or maintained, and (iv) in the case of any Letter of Credit to be denominated in a Foreign Currency, the Foreign Currency in which such Letter of Credit is to be denominated, as selected pursuant to the relevant Notice of Borrowing, Notice of Conversion/Continuation or Letter of Credit Notice.

“Applicable Number of Business Days” shall mean (i) with respect to all notices and determinations in connection with Foreign Currency Revolving Loans or any Letter of Credit to be denominated in a Foreign Currency, four (4) Business Days, and (ii) with respect to all notices and determinations in connection with Dollar Revolving Loans that are LIBOR Loans or any Letter of Credit denominated in Dollars, three (3) Business Days.

“Applicable Percentage” shall mean, at any time from and after the Closing Date, the applicable percentage (i) to be added to the Base Rate for purposes of determining the Adjusted Base Rate, (ii) to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate and (iii) to be used in calculating the commitment fee payable pursuant to Section 2.9(b), in each case as determined under the following matrix with reference to the Total Leverage Ratio in effect at such time (provided that the Applicable Percentage for Swingline Loans at any time shall be equal to (i) the Applicable Percentage at such time for Revolving Loans that are Base Rate Loans minus (ii) the Applicable Percentage at such time for the commitment fee payable pursuant to Section 2.9(b) (but in no event shall the Applicable Percentage for Swingline Loans at any time be less than 0.0%)):

		Revolving Loans and Swingline Loans
Level	Total Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin	Applicable Commitment Fee Percentage
I	Less than 2.00 to 1.0	1.25%	0.25%	0.25%
II	Less than 2.75 to 1.0 but greater than or equal to 2.00 to 1.0	1.375%	0.375%	0.25%
III	Less than 3.50 to 1.0 but greater than or equal to 2.75 to 1.0	1.50%	0.50%	0.375%
IV	Less than 4.25 to 1.0 but greater than or equal to 3.50 to 1.0	1.75%	0.75%	0.375%
V	Greater than or equal to 4.25 to 1.0	2.00%	1.00%	0.50%

On each Adjustment Date (as hereinafter defined), the Applicable Percentage for Revolving Loans and Swingline Loans and the commitment fee payable pursuant to

Section 2.9(b) shall be adjusted effective as of such Adjustment Date (based upon the calculation of the Total Leverage Ratio as of the last day of the Reference Period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time the Company shall have failed to deliver any of the financial statements as required by Sections 6.1(a) or 6.1(b), as the case may be, or the Compliance Certificate as required by Section 6.2(a), then at all times from and including the fifth (5th) Business Day following the date on which such statements and Compliance Certificate are required to have been delivered until the date on which the same shall have been delivered, each Applicable Percentage shall be determined based on Level V above (notwithstanding the actual Total Leverage Ratio). For purposes of this definition, “Adjustment Date” shall mean, with respect to any Reference Period of the Company beginning with the Reference Period ending as of the last day of the first full fiscal quarter ending after the Closing Date, the day of (or, if such day is not a Business Day, the next succeeding Business Day) delivery by the Company in accordance with Section 6.1(a) or Section 6.1(b), as the case may be, of (i) financial statements as of the end of and for such Reference Period and (ii) a duly completed Compliance Certificate with respect to such Reference Period. From the Closing Date until the first Adjustment Date requiring a change in any Applicable Percentage as provided herein, each Applicable Percentage shall be based on Level IV above. The Applicable Percentages for the Tranche B Term Loans shall be set at all times at 1.50% for LIBOR Loans and 0.50% for Base Rate Loans and shall not be subject to adjustment after the Closing Date.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person that administers or manages a Lender or an Affiliate of such Person, or any finance company, insurance company, investment bank or other financial institution that temporarily warehouses loans for any of the foregoing.

“Arranger” shall mean Wachovia Capital Markets, LLC and its successors.

“Asset Disposition” shall mean any sale, assignment, lease, conveyance, transfer or other disposition by the Parent or any of its Subsidiaries (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Capital Stock of Subsidiaries), other than pursuant to a Casualty Event.

“Assignee” shall have the meaning given to such term in Section 11.7(a).

“Assignment and Acceptance” shall mean an Assignment and Acceptance in substantially the form of Exhibit D.

“Authorized Officer” shall mean, with respect to any action specified herein to be taken by or on behalf of a Credit Party, any officer of such Credit Party duly authorized by resolution of its board of directors or other governing body to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of such Credit Party.

“Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute.

“Base Rate” shall mean the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

“Base Rate Loan” shall mean, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Borrowers” shall have the meaning given to such term in the introductory paragraph hereof.

“Borrowing” shall mean the incurrence by any Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Class and Type and in a single Applicable Currency (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) or (iii) below, any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina, New York, New York or San Diego, California are authorized or required by law to be closed, (ii) with respect to all notices and determinations in connection with, and payments in respect of, LIBOR Loans, any day described in clause (i) above that is also a day on which trading in deposits in the relevant Applicable Currency is conducted by banks in London, England in the London interbank market, and (iii) with respect to all notices and determinations in connection with, and payments in respect of, any Foreign Currency Revolving Loans and all notices and determinations in respect of any Letter of Credit denominated in a Foreign Currency, any day described in clauses (i) and (ii) above that is also (A) in relation to any date for payment or purchase of a Foreign Currency other than Euro, a day on which banks are open for general business in the country of issuance of the Applicable Currency where the relevant disbursement or payment office of the Administrative Agent or its applicable Correspondent is located or (B) in relation to any date for payment or purchase of Euro, any day described in clause (A) above that is also a TARGET Day.

“Capital Expenditures” shall mean, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Parent and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, Capital Lease Obligations); provided, however, that Capital Expenditures shall not include any such expenditures (i) for replacements and substitutions for capital assets, to the extent made with the proceeds of insurance in accordance with Section 2.6(e), (ii) for replacements and substitutions for capital assets, to the extent made with proceeds from the sale, exchange or other disposition of assets as permitted under

Sections 8.4(ii) or 8.4(iii), or (iii) included within the Acquisition Amount of any Permitted Acquisition.

“Capital Lease” shall mean, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account” shall have the meaning given to such term in Section 3.8.

“Cash Equivalents” shall mean (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types.

“Casualty Event” shall mean, with respect to any property (including any interest in property) of any Credit Party, any loss of, damage to, or condemnation or other taking of, such property for which such Credit Party receives insurance proceeds, proceeds of a condemnation award or other compensation.

“Class” shall have the meaning given to such term in Section 1.3.

“Closing Date” shall mean the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Sections 4.1 and 4.2 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Collateral” shall mean all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Obligations pursuant to any one or more of the Security Documents.

“Commitment” shall mean, with respect to any Lender, such Lender’s Tranche B Term Loan Commitment, Incremental Term Loan Commitment and/or Revolving Credit Commitment, as applicable.

“Company” shall have the meaning given to such term in the introductory paragraph hereof.

“Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated Cash Interest Expense” shall mean, for any Reference Period, Consolidated Interest Expense for such Reference Period to the extent paid (or required to be paid) in cash, but excluding amounts paid in connection with the closing of this Agreement or the Terminating Indebtedness and treated as deferred financing charges (including any amounts recognized by reason of the acceleration of any accrued deferred financing charges by virtue of the prepayment of any Indebtedness) under GAAP.

“Consolidated Current Assets” shall mean, as of any date of determination, all assets of the Parent and its Subsidiaries (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent and its Subsidiaries as current assets as of such date.

“Consolidated Current Liabilities” shall mean, as of any date of determination, all liabilities (without duplication) of the Parent and its Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent and its Subsidiaries as current liabilities as of such date; provided, however, that Consolidated Current Liabilities shall not include current maturities of any long-term Indebtedness.

“Consolidated EBITDA” shall mean, for any Reference Period, the aggregate of (i) Consolidated Net Income for such Reference Period, plus (ii) the sum (without duplication) of (A) Consolidated Interest Expense, (B) federal, state, local and other taxes on or determined by reference to income, (C) depreciation and amortization, (D) noncash charges related to Hedge Agreements, (E) noncash expenses resulting from the grant of stock options to any director, officer or employee of any Credit Party pursuant to a written plan or agreement, (F) nonrecurring losses, charges and expenses incurred in connection with (I) the Aircast Acquisition and the other Transactions (including transaction-related fees and expenses paid in connection with the Aircast Acquisition, this Agreement and the other Transactions not to exceed $13,000,000) and (II) Permitted Acquisitions to the extent such losses, charges and expenses do not exceed $10,000,000 during the term of this Agreement, (G) with respect solely to the portion of

Consolidated EBITDA attributable to Aircast and its Subsidiaries for the fiscal quarter ended March 31, 2006, up to $2,000,000 in nonrecurring losses, charges, expenses and other adjustments as reasonably approved by the Administrative Agent, and (H) other noncash charges (excluding noncash charges relating to accounts receivable or inventories) in an aggregate amount not to exceed $10,000,000 for any fiscal year, in each case under clauses (A) through (H) above to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period and all calculated in accordance with GAAP, minus (iii) noncash gains related to Hedge Agreements, to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period and calculated in accordance with GAAP; provided that if the Company or any Subsidiary has made any Permitted Acquisition or any Asset Disposition outside the ordinary course of business permitted by Section 8.4 during the relevant Reference Period for determining Consolidated EBITDA, Consolidated EBITDA for the relevant Reference Period (1) shall be calculated after giving pro forma effect thereto, as if such Permitted Acquisition or Asset Disposition (and any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the relevant period in accordance with its terms, and assuming that any Revolving Loans borrowed in connection with such Permitted Acquisition are repaid with excess cash balances when available) had occurred on the first day of such Reference Period, but in the case of a Permitted Acquisition, only so long as the results of the business being acquired are supported by financial statements or other financial data reasonably acceptable to the Administrative Agent, and (2) may include operating expense reductions for such Reference Period resulting from any Permitted Acquisition that is being given pro forma effect to the extent that such operating expense reductions (y) would be permitted pursuant to Article XI of Regulation S-X under the Securities Act or (z) have been approved by the Required Lenders; and provided further that, notwithstanding the foregoing provisions of this definition, the portion of Consolidated EBITDA attributable to Aircast and its Subsidiaries shall be (a) for the fiscal quarter ended March 31, 2005, $6,100,000; (b) for the fiscal quarter ended June 30, 2005, $6,100,000; (c) for the fiscal quarter ended September 30, 2005, $6,100,000; and (d) for the fiscal quarter ended December 31, 2005, $6,100,000.

“Consolidated Fixed Charges” shall mean, for any Reference Period, the aggregate (without duplication) of the following, all determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP for such Reference Period: (a) Consolidated Cash Interest Expense, (b) aggregate cash tax expense for such Reference Period, (c) cash Capital Expenditures for such Reference Period, (d) the aggregate (without duplication) of all scheduled payments of principal on Funded Debt (with respect to the Tranche B Term Loans, as set forth in Section 2.6(a)) required to have been made by the Parent and its Subsidiaries during such Reference Period (whether or not such payments are actually made), including scheduled principal payments with respect to any Seller Subordinated Indebtedness, (e) the aggregate of all cash payments made by the Parent and its Subsidiaries during such period in respect of Contingent Purchase Price Obligations, and (f) the aggregate of all Restricted Payments made by the Parent or any of its Subsidiaries (other than Restricted Payments made under Sections 8.6(a)(i), 8.6(a)(ii) and 8.6(a)(iii)) during such Reference Period.

“Consolidated Interest Expense” shall mean, for any Reference Period, the sum (without duplication, and net of interest income) of (i) total interest expense of the Parent and its Subsidiaries for such Reference Period in respect of Consolidated Total Funded Debt (including, without limitation, (A) all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined on a consolidated basis in accordance with GAAP and (B) any amounts recognized during such Reference Period by reason of the acceleration of any accrued deferred financing charges by virtue of the prepayment of any Indebtedness), (ii) all net amounts payable under or in respect of Hedge Agreements, to the extent paid or accrued by the Parent and its Subsidiaries during such Reference Period, and (iii) all recurring unused commitment fees and other ongoing fees in respect of Funded Debt (including the unused fees and letter of credit fees provided for under Section 2.9) paid, accrued or capitalized by the Parent and its Subsidiaries during such Reference Period.

“Consolidated Net Income” shall mean, for any Reference Period, net income (or loss) for the Parent and its Subsidiaries for such Reference Period, determined on a consolidated basis in accordance with GAAP (excluding extraordinary items and after deduction for minority interests); provided that, in making such determination, there shall be excluded (i) the net income of any other Person that is not a Subsidiary of the Parent (or is accounted for by the Parent by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to the Parent or any Subsidiary of the Parent during such period, (ii) the net income (or loss) of any other Person acquired by, or merged with, the Parent or any of its Subsidiaries for any period prior to the date of such acquisition, and (iii) the net income of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than a Credit Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Funded Debt” shall mean, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Parent and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” shall mean, as of any date of determination, Consolidated Current Assets as of such date minus Consolidated Current Liabilities as of such date.

“Contingent Purchase Price GAAP Amount” shall mean, at any time, the Contingent Purchase Price Obligation liability that, in accordance with GAAP, should be recorded as a liability on the balance sheet, or (without duplication) an expense on the income statement, of the Parent and its Subsidiaries (excluding any earnout obligations under the Aircast Asset Purchase Agreement to the extent that any such earnout obligations, if due and payable at such time, (i) would be paid through release of Indemnity and Earnout Escrow Funds in accordance with the Aircast Stock Purchase Agreement or (ii) would be paid by, or recoverable by the Company from, the Selling Stockholders (as defined in the Aircast Stock Purchase Agreement); provided that in the case of this clause (ii), such exclusion shall cease to apply five (5) Business Days after the date upon which the Selling Stockholders are required to make such payment to the Company under the terms of the Aircast Stock Purchase Agreement).

“Contingent Purchase Price Obligations” shall mean any earnout obligations or similar deferred or contingent purchase price obligations of the Company or any of its Subsidiaries incurred or created in connection with an Acquisition (excluding any earnout obligations under the Aircast Asset Purchase Agreement to the extent paid through release of Indemnity and Earnout Escrow Funds in accordance with the Aircast Stock Purchase Agreement or recovered by the Company from the Selling Stockholders (as defined in the Aircast Stock Purchase Agreement)).

“Contingent Purchase Price Reserve Amount” shall mean, with respect to any Contingent Purchase Price Obligation, as of any date of determination, the maximum amount payable with respect to such Contingent Purchase Price Obligation on such date of determination (on a pro forma basis, assuming the consummation of any Acquisition to be consummated on such date of determination) pursuant to the acquisition agreement and other documentation evidencing such Contingent Purchase Price Obligation, assuming the remaining maximum performance standards related thereto are satisfied; provided that, to the extent that any portion of a Contingent Purchase Price Obligation becomes a fixed, matured or earned amount (through satisfaction of performance goals or targets or otherwise), the Contingent Purchase Price Reserve Amount for such fixed amount shall be the Contingent Purchase Price GAAP Amount therefor; and provided further that, to the extent the calculation of the maximum amount payable with respect to a Contingent Purchase Price Obligation cannot be determined on the date of such determination, such amount shall be determined in good faith by the Administrative Agent after consultation with the Company.

“Control” shall mean, with respect to any Person, (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 15% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person; and the terms “Controlled” and “Controlling” have correlative meanings.

“Correspondent” shall mean Wachovia Bank, National Association, London branch, or any other financial institution designated by the Administrative Agent to act as its correspondent hereunder in respect of the disbursement and payment of Foreign Currency Revolving Loans.

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” shall mean this Agreement, the Notes, the Letters of Credit, the Fee Letter, the Security Agreement, the Pledge Agreement, the Guaranty Agreement, any Mortgages, any other Security Documents, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of an Borrower or any other Credit Party with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time, but specifically excluding any Hedge Agreement to which any Credit Party and any Hedge Party are parties.

“Credit Parties” shall mean the Parent, the Company, the Company’s Subsidiaries, and their respective successors.

“Debt Issuance” shall mean the issuance or sale by the Parent or any of its Subsidiaries of any debt securities or other Indebtedness, whether in a public offering or otherwise, except for any Indebtedness permitted under Section 8.2.

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (i) has refused to fund, or otherwise defaulted in the funding of, its ratable share of any Borrowing requested and permitted to be made hereunder, including the funding of a participation interest in Letters of Credit or Swingline Loans in accordance with the terms hereof, (ii) has failed to pay to the Administrative Agent or any Lender when due an amount owed by such Lender pursuant to the terms of this Credit Agreement, unless such amount is subject to a good faith dispute, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official, and such refusal has not been withdrawn or such default has not been cured within three (3) Business Days.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise (other than any required offer to repay or repurchase (x) with asset sale proceeds pursuant to customary arrangements providing that such Person may (in lieu of making such offer) repay Indebtedness under this Agreement or (y) pursuant to “change of control” provisions that are no more restrictive than the analogous provisions contained in this Agreement), or (ii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Capital Stock referred to in (i) or (ii) above, in each case under (i) or (ii) above at any time on or prior to the 180th day after the Tranche B Term Loan Maturity Date (or, if later, any Incremental Loan Maturity Date); provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Documentation Agent” shall mean Union Bank of California, N.A., in its capacity as such under Section 10.12, and its successors and permitted assigns in such capacity.

“Dollar Amount” shall mean (i) with respect to Dollars or an amount denominated in Dollars, such amount, and (ii) with respect to an amount of Foreign Currency or an amount denominated in a Foreign Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined with respect to the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollar LIBOR Loans” shall mean, at any time, each of the LIBOR Loans made in, or then denominated in, Dollars.

“Dollar Loans” shall mean, at any time, each of the Loans made in, or then denominated in, Dollars.

“Dollar Revolving Loans” shall have the meaning given to such term in Section 2.1(b).

“Dollars” or “$” shall mean dollars of the United States of America.

“Domestic Obligations” shall mean all Obligations other than Foreign Obligations.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund with respect to a Lender, and (iv) any other Person (other than a natural person) approved by (x) the Administrative Agent, (y) in the case of any assignment of a Revolving Credit Commitment, the Issuing Lender, and (z) unless a Default or Event of Default has occurred and is continuing, the Company (each such approval to be evidenced by the approving party’s counterexecution of the relevant Assignment and Acceptance and not to be unreasonably withheld or delayed); provided, however, that in no event shall the Company or any of its Subsidiaries or Affiliates qualify as an Eligible Assignee.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Equity Issuance” shall mean the issuance, sale or other disposition by any Credit Party of its Capital Stock, any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in any Credit Party; provided, however, that the term Equity Issuance shall not include (i) the issuance or sale of Capital Stock by any of the Subsidiaries of the Company to the Company or any other Subsidiary of the Company, or by the Company to the Parent, if such Capital Stock (excluding the portion of any Foreign Subsidiary’s Capital Stock not required to be pledged hereunder) is pledged to the Administrative Agent pursuant to the Pledge Agreement, (ii) any Capital Stock of the Parent issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price, (iii) the issuance of any Capital Stock of the Parent, the Net Cash Proceeds of which are used in whole to fund Permitted Acquisitions or Capital Expenditures, or (iv) the issuance of any Capital Stock of the Parent, any rights or options for the Parent’s Capital Stock, and the underlying shares issued upon the exercise thereof, in each case issued, sold or granted to directors and employees of the Credit Parties pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the Board of Directors of the Parent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, the Company or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable:  (i) a Reportable Event, (ii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Company or any ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Company or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Company or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Company or any ERISA Affiliate, or a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Company or any of its ERISA Affiliates may be directly or indirectly liable, in each case under this clause (vii) which has resulted or could reasonably be expected to result in liability of the Company and its ERISA Affiliates in excess of $500,000, (viii) the occurrence with respect to any Plan of any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections, or (x) any Foreign Benefit Event.

“Euro” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Euro Unit” shall mean the currency unit of the Euro.

“Event of Default” shall have the meaning given to such term in Section 9.1.

“Excess Cash Flow” shall mean, for any fiscal year of the Parent, (a) the sum of (i) Consolidated EBITDA for such fiscal year (determined by adding back thereto, but without duplication, any amounts deducted in the calculation of Consolidated EBITDA for such fiscal year that were paid, incurred or accrued in violation of any of the provisions of this Agreement), (ii) an amount equal to any decrease in Consolidated Working Capital from the first day to the last day of such fiscal year and (iii) to the extent included in the calculation of Consolidated EBITDA, the amount of any cash or noncash loss recognized and included in the Net Cash Proceeds of an Asset Disposition which has been applied as a prepayment of the Loans pursuant to Section 2.6(f), minus (b) the sum (without duplication) of (i) Consolidated Interest Expense in respect of Indebtedness permitted hereunder to the extent paid in cash during such fiscal year, (ii) aggregate taxes of the Parent and its Subsidiaries to the extent paid in cash during such fiscal year, (iii) except to the extent financed with proceeds from the issuance of Indebtedness or equity securities, Capital Expenditures to the extent permitted hereunder and to the extent paid in cash during such fiscal year, (iv) scheduled payments of principal on the Term Loans made during such fiscal year, (v) optional prepayments on the Term Loans made during such fiscal year, (vi) optional prepayments on the Revolving Loans made during such fiscal year that are accompanied by a corresponding permanent reduction in the Revolving Credit Commitments, (vii) scheduled or mandatory principal payments on Funded Debt (other than the Loans and Reimbursement Obligations) made during such fiscal year to the extent permitted under this Agreement (other than in respect of any revolving credit facility to the extent not accompanied by a corresponding permanent reduction in the commitments thereunder), (viii) except to the extent financed with proceeds from the issuance of Indebtedness or equity securities, the amount of any cash consideration paid during such fiscal year pursuant to Permitted Acquisitions, (ix) to the extent included in the calculation of Consolidated EBITDA, the amount of any cash or noncash gain recognized and included in the Net Cash Proceeds of an Asset Disposition which has been applied as a prepayment of the Loans pursuant to Section 2.6(f), (x) an amount equal to any increase in Consolidated Working Capital from the first day to the last day of such fiscal year and (xi) all nonrecurring cash losses, charges and expenses covered by clause (ii)(F) of the definition of “Consolidated EBITDA.”  For purposes of the Excess Cash Flow prepayment (if any) required under Section 2.6(g) with respect to fiscal year 2006, Excess Cash Flow shall be calculated only for the portion of such fiscal year beginning on the first day of the first fiscal month commencing after the Closing Date, and for purposes of all further prepayments under Section 2.6(g), shall be calculated on a fiscal year basis.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Asset Disposition” shall mean (i) any Asset Disposition permitted under Sections 8.4(i), 8.4(ii), 8.4(iii), 8.4(iv) and 8.4(v) and (ii) any other Asset Disposition the Net Cash Proceeds from which do not exceed $250,000 in any single fiscal year.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of May 5, 2005, among the Company, the Parent, the lenders party thereto, Wachovia, as administrative agent, the syndication agents named therein and the documentation agents named therein, as amended.

“Existing Letters of Credit” means, collectively, the letters of credit identified on Schedule 3.1 and outstanding on the Closing Date.

“Federal Funds Rate” shall mean, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” shall mean the letter from the Administrative Agent and the Arranger to the Company, dated February 24, 2006, relating to certain fees payable by the Company in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.

“Financial Condition Certificate” shall mean a fully completed and duly executed certificate, in substantially the form of Exhibit H, together with the attachments thereto.

“Financial Officer” shall mean, with respect to the Parent, the chief financial officer, vice president - finance, principal accounting officer or treasurer of the Parent.

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary that is not a direct Subsidiary of a Foreign Subsidiary.

“fiscal quarter” or “FQ” shall mean a fiscal quarter of the Parent and its Subsidiaries.

“fiscal year” or “FY” shall mean a fiscal year of the Parent and its Subsidiaries.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) Consolidated EBITDA for such Reference Period to (ii) Consolidated Fixed Charges for such Reference Period; provided that, solely for purposes of calculating the Fixed Charge Coverage Ratio as of the last day of each of the first four fiscal quarters ending after the Closing Date, Consolidated Cash Interest Expense shall be determined by multiplying Consolidated Cash Interest Expense (calculated for the period commencing on the Closing Date and ending on the last day of the relevant fiscal quarter) by a fraction, the numerator of which is 365 and the denominator of which is the actual number of days elapsed from (but not including) the Closing Date to (and including) the last day of the relevant fiscal quarter.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities that exceed by more than $1,000,000 in the aggregate the amount permitted under any applicable Requirements of Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments in an amount in excess of $1,000,000 under any applicable Requirements of Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, which, in any such event, could reasonably be expected to result in (i) the incurrence by the Parent or any of its Subsidiaries of a liability in excess of $1,000,000 or (ii) a Lien, securing a liability in excess of $1,000,000, on any assets of the Parent or a Subsidiary, (d) the incurrence of any liability in excess of $1,000,000 by the Parent or any of its Subsidiaries under applicable Requirements of Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Requirements of Law and that could reasonably be expected to result in the incurrence of any liability by the Parent or any of its Subsidiaries, or the imposition on the Parent or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $1,000,000.

“Foreign Borrower” shall have the meaning given to such term in the introductory paragraph hereof.

“Foreign Currency” shall mean each of Pounds Sterling and Euros.

“Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the

Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Revolving Loan” shall have the meaning given to such term in Section 2.1(c).

“Foreign Currency Subcommitment” shall mean $25,000,000 or, if less, the aggregate Revolving Credit Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Foreign Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Foreign Currency Revolving Loans and all fees, expenses, indemnities and other obligations applicable to the Foreign Currency Revolving Loans and owing, due or payable at any time by any Foreign Borrower to the Administrative Agent, any Lender or any other Person entitled thereto under this Agreement or any of the other Credit Documents.

“Foreign Pension Plan” shall mean shall mean any benefit plan maintained under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia that under such laws is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean a Subsidiary of the Company that is a “controlled foreign corporation,” as such term is defined in Section 957 of the Internal Revenue Code.

“Fund” shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, all Indebtedness of such Person (other than Indebtedness of the types referred to in clauses (iii) (but only to the extent letters of credit and bankers’ acceptances are not drawn upon, provided that the portion of aggregate undrawn letters of credit and bankers’ acceptances in excess of $15,000,000 shall be considered Funded Debt), (ix) and (x) of the definition of “Indebtedness”) and all Guaranty Obligations with respect to Funded Debt of other Persons.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or Controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” shall mean, collectively, the Parent, the Company and the Subsidiary Guarantors.

“Guaranty Agreement” shall mean a guaranty agreement made by the Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit G, as amended, modified, restated or supplemented from time to time.

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation,, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Parent and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” shall mean any substance or material meeting any one or more of the following criteria:  (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and are or become regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, or (iv) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“Hedge Party” means any Lender or any Affiliate of any Lender in its capacity as a counterparty to any Hedge Agreement with any Credit Party, which Hedge Agreement is required or permitted under this Agreement to be entered into by any Credit Party, or any former Lender or any Affiliate of any former Lender in its capacity as a counterparty to any such Hedge Agreement entered into prior to the date such Person or its Affiliate ceased to be a Lender.

“Incremental Term Lender” shall mean any Lender having an Incremental Term Loan Commitment with respect to any Series of Incremental Term Loans (or, after the Incremental Term Loan Commitments with respect to such Series have terminated, any Lender holding outstanding Incremental Term Loans of such Series).

“Incremental Term Loan” shall have the meaning given to such term in Section 2.21(a).

“Incremental Term Loan Amendment” shall have the meaning given to such term in Section 2.21(c).

“Incremental Term Loan Commitment” shall mean, with respect to any Lender at any time, the commitment of such Lender to make Incremental Term Loans of a particular Series in an aggregate principal amount at any time outstanding up to the amount set forth in the applicable Incremental Term Loan Amendment or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.7(b) as such Lender’s “Incremental Term Loan Commitment” with respect to such Series, in either case, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Incremental Term Loan Effective Date” shall have the meaning given to such term in Section 2.21(c).

“Incremental Term Loan Maturity Date” shall mean, with respect to any Series of Incremental Term Loans, the final maturity date thereof as set forth in the applicable Incremental Term Loan Amendment.

“Indebtedness” shall mean, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not more than 90 days past due except to the extent the same are being disputed in good faith, provided that up to $1,000,000 of trade payables of the Company and its Subsidiaries that are more than 90 days past due may be excluded from “Indebtedness” hereunder), including any Contingent Purchase Price GAAP Amounts, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien.

“Indemnity and Earnout Escrow Funds” shall have the meaning given to such term in the Aircast Stock Purchase Agreement.

“Intellectual Property” shall mean (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.

“Interest Period” shall have the meaning given to such term in Section 2.10.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Investments” shall have the meaning given to such term in Section 8.5.

“Issuing Lender” shall mean Wachovia in its capacity as issuer of the Letters of Credit, and its successors in such capacity.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit I and delivered by a Foreign Borrower in accordance with the provisions of Section 11.19.

“Lender” shall mean each Person signatory hereto as a “Lender” and each other bank or other institution that becomes a “Lender” hereunder pursuant to Section 11.7, and their respective successors and assigns.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as its “Lending Office” on Schedule 1.1 or in connection with an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Company and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“Letter of Credit Exposure” shall mean, with respect to any Revolving Credit Lender at any time, such Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time) of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Letter of Credit Maturity Date” shall mean the seventh (7th) day prior to the Revolving Credit Maturity Date.

“Letter of Credit Notice” shall have the meaning given to such term in Section 3.2.

“Letter of Credit Subcommitment” shall mean $10,000,000 or, if less, the aggregate Revolving Credit Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Letters of Credit” shall have the meaning given to such term in Section 3.1.

“LIBOR Loan” shall mean, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Rate” shall mean, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on, in the case of Dollars, Telerate Page 3750 (or any successor page) and, in the case of a Foreign Currency, the appropriate Telerate page displaying British Bankers Association Settlement Rates for deposits in such Foreign Currency (or, in each case, any successor page or service displaying such rates), or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which deposits in Dollars or the applicable Foreign Currency, as the case may be, in immediately available funds are offered to first-tier banks in the interbank market where its Eurodollar and foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted, in each case under (y) and

(z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of Wachovia’s LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” shall mean any or all of the Term Loans, the Revolving Loans and the Swingline Loans.

“Local Time” shall mean the local time in effect at the applicable Payment Office.

“Margin Stock” shall have the meaning given to such term in Regulation U.

“Material Adverse Effect” shall mean (i) with reference to any time or period prior to the consummation of the Aircast Acquisition on the Closing Date, (A) an Aircast Material Adverse Effect or (B) a Parent Pre-Closing Material Adverse Effect, and (ii) with reference to any time or period from the consummation of the Aircast Acquisition on the Closing Date and at all times thereafter, a material adverse effect upon (A) the condition (financial or otherwise), operations, business, properties or prospects of the Parent and its Subsidiaries, taken as a whole, (B) the ability of any Material Credit Party to perform its obligations under this Agreement or any of the other Credit Documents to which it is a party or (C) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Contract” shall have the meaning given to such term in Section 5.19.

“Material Credit Party” shall mean the Parent, the Company, and any Subsidiary which constitutes at least 5% (10% for any Foreign Subsidiary) of the consolidated revenues or net income, or the total assets, of the Parent and its Subsidiaries taken as a whole, as of the end of and for the period of four consecutive fiscal quarters most recently ended prior to the date of determination.

“Material Foreign Subsidiary” shall mean any Foreign Subsidiary which (together with its direct and indirect Subsidiaries) constitutes at least 10% of the consolidated revenues or net income, or the total assets, of the Parent and its Subsidiaries taken as a whole, as of the end of and for the period of four consecutive fiscal quarters most recently ended prior to the date of determination.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean any mortgage, deed of trust, deed to secure debt, collateral assignment of lease or similar agreement or instrument pursuant to which any Credit Party grants in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a security interest in and Lien upon any fee or leasehold interest in real property owned by it, as amended, modified, restated or supplemented from time to time.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions.

“National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Net Cash Proceeds” shall mean, in the case of any Equity Issuance, Debt Issuance, Casualty Event or Asset Disposition, the aggregate cash proceeds received by any Credit Party in respect thereof (including, in the case of a Casualty Event, insurance proceeds and condemnation awards), less (A) reasonable fees and out-of-pocket expenses payable by the Parent or any of its Subsidiaries in connection therewith, (B) taxes paid or payable as a result thereof, (C) in the case of a Casualty Event or an Asset Disposition, the amount required to retire Indebtedness to the extent such Indebtedness is secured by Liens on the subject property or is otherwise subject to mandatory prepayment, (D) in the case of an Asset Disposition, the amount of any reserves reasonably established in accordance with GAAP in respect of warranty or indemnification obligations relating to the assets sold, and (E) in the case of an Asset Disposition, the amount of any liabilities directly relating to the assets sold that are not assumed by the purchaser thereof; it being understood that the term “Net Cash Proceeds” shall include, as and when received, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party in respect of any of the foregoing events.

“Non-U.S. Lender” shall have the meaning given to such term in Section 2.17(d).

“Notes” shall mean any or all of the Term Notes, the Revolving Notes and the Swingline Note.

“Notice of Borrowing” shall have the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” shall have the meaning given to such term in Section 2.11(b).

“Notice of Swingline Borrowing” shall have the meaning given to such term in Section 2.2(d).

“Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Parent, the Company, any other Borrower or any Subsidiary Guarantor to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, and all payment and other obligations owing or payable at any time by any Credit Party to any Hedge Party under or in connection with any Hedge Agreement (which Hedge Agreement is required or permitted by this Agreement), in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Old Aircast Inc.” shall mean ANKL, Inc. (formerly Aircast Incorporated), a New Jersey corporation.

“Old Aircast LLC” shall mean ANKL International Sales, L.L.C. (formerly Aircast International Sales, L.L.C.), a New Jersey limited liability company.

“Parent” shall have the meaning given to such term in the introductory paragraph hereof.

“Parent Pre-Closing Material Adverse Effect” shall mean, at any time prior to the consummation of the Aircast Acquisition on the Closing Date, a material adverse effect on the business, operations, properties, liabilities or results of operations of the Parent and its Subsidiaries, taken as a whole.

“Participant” shall have the meaning given to such term in Section 11.7(d).

“Participating Member State” shall mean each country so described in any EMU Legislation.

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Office” shall mean, with respect to the Administrative Agent, (i) for all purposes other than as specified in clause (ii) below, the office of the Administrative Agent designated as its “Payment Office for Dollar Loans” on Schedule 1.1, and (ii) in the case of Foreign Currency Revolving Loans, the office of the Correspondent; or in each case, such other office as the Administrative Agent may designate to the Lenders and the Borrowers for such purpose from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Acquisition” shall mean (A) any Acquisition consummated after the Closing Date to which the Required Lenders (or the Administrative Agent on their behalf) shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Required Lenders shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Sections 6.9 and 6.10, and in or pursuant to any such consent, have been satisfied or waived in writing by the Required Lenders (or the Administrative Agent on their behalf), or (B) any other Acquisition consummated after the Closing Date with respect to which all of the following conditions are satisfied:

(i)            each business acquired shall be within the permitted lines of business described in Section 8.8;

(ii)           any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Parent;

(iii)          in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition, such Person (or the surviving Person, if the Acquisition is effected through a merger or consolidation) shall be a Subsidiary of the Company;

(iv)          the Person to be acquired (or its board of directors or equivalent governing body) has not (y) announced it will oppose such Acquisition or (z) commenced any action which alleges that such Acquisition violates, or will violate, any Requirement of Law;

(v)           no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto;

(vi)          so long as the Acquisition Amount with respect thereto is greater than $15,000,000, the Person or business acquired shall have a positive EBITDA, determined on a pro forma basis for the period of twelve fiscal months most recently ended as if such Permitted Acquisition had been consummated on the first day of such period and calculated in the same manner as Consolidated EBITDA is calculated for the Company and its Subsidiaries (which determination by the Company, together with supporting financial statements of the acquired Person or business and a schedule of adjustments, shall be delivered to the Lenders);

(vii)         after giving effect to such Permitted Acquisition, the Company shall be in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if each acquired Person or business had been consolidated with the Company for those periods applicable to such covenants;

(viii)        the Acquisition Amount with respect thereto (y) shall not exceed $75,000,000, and (z) together with the aggregate of the Acquisition Amounts for all other Permitted Acquisitions consummated during the term of this Agreement, shall not exceed $200,000,000 (including for this purpose, without duplication, all Contingent Purchase Price Obligations incurred by the Company or its Subsidiaries in connection with previous Permitted Acquisitions which have been paid during such fiscal year and any Contingent Purchase Price Reserve Amounts then outstanding); provided that Capital Stock of the Parent shall not be included in the calculation of the Acquisition Amount for purposes of this clause (viii);

(ix)           the Acquisition Amount for any Permitted Acquisition involving assets situated outside of the United States of America or the Capital Stock of Persons

organized outside the United States of America, together with the aggregate of the Acquisition Amounts for all such other Permitted Acquisitions consummated during the term of this Agreement, shall not exceed $40,000,000; provided that Capital Stock of the Parent shall not be included in the calculation of the Acquisition Amount for purposes of this clause (ix); and

(x)            all of the conditions and requirements of Sections 6.9 and 6.10 applicable to such Acquisition are satisfied.

“Permitted Liens” shall have the meaning given to such term in Section 8.3.

“Person” shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” shall mean a pledge agreement made by the Parent, the Company and the Subsidiaries of the Company party thereto in favor of the Administrative Agent, in substantially the form of Exhibit F, as amended, modified, restated or supplemented from time to time.

“Pounds Sterling” or “£” shall mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Prohibited Transaction” shall mean any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

“Pro Forma Balance Sheet” shall have the meaning given to such term in Section 5.11(c).

“Projections” shall have the meaning given to such term in Section 5.11(d).

“Realty” shall mean all real property and interests in real property now or hereafter acquired or leased by any Credit Party.

“Reference Period” with respect to any date of determination, shall mean (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of the Parent immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters ending on such date.

“Refunded Swingline Loans” shall have the meaning given to such term in Section 2.2(e).

“Register” shall have the meaning given to such term in Section 11.7(b).

“Regulations D, T, U and X” shall mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reimbursement Obligation” shall have the meaning given to such term in Section 3.4.

“Relevant Type” shall have the meaning given to such term in Section 2.16(c).

“Reportable Event” shall mean, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” shall mean, at any time, the Lenders holding outstanding Loans (excluding Swingline Loans) and unutilized Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans) representing at least a majority of the aggregate, at such time, of all outstanding Loans (excluding Swingline Loans) and unutilized Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans). For purposes of this definition, the aggregate amount of outstanding Foreign Currency Revolving Loans and the aggregate Stated Amount of outstanding Letters of Credit denominated in Foreign Currencies shall be the Dollar Amount thereof determined as of the most recent Revaluation Date.

“Required Revolving Credit Lenders” shall mean, at any time, the Revolving Credit Lenders holding outstanding Revolving Loans and Unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Revolving Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans) representing at least a majority of the aggregate, at such time, of all outstanding Revolving Loans and Unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Revolving Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans). For purposes of this definition, the aggregate amount of outstanding Foreign Currency Revolving Loans and the aggregate Stated Amount of outstanding Letters of Credit denominated in Foreign Currencies shall be the Dollar Amount thereof determined as of the most recent Revaluation Date.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” shall mean, with respect to any Credit Party, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Credit Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Credit Party in respect of this Agreement or any other Credit Document.

“Restricted Payment” shall have the meaning given to such term in Section 8.6(a).

“Revaluation Date” shall mean each of the following: (i) each date on which a Foreign Currency Revolving Loan is initially made or a Letter of Credit denominated in a Foreign Currency is issued, (ii) each date on which a Foreign Currency Revolving Loan is continued for an additional Interest Period pursuant to Section 2.11, (iii) the last Business Day of each calendar month, (iv) the Revolving Credit Termination Date, and (v) such additional dates as the Administrative Agent shall specify.

“Revolving Credit Commitment” shall mean, with respect to any Lender at any time, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1 under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.7(b) as such Lender’s “Revolving Credit Commitment,” in either case, as such amount may be increased or reduced at or prior to such time pursuant to the terms hereof. The aggregate principal amount of the Revolving Credit Commitments as of the date hereof is $50,000,000.

“Revolving Credit Commitment Increase” shall have the meaning given to such term in Section 2.20(a).

“Revolving Credit Exposure” shall mean, with respect to any Revolving Credit Lender at any time, the sum of (i) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Letter of Credit Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.

“Revolving Credit Lender” shall mean any Lender having a Revolving Credit Commitment (or, after the Revolving Credit Commitments have terminated, any Lender holding outstanding Revolving Loans).

“Revolving Credit Maturity Date” shall mean the sixth anniversary of the Closing Date.

“Revolving Credit Termination Date” shall mean the Revolving Credit Maturity Date or such earlier date of termination of the Revolving Credit Commitments pursuant to Section 2.5 or Section 9.2.

“Revolving Loans” shall mean any or all of the Dollar Revolving Loans and the Foreign Currency Revolving Loans, as the context may require.

“Revolving Note” shall mean, with respect to any Revolving Credit Lender requesting the same, the promissory note of the Company or other applicable Borrower in favor of such Revolving Credit Lender evidencing the Revolving Loans made by such Lender pursuant to Section 2.1(b) or Section 2.1(c), in substantially the form of Exhibit A-2, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/-sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/-enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Secured Party” shall have the meaning given to such term in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Security Agreement” shall mean a security agreement made by the Parent, the Company and the Subsidiaries of the Company party thereto in favor of the Administrative Agent, in substantially the form of Exhibit E, as amended, modified, restated or supplemented from time to time.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement and all other pledge or security agreements, Mortgages, assignments or other similar agreements or instruments executed and delivered by any Credit Party pursuant to Section 6.10 or 6.11 or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified, restated or supplemented from time to time.

“Seller Subordinated Indebtedness” shall have the meaning given to such term in Section 8.2(viii).

“Series” shall have the meaning given to such term in Section 2.21(a).

“Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Stated Amount” shall mean, with respect to any Letter of Credit at any time, the aggregate Dollar Amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subordinated Indebtedness” shall mean, collectively, (i) any Seller Subordinated Indebtedness issued pursuant to Section 8.2(viii) and (ii) any other unsecured Indebtedness of the Parent and its Subsidiaries that is expressly subordinated in right of payment and performance to the Obligations and that is evidenced by a written instrument in form and substance (including subordination provisions) acceptable to and approved in writing by the Administrative Agent.

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Company.

“Subsidiary Guarantor” shall mean any Subsidiary of the Company that is a guarantor of the Obligations under the Guaranty Agreement (or under another guaranty agreement in form and substance satisfactory to the Administrative Agent) and has granted to the Administrative Agent a Lien upon and security interest in its personal property assets pursuant to the Security Agreement.

“Swingline Commitment” shall mean $5,000,000 or, if less, the aggregate Revolving Credit Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Exposure” shall mean, with respect to any Revolving Credit Lender at any time, its maximum aggregate liability to make Refunded Swingline Loans pursuant to Section 2.2(e) to refund, or to purchase participations pursuant to Section 2.2(f) in, Swingline Loans that are outstanding at such time.

“Swingline Lender” shall mean Wachovia in its capacity as maker of Swingline Loans, and its successors in such capacity.

“Swingline Loans” shall have the meaning given to such term in Section 2.1(d).

“Swingline Maturity Date” shall mean the fifth (5th) Business Day prior to the Revolving Credit Maturity Date.

“Swingline Note” shall mean, if requested by the Swingline Lender, the promissory note of the Company in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender pursuant to Section 2.1(d), in substantially the form of Exhibit A-3, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Syndication Agents” shall mean Bank of the West and Wells Fargo Bank, National Association, in their capacity as such under Section 10.12, and their respective successors and permitted assigns in such capacity.

“TARGET” shall mean the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system.

“TARGET Day” shall mean any day on which TARGET is open for the settlement of payments in Euro.

“Taxes” shall have the meaning given to such term in Section 2.17(a).

“Term Lender” shall mean any Tranche B Term Lender or Incremental Term Lender.

“Term Loans” shall mean any or all of the Tranche B Term Loans and the Incremental Term Loans, as the context may require.

“Term Note” shall mean, with respect to any Term Lender requesting the same, the promissory note of the Company in favor of such Term Lender evidencing the Tranche B Term Loan or Incremental Term Loan of a particular Series made by such Lender pursuant to this Agreement, in substantially the form of Exhibit A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Terminating Indebtedness” shall have the meaning given to such term in Section 4.1(h).

“Total Leverage Ratio” shall mean, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Consolidated EBITDA for such Reference Period.

“Total Voting Power” shall mean, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Tranche B Term Lender” shall mean any Lender having a Tranche B Term Loan Commitment (or, after the Tranche B Term Loan Commitments have terminated, any Lender holding outstanding Tranche B Term Loans).

“Tranche B Term Loan Commitment” shall mean, with respect to any Lender at any time, the commitment of such Lender to make Tranche B Term Loans in an aggregate principal amount up to the amount separately confirmed as such by the Administrative Agent to such Lender in writing or electronically or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.7(b) as such Lender’s “Tranche B Term Loan Commitment,” as such amount may be reduced at or prior to such time pursuant to the terms hereof. The aggregate principal amount of the Tranche B Term Loan Commitments as of the date hereof is $350,000,000.

“Tranche B Term Loan Maturity Date” shall mean the seventh anniversary of the Closing Date.

“Tranche B Term Loans” shall have the meaning given to such term in Section 2.1(a).

“Transaction Documents” means, collectively, this Agreement and the other Credit Documents, the Aircast Stock Purchase Agreement and all other agreements, instruments, certificates and documents executed and delivered in connection with the Transactions, in each case as amended, modified, restated or supplemented from time to time in accordance with the terms of this Agreement.

“Transactions” means, collectively, the transactions contemplated by the Transaction Documents, including (i) the initial extensions of credit hereunder on the Closing Date, (ii) the Aircast Acquisition, (iii) the repayment of the Terminating Indebtedness, and (iv) the payment of fees and expenses in connection with the foregoing.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type” shall have the meaning given to such term in Section 1.3.

“Unfunded Pension Liability” shall mean, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Internal Revenue Code for the applicable plan year.

“Unutilized Revolving Credit Commitment” shall mean, with respect to any Revolving Credit Lender at any time, such Lender’s Revolving Credit Commitment at such time less the sum of (i) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such

Lender’s Letter of Credit Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.

“Unutilized Swingline Commitment” shall mean, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“Wachovia” shall mean Wachovia Bank, National Association, and its successors and assigns.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding any directors’ qualifying shares and shares required to be held by foreign nationals, in the case of a Foreign Subsidiary) is owned, directly or indirectly, by such Person.

1.2           Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Lenders prior to the Closing Date; provided that if the Company notifies the Administrative Agent that it wishes to amend any financial covenant in Article VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article VII for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders. Except as expressly otherwise set forth herein, all calculations of the financial covenants contained in Article VII that include any period prior to the Closing Date shall be determined in each case on a pro forma basis after giving effect to the Aircast Acquisition as if the Aircast Acquisition (but not the initial borrowing of the Loans or the repayment of the Terminating Indebtedness) had occurred as of the first day of the relevant Reference Period.

1.3           Types of Borrowings. Borrowings and Loans hereunder are distinguished by “Class,” “Type” and Applicable Currency. The “Class” of a Loan or of a Commitment to make such a Loan or of a Borrowing comprising such Loans refers to whether such Loan is a Tranche B Term Loan, Incremental Term Loan of a particular Series, or Revolving Loan, each of which constitutes a Class. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan, Dollar LIBOR Loan, or Foreign Currency Revolving Loan. The term “Borrowing” refers to the portion of the aggregate principal amount of Loans of any Class outstanding hereunder that bears interest of a specific Type and for a common Interest Period and that consists of Loans denominated in a common currency. Borrowings and Loans may (but need not) be identified both by Class, Type and/or Applicable Currency (e.g., a “Base Rate Dollar Revolving Loan” is a loan that bears interest at the Base Rate, that is a Revolving Loan and that is denominated in Dollars).

1.4           Other Terms; Construction.

(a)           Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b)           All references herein to the Lenders or any of them shall be deemed to include the Issuing Lender and the Swingline Lender unless specifically provided otherwise or unless the context otherwise requires.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural form of such terms.

1.5           Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Foreign Currency Revolving Loans and other amounts outstanding under this Agreement denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants in Article VII or except as otherwise provided herein, the applicable amount of any currency for purposes of this Agreement and the other Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b)           Wherever in this Agreement, in connection with any Foreign Currency Revolving Loan (or Letter of Credit denominated in a Foreign Currency) or any conversion, continuation or prepayment thereof, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded as nearly as practicable to the nearest number of whole units of such Foreign Currency), as determined by the Administrative Agent.

(c)           Determinations by the Administrative Agent pursuant to this Section shall be conclusive absent manifest error.

1.6           Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a)           Each obligation of a Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Foreign Currency Revolving Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Foreign Currency Revolving Loan, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           References herein to minimum Dollar amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents. Wherever in this Agreement an amount, such as a minimum or maximum limitation on Indebtedness permitted to be incurred or Investments permitted to be made hereunder, is expressed in Dollars, it shall be deemed to refer to the Dollar Amount thereof.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1           Commitments.

(a)           Each Tranche B Term Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make a loan in Dollars (each, a “Tranche B Term Loan,” and collectively, the “Tranche B Term Loans”) to the Company on the Closing Date in a principal amount not to exceed its Tranche B Term Loan Commitment. No Tranche B Term Loans shall be made at any time after the Closing Date. To the extent repaid, Tranche B Term Loans may not be reborrowed.

(b)           Each Revolving Credit Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans in Dollars (each, a “Dollar Revolving Loan,” and collectively, the “Dollar Revolving Loans”) to the Company, from time to time on any Business Day during the period from and including the Closing Date to but not including the Revolving Credit Termination Date, provided that no Borrowing of Dollar Revolving Loans shall be made if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds of Dollar Revolving Loans made pursuant to such Borrowing), (y) the Revolving Credit Exposure of any Revolving Credit Lender would exceed its Revolving Credit Commitment at such time or (z) the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Company may borrow, repay and reborrow Dollar Revolving Loans.

(c)           Each Revolving Credit Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans in any Foreign Currency (each, a “Foreign Currency Revolving Loan,” and collectively, the “Foreign Currency Revolving Loans”) to any Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Revolving Credit Termination Date, provided that no Borrowing of Foreign Currency Revolving Loans shall be made if, immediately after giving effect thereto, (x) the aggregate principal outstanding Dollar Amount (determined as of the most recent Revaluation Date) of Foreign Currency Revolving Loans outstanding at such time would exceed the Foreign Currency Subcommitment at such time, (y) the Revolving Credit Exposure of any Revolving Credit Lender would exceed its Revolving Credit Commitment at such time or (z) the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Foreign Currency Revolving Loans.

(d)           The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Swingline Loan,” and collectively, the “Swingline Loans”) to the Company, from time to time on any Business Day during the period from the Closing Date to but not including the Swingline Maturity Date (or, if earlier, the Revolving Credit Termination Date), in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment. Swingline Loans may be made even if the aggregate principal amount of Swingline Loans outstanding at any time, when added to the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the Revolving Loans made by the Swingline Lender in its capacity as a Revolving Credit Lender outstanding at such time and its Letter of Credit Exposure at such time, would exceed the Swingline Lender’s own Revolving Credit Commitment at such time, but provided that no Borrowing of Swingline Loans shall be made if, immediately after giving effect thereto, (y) the Revolving Credit Exposure of any Revolving Credit Lender would exceed its Revolving Credit Commitment at such time or (z) the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Company may borrow, repay (including by means of a Borrowing of Dollar Revolving Loans pursuant to Section 2.2(e)) and reborrow Swingline Loans.

(e)           Each Incremental Term Lender with respect to a particular Series of Incremental Term Loans severally agrees, subject to and on the terms and conditions of this Agreement and the applicable Incremental Term Loan Amendment, to make an Incremental Term Loan of such Series to the Company on the applicable Incremental Term Loan Effective Date in a principal amount not to exceed its Incremental Term Loan Commitment with respect to such Series. To the extent repaid, Incremental Term Loans may not be reborrowed.

2.2           Borrowings.

(a)           The Tranche B Term Loans, Revolving Loans and each Series of Incremental Term Loans shall, at the option of the applicable Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans, provided that (i) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type and Applicable Currency, (ii) Foreign Currency Revolving Loans shall be made and maintained as LIBOR Loans at all times, and (iii) no LIBOR Loans may be borrowed at any time prior to the third (3rd) Business Day after the Closing Date (or, with respect to any Incremental Term Loans, the third (3rd) Business Day after the applicable Incremental Term Loan Effective Date). The Swingline Loans shall be made and maintained as Base Rate Loans at all times.

(b)           In order to make a Borrowing (other than (w) Borrowings of Swingline Loans, which shall be made pursuant to Section 2.2(d), (x) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.2(e), (y) Borrowings for the purpose of paying unpaid Reimbursement Obligations, which shall be made pursuant to Section 3.5, and (z) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), the applicable Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, the Applicable Number of Business Days prior to each Borrowing to be comprised of LIBOR Loans and one (1) Business Day prior to each Borrowing to be comprised of Base Rate Loans; provided, however, that requests for the Borrowing of the Tranche B Term Loans and any Revolving Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given with less advance notice than as specified hereinabove. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the applicable Borrower, (2) the aggregate principal amount, Class and initial Type of the Loans to be made pursuant to such Borrowing, (3) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, (4) in the case of a Borrowing of Revolving Loans, the Applicable Currency, and (5) the requested Borrowing Date, which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each applicable Lender of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

(i)            the aggregate principal amount of the Borrowing of Tranche B Term Loans shall be in the amount of the aggregate Tranche B Term Loan Commitments, and the aggregate principal amount of any Borrowing of any Series of Incremental Term Loans shall be in the amount of the aggregate Incremental Term Loan Commitments applicable to such Series of Incremental Term Loans;

(ii)           the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof (or, in the case of a Borrowing of Revolving Loans, if less, in the amount of the aggregate Revolving Credit Commitments less the Aggregate Revolving Credit Exposure), and the aggregate principal amount of each Borrowing comprised of LIBOR Loans shall not be less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof;

(iii)          if the applicable Borrower shall have failed to designate the Type of Loans comprising a Borrowing, such Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans (unless such notice indicates that the Borrowing is to be comprised of Foreign Currency Revolving Loans, in which case such Borrower shall be deemed to have requested a Borrowing comprised of LIBOR Loans);

(iv)          if the applicable Borrower shall have failed to designate the Applicable Currency with respect to a Borrowing of Revolving Loans, such Borrower shall be deemed to have requested (A) in the case of the Company, a Borrowing of Dollar Revolving Loans, and (B) in the case of any Foreign Borrower, a Borrowing of Foreign Currency Revolving Loans denominated in Euro; and

(v)           if the applicable Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c)           In the case of each Borrowing of Dollar Loans, not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date (which shall be the Closing Date, in the case of the Tranche B Term Loans), each applicable Lender will make available to the Administrative Agent at the applicable Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the Dollar Loan or Loans to be made by such Lender. To the extent such Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Company in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent. In the case of each Borrowing of Foreign Currency Revolving Loans, not later than 1:00 p.m., Local Time, on the requested Borrowing Date, each Revolving Credit Lender will make available to the Administrative Agent at the applicable Payment Office an amount, in the Applicable Currency and in immediately available funds, equal to the amount of the Foreign Currency Revolving Loan or Loans to be made by such Lender. To the extent such Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the applicable Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(d)           In order to make a Borrowing of a Swingline Loan (other than borrowings pursuant to any loan sweep product or other cash management arrangement in effect between the Company and the Swingline Lender, which shall be effected as provided thereunder), the Company will give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) written notice not later than 11:00 a.m., Charlotte time, on the date of such Borrowing. Each such notice (each, a “Notice of Swingline Borrowing”) shall be given in the form of Exhibit B-2, shall be irrevocable and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $200,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, the Administrative Agent will make such amount available to the Company in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

(e)           With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Company to, cause a Borrowing of Dollar Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is not also the Swingline Lender) and each other Revolving Credit Lender (on behalf of, and with a copy to, the Company), not later than 11:00 a.m., Charlotte time, one (1) Business Day prior to the proposed Borrowing Date therefor, a notice (which shall be deemed to be a Notice of Borrowing given by the Company) requesting the Revolving Credit Lenders to make Dollar Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 1:00 p.m., Charlotte time, on the requested Borrowing Date, each Revolving Credit Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the Dollar Revolving Loan to be made by such Lender. To the extent the Revolving Credit Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Revolving Credit Lender) shall be deemed to be repaid with the proceeds of the Dollar Revolving Loans made as provided above (including a Dollar Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Dollar Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Company from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Revolving Credit Lenders in the manner contemplated by Section 2.15(b).

(f)            If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Company, Dollar Revolving Loans are not made pursuant to Section 2.2(e) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Company as provided for hereinabove, the Swingline Lender shall be deemed to have sold without recourse, representation or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Swingline Lender), and each Revolving Credit Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time) of the unpaid amount thereof together with accrued interest thereon. Upon one (1) Business Day’s prior notice from the Swingline Lender, each Revolving Credit Lender (other than the Swingline Lender) will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Revolving Credit Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the

Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Revolving Credit Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this Section 2.2(f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first three (3) Business Days and thereafter at the Adjusted Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Company in respect of a Swingline Loan, the Swingline Lender will pay to each Revolving Credit Lender that has acquired a participation therein such Lender’s ratable share of such payment.

(g)           Notwithstanding any provision of this Agreement to the contrary, the obligation of each Revolving Credit Lender (other than the Swingline Lender) to make Dollar Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to Section 2.2(e) and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 2.2(f) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Administrative Agent, the Company, any other Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) the failure of the amount of such Borrowing of Dollar Revolving Loans to meet the minimum Borrowing amount specified in Section 2.2(b), or (iv) the failure of any conditions set forth in Section 4.2 or elsewhere herein to be satisfied.

2.3           Disbursements; Funding Reliance; Domicile of Loans.

(a)           Each Borrower hereby authorizes the Administrative Agent and each Correspondent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any Authorized Officer of any Borrower, provided that neither the Administrative Agent nor any Correspondent shall be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. Any Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b)           Unless the Administrative Agent has received, prior to 1:00 p.m., Local Time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s ratable portion, if any, of the relevant Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of Section 2.2, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the applicable Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the applicable Borrower, such Lender, on the one hand, and the applicable Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of such Lender, at the Federal Funds Rate, and (ii) in the case of the applicable Borrower, at the rate of interest applicable at such time to the Type and Class of Loans comprising such Borrowing, as determined under the provisions of Section 2.8. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

(c)           Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4           Evidence of Debt; Notes.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b)           The Administrative Agent shall maintain the Register pursuant to Section 11.7(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class, Type and Applicable Currency of each such Loan, the applicable Borrower and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the applicable Borrower in respect of each such Loan and each Lender’s share thereof.

(c)           The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d)           The Loans of each Class made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i) in the case of Term Loans, by a Term Note appropriately completed in substantially the form of Exhibit A-1, (ii) in the case of Revolving Loans, by a Revolving Note appropriately completed in substantially the form of Exhibit A-2, and (iii) in the case of the Swingline Loans, by a Swingline Note appropriately completed in substantially the form of Exhibit A-3, in each case executed by the applicable Borrower and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.5           Termination and Reduction of Commitments and Swingline Commitment.

(a)           The Tranche B Term Loan Commitments shall be automatically and permanently terminated concurrently with the making of the Tranche B Term Loans on the Closing Date (or on November 15, 2006, if the Closing Date shall not have occurred on or prior to such date). The Revolving Credit Commitments shall be automatically and permanently terminated on the Revolving Credit Termination Date (or on November 15, 2006, if the Closing Date shall not have occurred on or prior to such date), unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2. The Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date (or on November 15, 2006, if the Closing Date shall not have occurred on or prior to such date), unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2. The Incremental Term Loan Commitments relating to any Series of Incremental Term Loans shall be automatically and permanently terminated on the Incremental Term Loan Effective Date relating to such Series of Incremental Term Loans, unless the Incremental Term Loans of such Series have been made in full on or prior to such date.

(b)           At any time and from time to time after the date hereof, upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (and in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Company may terminate in whole or reduce in part the aggregate Unutilized Revolving Credit Commitments or the Unutilized Swingline Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 ($200,000 in the case of the Unutilized Swingline Commitment) or, if greater, an integral multiple of $500,000 in excess thereof ($100,000 in the case of the Unutilized Swingline Commitment), and provided further that a notice of termination of the Revolving Credit Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, a public offering of Capital Stock of the Parent or a sale of all or substantially all the assets or Capital Stock of the Company or the Parent (whether by merger or otherwise), in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.

(c)           Each reduction of the Revolving Credit Commitments pursuant to this Section 2.5 shall be applied ratably among the Revolving Credit Lenders according to their respective Revolving Credit Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Revolving Credit Commitments pursuant to this Section 2.5 that has the effect of reducing the aggregate Revolving Credit Commitments to an amount less than the amount of the Swingline Commitment, the Letter of Credit Subcommitment or the Foreign Currency Subcommitment at such time shall result in an automatic corresponding reduction of the Swingline Commitment, the Letter of Credit Subcommitment or the Foreign Currency

Subcommitment, as the case may be, to the amount of the aggregate Revolving Credit Commitments (as so reduced), without any further action on the part of the Company or the Swingline Lender.

2.6           Mandatory Payments and Prepayments.

(a)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Company will repay the aggregate outstanding principal of the Tranche B Term Loans on the dates and in the amounts set forth below:

Date	Payment Amount

June 30, 2006	$875,000
September 30, 2006	$875,000
December 31, 2006	$875,000
March 31, 2007	$875,000
June 30, 2007	$875,000
September 30, 2007	$875,000
December 31, 2007	$875,000
March 31, 2008	$875,000
June 30, 2008	$875,000
September 30, 2008	$875,000
December 31, 2008	$875,000
March 31, 2009	$875,000
June 30, 2009	$875,000
September 30, 2009	$875,000
December 31, 2009	$875,000
March 31, 2010	$875,000
June 30, 2010	$875,000
September 30, 2010	$875,000
December 31, 2010	$875,000
March 31, 2011	$875,000
June 30, 2011	$875,000
September 30, 2011	$875,000
December 31, 2011	$875,000
March 31, 2012	$875,000
June 30, 2012	$875,000
September 30, 2012	$875,000
December 31, 2012	$875,000
Tranche B Term Loan Maturity Date	$326,375,000

(b)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Tranche B Term Loans shall be due and payable in full by the Company on the Tranche B Term Loan Maturity Date, (ii) the aggregate outstanding principal of the Dollar Revolving Loans shall be due and payable in full by the Company on the Revolving Credit Maturity Date, (iii) the aggregate outstanding principal of the Foreign Currency Revolving Loans shall be due and payable in full by the applicable Borrowers thereof on the Revolving Credit Maturity Date, and (iv) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full by the Company on the Swingline Maturity Date. The Company will repay the aggregate outstanding principal of each Series of Incremental Term Loans on the dates and in the amounts set forth in the applicable Incremental Term Loan Amendment.

(c)           In the event that, at any time, the Aggregate Revolving Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Dollar Revolving Loans made on the date of determination) shall exceed the aggregate Revolving Credit Commitments at such time (after giving effect to any concurrent termination or reduction thereof), (i) the Company will immediately prepay the outstanding principal amount of the Swingline Loans and (ii) to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the Borrowers will (subject to Section 11.18) immediately prepay the outstanding principal amount of the Revolving Loans in the Dollar Amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Swingline Loans and Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for Letter of Credit Exposure, as more particularly described in Section 3.8, and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Exposure by an equivalent amount. In the event that, at any time, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Foreign Currency Revolving Loans outstanding at such time shall exceed 105% of the Foreign Currency Subcommitment at such time (after giving effect to any concurrent termination or reduction thereof), the Borrowers will (subject to Section 11.18) prepay the outstanding principal amount of the Foreign Currency Revolving Loans in the Dollar Amount of such excess on the last day of the first Interest Period ending thereafter or, if sooner, within thirty (30) days (or immediately, if an Event of Default shall then have occurred and be continuing).

(d)           Promptly upon (and in any event not later than one (1) Business Day after) receipt thereof by any Credit Party, the Borrowers will (subject to Section 11.18) prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from any Debt Issuance and 50% of the Net Cash Proceeds from any Equity Issuance, and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Financial Officer of the Company in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that in the event the Total Leverage Ratio (as set forth in the Compliance Certificate then most recently delivered to the Administrative Agent and the Lenders) is equal to or less than 2.5 to 1.0, no prepayment shall be required under this Section 2.6(d) in respect of any Equity Issuance.

(e)           Not later than 180 days after receipt by any Credit Party of any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event (or, if earlier, upon its determination not to repair or replace any property subject to such Casualty Event or to acquire assets used or useable in the business of the Company and its Subsidiaries), the Borrowers will (subject to Section 11.18) prepay the outstanding principal amount of the

Loans in an amount equal to 100% of the Net Cash Proceeds from such Casualty Event (less any amounts theretofore applied (or contractually committed to be applied) to the repair or replacement of property subject to such Casualty Event or to acquire assets used or useable in the business of the Company and its Subsidiaries) and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Financial Officer of the Company in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that, notwithstanding the foregoing, (i) except as otherwise provided in this Agreement (including in clause (ii) below) or in any other Credit Document, the Administrative Agent shall turn over to the Company any such proceeds received during such 180-day period (unless the Company has, prior to the Administrative Agent’s receipt of such proceeds, notified the Administrative Agent of its determination not to repair or replace the property subject to the applicable Casualty Event or to acquire assets used or useable in the business of the Company and its Subsidiaries), but nothing in this Section 2.6(e) shall be deemed to limit or otherwise affect any right of the Administrative Agent herein or in any of the other Credit Documents to receive and hold such proceeds as loss payee and to disburse the same to the Company upon the terms hereof or thereof, or any obligation of the Company or any of its Subsidiaries herein or in any of the other Credit Documents to remit any such proceeds to the Administrative Agent upon its receipt thereof, and (ii) any and all such proceeds received or held by the Administrative Agent or any Credit Party during the continuance of an Event of Default (regardless of any proposed or actual use thereof for repair, replacement or reinvestment) shall be applied to prepay the outstanding principal amount of the Loans.

(f)            Not later than 180 days after receipt by any Credit Party of proceeds in respect of any Asset Disposition other than an Excluded Asset Disposition (or, if earlier, upon its determination not to apply such proceeds to the acquisition of assets used or useable in the business of the Company and its Subsidiaries), the Borrowers will (subject to Section 11.18) prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from such Asset Disposition (less any amounts theretofore applied (or contractually committed to be applied) to acquire assets used or useable in the business of the Company and its Subsidiaries) and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Financial Officer of the Company in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that any such Net Cash Proceeds not applied (or contractually committed to be applied) within 180 days to the acquisition of other assets as provided herein shall be applied by the Borrowers as a prepayment of the outstanding principal amount of the Loans no later than the first (1st) Business Day immediately following such 180-day period; and provided further that the requirements of this Section 2.6(f) shall not apply to the first $10,000,000 of Net Cash Proceeds from Asset Dispositions (other than Excluded Asset Dispositions) from and after the Closing Date. Notwithstanding the foregoing, nothing in this Section 2.6(f) shall be deemed to permit any Asset Disposition not expressly permitted under Section 8.4.

(g)           Concurrently with the delivery of its annual financial statements after the end of each fiscal year, beginning with delivery of the annual financial statements for fiscal year 2006, and in any event not later than ninety (90) days after the last day of each such fiscal year, the Borrowers will (subject to Section 11.18) prepay the outstanding principal amount of the Loans in an amount equal to 50% of Excess Cash Flow, if any, for such fiscal year (provided that, with respect to fiscal year 2006, Excess Cash Flow shall be calculated only for the portion of such fiscal year beginning on the first day of the first fiscal month commencing after the Closing Date, as set forth in the definition of “Excess Cash Flow”) and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Financial Officer of the Company in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Excess Cash Flow; provided, however, that in the event the Total Leverage Ratio is equal to or less than 2.5 to 1.0 as of the last day of any such fiscal year, no prepayment shall be required under this Section 2.6(g) in respect of Excess Cash Flow, if any, for such fiscal year.

(h)           Each prepayment of the Loans made pursuant to Sections 2.6(d) through Section 2.6(g) shall be applied (i) first, by the Company to reduce the outstanding principal amount of the Tranche B Term Loans and the Incremental Term Loans (if any) on a pro rata basis, with such reduction to be applied in direct order of maturity to the principal payments scheduled to come due within the next twelve months and thereafter to the remaining scheduled principal payments on a pro rata basis, (ii) second, to the extent of any excess remaining after application as provided in clause (i) above, by the Company to reduce the outstanding principal amount of the Swingline Loans (with a corresponding permanent reduction of the Revolving Credit Commitments), (iii) third, to the extent of any excess remaining after application as provided in clauses (i) and (ii) above, by the Borrowers to reduce the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction of the Revolving Credit Commitments), and (iv) fourth, to the extent of any excess remaining after application as provided in clauses (i), (ii) and (iii) above, by the Company to pay any outstanding Reimbursement Obligations and, to the extent of any excess remaining, to cash collateralize Letter of Credit Exposure. Within each Class of Loans, such prepayments shall be applied first to prepay all Base Rate Loans, and then to prepay LIBOR Loans in direct order of Interest Period maturities. Each payment or prepayment pursuant to the provisions of this Section 2.6 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each. Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.18 to be paid as a consequence thereof.

(i)            If any Borrower is required to make a mandatory prepayment of LIBOR Loans under this Section 2.6, such Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such LIBOR Loans and shall be applied to the prepayment of the applicable LIBOR Loans at the end of the current Interest Periods applicable thereto. At the request of such Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such LIBOR Loans; any interest earned on such Cash Equivalents will be for the account of such Borrower and such Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(j)            In the event the Administrative Agent receives a notice of prepayment with respect to Sections 2.6(d) through 2.6(g), the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

2.7           Voluntary Prepayments.

(a)           At any time and from time to time, each Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, the Applicable Number of Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans, which may be prepaid on a same-day basis), provided that (i) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof ($200,000 and $100,000, respectively, in the case of Swingline Loans), (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, Class and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind such Borrower to make such prepayment on the terms specified therein, provided that a notice of prepayment in full of the Revolving Loans delivered by any Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, a public offering of Capital Stock of the Parent or a sale of all or substantially all the assets or Capital Stock of the Company or the Parent (whether by merger or otherwise), in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided that such Borrower shall be obligated to pay all amounts required under Section 2.18 to be paid as a consequence of the failure to make such prepayment). Revolving Loans and Swingline Loans (but not Term Loans) prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b)           Each prepayment of the Tranche B Term Loans or Incremental Term Loans (if any) made pursuant to Section 2.7(a) shall be applied to reduce the outstanding principal amount of the Tranche B Term Loans and the Incremental Term Loans (if any) on a pro rata basis, with such reduction to be applied in direct order of maturity to the principal payments scheduled to come due within the next twelve months and thereafter to the remaining scheduled principal payments on a pro rata basis. Each prepayment of the Loans made pursuant to Section 2.7(a)

shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

2.8           Interest.

(a)           The Borrowers will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan. The Company will pay interest in respect of the unpaid principal amount of each Incremental Term Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, at the rate or rates specified in the applicable Incremental Term Loan Amendments.

(b)           Upon the occurrence and during the continuance of any Event of Default involving failure by any Borrower to pay any principal of or interest on any Loan or Reimbursement Obligation or any fees under Sections 2.9(b) or 2.9(c) (whether at maturity, pursuant to acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (i) in the case of principal of any Loan, the interest rate applicable from time to time thereafter to such Loan (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2%, and (ii) in the case of any Reimbursement Obligation or any interest or fee referred to above for which no rate is provided hereunder, at the Adjusted Base Rate applicable to Revolving Loans from time to time plus 2%. Additionally, at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans, together with all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to (i) in the case of principal of any Loan, the interest rate applicable from time to time thereafter to such Loan (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2%, or (ii) in the case of any Reimbursement Obligation or any interest, fee or other amounts for which no rate is provided hereunder, at the Adjusted Base Rate applicable to Revolving Loans from time to time plus 2%. All such default interest accrued hereunder shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c)           Accrued (and theretofore unpaid) interest shall be payable as follows:

(i)            in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii)           in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of Section 2.10(iv)) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months or longer, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii)          in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d)           Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e)           The Administrative Agent shall promptly notify the Company and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Company or the Lenders with any such notice shall neither affect any obligations of any Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to any Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

2.9           Fees. The Company agrees to pay:

(a)           To the Arranger and Wachovia, for their own respective accounts and/or the account of the Lenders, as applicable, on the Closing Date, the fees required under the Fee Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof;

(b)           To the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Revolving Credit Termination Date, at a per annum rate equal to the

Applicable Percentage in effect for such fee from time to time during such quarter on such Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments) of the average daily aggregate Unutilized Revolving Credit Commitments (excluding clause (iii) of the definition thereof for purposes of this Section 2.9(b) only), payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Revolving Credit Termination Date;

(c)           To the Administrative Agent, for the account of each Revolving Credit Lender, a letter of credit fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Percentage in effect from time to time during such quarter for Revolving Loans that are maintained as LIBOR Loans, on such Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments) of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;

(d)           To the Issuing Lender, for its own account, a facing fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate of 0.125% on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Credit Termination Date and the date of termination of the last outstanding Letter of Credit;

(e)           To the Issuing Lender, for its own account, such commissions, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Issuing Lender for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Issuing Lender, but without duplication of amounts payable under Section 2.9(d); and

(f)            To the Administrative Agent, for its own account, the annual administrative fee described in the Fee Letter, on the terms, in the amount and at the times set forth therein.

2.10         Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing (whether in respect of Term Loans or Revolving Loans) comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the applicable Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of such Borrower, be a one, two, three, six or (if acceptable to all the applicable Lenders) nine or twelve-month period; provided, however, that:

(i)            all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)          LIBOR Loans may not be outstanding under more than eight (8) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv)          if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v)           no Interest Period may be selected with respect to Term Loans of any particular Class that would end after a scheduled date for repayment of principal of such Term Loans occurring on or after the first day of such Interest Period unless, immediately after giving effect to such selection, the aggregate principal amount of such Term Loans that are Base Rate Loans or that have Interest Periods expiring on or before such principal repayment date equals or exceeds the principal amount required to be paid on such principal repayment date;

(vi)          the applicable Borrower may not select any Interest Period that expires (x) after the Tranche B Term Loan Maturity Date, with respect to Tranche B Term Loans that are to be maintained as LIBOR Loans, (y) after the applicable Incremental Term Loan Maturity Date for any Series of Incremental Term Loans, with respect to Incremental Term Loans of such Series that are to be maintained as LIBOR Loans, or (z) after the Revolving Credit Maturity Date, with respect to Revolving Loans that are to be maintained as LIBOR Loans;

(vii)         if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(viii)        the applicable Borrower may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

2.11         Conversions and Continuations.

(a)           The Borrowers shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans of any Class into LIBOR Loans of the same Class, or to convert any Dollar LIBOR Loans of any Class the Interest Periods for which end on the same day into Base Rate Loans of the same Class, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans of any Class the Interest Periods for which end on the same day for an additional Interest Period, provided that (v) any such continuation of LIBOR Loans that are Foreign Currency Revolving Loans for an additional Interest Period shall be in the same Foreign Currency, (w) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $500,000 or, if greater, an integral multiple of $100,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, (x) if any LIBOR Loans are converted into Base Rate Loans other than on the last day of the Interest Period applicable thereto, the applicable Borrower will pay, upon such conversion, all amounts required under Section 2.18 to be paid as a consequence thereof, (y) no such conversion or continuation shall be permitted with regard to any Base Rate Loans that are Swingline Loans, and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b)           The applicable Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, the Applicable Number of Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-3 and shall specify (w) the date of such conversion or continuation (which shall be a Business Day), (x) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, (y) in the case of a continuation of Foreign Currency Revolving Loans, the applicable Foreign Currency, and (z) the aggregate amount, Class and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each applicable Lender of the proposed conversion or continuation. In the event that the applicable Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the applicable Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c)           At the election of the Required Revolving Credit Lenders, upon the occurrence and during the continuance of any Event of Default, all Foreign Currency Loans then outstanding shall be redenominated into Dollars (based on the Dollar Amount of such Foreign Currency Loans on the date of redenomination) on the last day of the then current Interest Periods therefor, provided that in each case the Borrowers shall be liable for any currency exchange loss related to such payments and shall promptly pay to each Lender, upon receipt of notice thereof from such Lender to the Company, the amount of any such loss incurred by such Lender.

2.12         Method of Payments; Computations.

(a)           All payments by the Borrowers hereunder shall be made without setoff, counterclaim or other defense and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Issuing Lender or the Lenders), (i) in the case of payments of principal and interest with respect to any Dollar Loan and all payments of fees, expenses and any other amounts due hereunder or under any other Credit Document (except as set forth in clause (ii) below with respect to amounts denominated in a Foreign Currency), in Dollars to the Administrative Agent at the applicable Payment Office, prior to 12:00 noon, Charlotte time, on the date payment is due, and (ii) in the case of payments of principal and interest with respect to any Foreign Currency Revolving Loan and any other amounts denominated in a Foreign Currency, in the Foreign Currency in which such Foreign Currency Revolving Loan was made or in which such other amount is denominated, to the Administrative Agent at the applicable Payment Office, prior to 12:00 noon, Local Time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time (or Local Time, as the case may be), shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of Section 2.10(iv) are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)           The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows:  (i) if the payment is received by 12:00 noon, Charlotte time (in the case of payments denominated in Dollars) or Local Time (in the case of payments denominated in a Foreign Currency), in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time (in the case of payments denominated in Dollars) or Local Time (in the case of payments denominated in a Foreign Currency), or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent will distribute to the Issuing Lender like amounts relating to payments made to the Administrative Agent for the account of the Issuing Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c)           Unless the Administrative Agent shall have received written notice from the applicable Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, and without limiting the obligation of such Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent, at the Federal Funds Rate.

(d)           All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, (ii) in the case of interest on Foreign Currency Revolving Loans denominated in Pounds Sterling, 365 days, or (iii) in all other instances, 360 days; and in each case under (i), (ii) and (iii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e)           Each payment on account of an amount due from a Borrower under this Agreement or any other Credit Document shall be made in the Applicable Currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limitation of the foregoing, accrued interest on any Foreign Currency Revolving Loans shall be payable in the same Foreign Currency as such Loan.

2.13         Recovery of Payments.

(a)           Each Borrower agrees that to the extent such Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, any Lender or the Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b)           If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to any Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from any Borrower or its representative or successor in interest, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.14         Use of Proceeds. The proceeds of the Loans shall be used (i) to finance the purchase price for the Aircast Acquisition (including, for this purpose, up to $2,500,000 in payments related to the Company’s share of any “Earnout Obligations” and “Earnout-Related Costs” (each as defined in the Aircast Stock Purchase Agreement) and up to $12,000,000 (plus additional amounts as may be approved by the Administrative Agent) in integration costs relating to the Aircast Acquisition at and after the Closing Date), (ii) to repay the indebtedness under the Existing Credit Agreement in full (other than Existing Letters of Credit, which shall be deemed Letters of Credit hereunder), (iii) to pay or reimburse fees and expenses in connection with the Transactions, and (iv) to provide for working capital and general corporate purposes and in accordance with the terms and provisions of this Agreement (including, without limitation, to finance Permitted Acquisitions in accordance with the terms and provisions of this Agreement).

2.15         Pro Rata Treatment.

(a)           Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans of any Class shall be made by the Lenders pro rata on the basis of their respective Commitments to provide Loans of such Class (in the case of the funding of Loans of such Class pursuant to Section 2.2) or on the basis of their respective outstanding Loans of such Class (in the case of continuations and conversions of Loans of such Class pursuant to Section 2.11, and additionally in all cases in the event the Commitments have expired or have been terminated), as the case may be from time to time. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b)           Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker’s lien, counterclaim or cross action, or otherwise, other than pursuant to Section 2.16(a), 2.16(b), 2.16(d), 2.17, 2.18, 2.20(e) or 11.7) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender (whether as a result of any demand, settlement, litigation or otherwise), such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this Section 2.15(b) may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker’s lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of such

Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.15(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.15(b) to share in the benefits of any recovery on such secured claim.

2.16         Increased Costs; Change in Circumstances; Illegality; etc.

(a)           If the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by any Lender (including the Issuing Lender in its capacity as such) with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, shall (i) subject such Lender to any tax or other charge, or change the basis of taxation of payments to such Lender, in respect of any of its LIBOR Loans or any other amounts payable hereunder or its obligation to make, fund or maintain any LIBOR Loans (other than any change in the rate or basis of tax on or determined by reference to the overall net income or profits of such Lender or its applicable Lending Office or franchise taxes imposed in lieu thereof), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (but excluding any reserves to the extent actually included within the Reserve Requirement in the calculation of the LIBOR Rate) against assets of, deposits with or for the account of, or credit extended by, such Lender or its applicable Lending Office, or (iii) impose on such Lender or its applicable Lending Office any other condition, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loans or issuing, maintaining or participating in Letters of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (including in respect of Letters of Credit), the Borrowers will, promptly upon demand therefor by such Lender, pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return.

(b)           If any Lender (including the Issuing Lender in its capacity as such) shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by such Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the date hereof, has or would have the effect, as a consequence of such Lender’s Commitment, Loans or issuance of or participations in Letters of Credit hereunder, of reducing the rate of return on the capital of such Lender or any Person Controlling such Lender to a level below that which such Lender or Controlling Person could have achieved but for such introduction, change or compliance (taking into account such Lender’s or Controlling Person’s policies with respect to capital adequacy), the Borrowers will, promptly upon demand therefor by such Lender, pay to such Lender such additional amounts as will compensate such Lender or Controlling Person for such reduction in return.

(c)           If, on or prior to the first day of any Interest Period, (x) the Administrative Agent or the Required Lenders shall have determined that by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in any Foreign Currency in the applicable amounts are not being quoted or offered to the Administrative Agent or the Lenders for such Interest Period, or that a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Foreign Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining the relevant Type of LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Company and the Lenders. Upon such notice, (i) all then outstanding LIBOR Loans of each affected currency and/or Interest Period type specified in such notice (each, a “Relevant Type”) shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans (provided that any affected outstanding Foreign Currency Revolving Loan shall be repaid in full on the last day of the Interest Period therefor), (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans of each Relevant Type shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to each Relevant Type of LIBOR Loans shall be deemed to be a request for Base Rate Loans (provided that any such notice with respect to any Foreign Currency Revolving Loans constituting a Relevant Type shall be disregarded), in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Company and the Lenders.

(d)           Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans of any Type, such Lender will forthwith so notify the Administrative Agent and the Company. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans of each Relevant Type shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan (provided that any outstanding Foreign Currency Revolving Loan shall be repaid in full on the last day of the Interest Period therefor or, if required as provided above, upon such notice), (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans of each Relevant Type shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of

Conversion/Continuation given at any time thereafter with respect to LIBOR Loans of each Relevant Type shall, as to such Lender, be deemed to be a request for a Base Rate Loan (provided that any such notice with respect to any Foreign Currency Revolving Loans constituting a Relevant Type shall be disregarded), in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Company.

(e)           A certificate (which shall be in reasonable detail) showing the bases for, and method of allocation or apportionment of, the determinations set forth in this Section 2.16 by any Lender as to any additional amounts payable pursuant to this Section 2.16 shall be submitted by such Lender to the Company either directly or through the Administrative Agent. The determinations set forth in any such certificate for purposes of this Section 2.16 of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. Nothing in this Section 2.16 shall require or be construed to require the Borrowers to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

2.17         Taxes.

(a)           Any and all payments by the Borrowers hereunder or under any other Credit Document shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding branch profits taxes imposed on, and taxes imposed on or determined by reference to the overall net income of (or franchise taxes imposed on), the Administrative Agent or any Lender, in either case by reason of any present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision thereof, other than such a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower will make such deductions, (iii) such Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower will deliver to the Administrative Agent or such Lender, as the case may be, evidence of such payment.

(b)           The Borrowers will indemnify the Administrative Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by the Administrative Agent or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent or such Lender, as the case may be, makes written demand therefor. Such written demand shall set forth in reasonable detail the amount of Taxes payable and the calculation thereof and shall be conclusive and binding absent manifest error, provided such determination is made in good faith.

(c)           Each of the Administrative Agent and the Lenders agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrowers or (ii) previously deducted by any Borrower (including, without limitation, any Taxes deducted from any additional sums payable under Section 2.17(a)(i)), the Administrative Agent or such Lender, as the case may be, shall reimburse the Borrowers to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrowers under this Section 2.17 with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay to the Administrative Agent or such Lender, as the case may be, the amount paid over to the Borrowers (together with any penalties, interest or other charges), in the event the Administrative Agent or such Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The Administrative Agent or such Lender shall provide the Borrowers with a certificate in reasonable detail showing the calculations of the distributions to the Borrowers pursuant to this Section 2.17(c), which calculations shall be conclusive and binding absent manifest error, provided such determination is made in good faith. Nothing in this Section 2.17 shall obligate any Lender to disclose to the Borrowers any tax returns or other information regarding its tax affairs that it deems in good faith to be confidential or interfere with the right of any Lender to arrange its tax affairs as it deems appropriate.

(d)           If any Lender is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes (a “Non-U.S. Lender”) and is entitled to an exemption from or a reduction of United States withholding tax pursuant to the Internal Revenue Code, such Non-U.S. Lender will deliver to each of the Administrative Agent and the Company, on or prior to the Closing Date (or, in the case of a Non-U.S. Lender that becomes a party to this Agreement as a result of an assignment after the Closing Date, on the effective date of such assignment), (i) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, two accurate and properly completed original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (or successor forms), certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the other Credit Documents, or (ii) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Company and to the effect that (x) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a 10-percent shareholder for purposes of Section 881(c)(3)(B) of the

Internal Revenue Code and (z) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Internal Revenue Code, together with two accurate and properly completed original signed copies of Internal Revenue Service Form W-8BEN (or successor form). Each such Non-U.S. Lender further agrees to deliver to each of the Administrative Agent and the Company additional copies of each such relevant form on or before the date that such form expires or becomes obsolete or after the occurrence of any event (including a change in its applicable Lending Office) requiring a change in the most recent forms so delivered by it, in each case certifying that such Non-U.S. Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the other Credit Documents, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption or reduction to which such forms relate unavailable and such Non-U.S. Lender notifies the Administrative Agent and the Company that it is not entitled to receive payments without or at a reduced rate of deduction or withholding of United States federal income taxes. Each such Non-U.S. Lender will promptly notify the Administrative Agent and the Company of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

(e)           The Borrowers shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding tax to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement; provided, however, that this clause (i) shall not apply to the extent that (y) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment, participation or transfer, or (z) such assignment, participation or transfer was requested by any Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of Section 2.17(d), or (iii) any of the representations or certifications made by a Non-U.S. Lender pursuant to Section 2.17(d) are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

2.18         Compensation. Each Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan by or to such Borrower does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan by or to such Borrower occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of acceleration of the maturity of the Loans pursuant to Section 2.9), (iii) if any prepayment of any LIBOR Loan by such Borrower is not made on any date specified in a notice of prepayment given by such Borrower, (iv) as a consequence of any other failure by such Borrower to make any payments with respect to any LIBOR Loan when due hereunder, or (v) as a consequence of any failure by such Borrower to pay a Foreign Currency Revolving Loan in the applicable Foreign Currency. Calculation of all amounts payable to a Lender under this Section 2.18 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar (or other applicable Foreign Currency) deposit bearing interest at the relevant LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.18. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.18 by any Lender as to any additional amounts payable pursuant to this Section 2.18 shall be submitted by such Lender to such Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.18 of any such losses, expenses or liabilities shall be conclusive absent manifest error, provided such determination was made in good faith.

2.19         Replacement of Lenders; Mitigation of Costs.

(a)           The Company may, at any time and so long as no Default or Event of Default has then occurred and is continuing, replace any Lender (i) that has requested compensation from any Borrower under Section 2.16(a), 2.16(b) or 2.17, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.16(d) or (iii) that is a Defaulting Lender, in any case under clauses (i) through (iii) above by written notice to such Lender and the Administrative Agent given not more than sixty (60) days after any such event and identifying one or more Persons each of which shall be an Eligible Assignee and reasonably acceptable to the Administrative Agent (each, a “Replacement Lender,” and collectively, the “Replacement Lenders”) to replace such Lender (the “Replaced Lender”), provided that (i) the notice from the Company to the Replaced Lender and the Administrative Agent provided for hereinabove shall specify an effective date for such replacement (the “Replacement Effective Date”), which shall be at least five (5) Business Days after such notice is given, (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance with the Replaced Lender pursuant to Section 11.7(a) (but shall not be required to pay the processing fee otherwise payable to the Administrative Agent pursuant to Section 11.7(a), which fee, for purposes hereof, shall be waived), pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Company and the Administrative Agent, all (but not less than all) of the Commitments and outstanding Loans of the Replaced Lender, and, in connection therewith, shall pay (x) to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (2) the Replaced Lender’s ratable share of all accrued but unpaid fees owing to the Replaced Lender hereunder, (y) to the Administrative Agent, for its own account, any amounts owing to the Administrative Agent by the Replaced Lender under Section 2.3(b), and (z) to the Administrative Agent, for the account of the Swingline Lender, any amounts owing to the Swingline Lender under Section 2.2(e), and (iii) all other obligations of the Borrowers owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, amounts payable under

Sections 2.16(a), 2.16(b) and 2.17 which give rise to the replacement of such Replaced Lender and amounts payable under Section 2.18 as a result of the actions required to be taken under this Section 2.19, shall be paid in full by the Borrowers to the Replaced Lender on or prior to the Replacement Effective Date.

(b)           Any Lender (including the Issuing Lender in such capacity) claiming any amounts pursuant to Section 2.16(a), 2.16(b) or 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid any costs, reductions or Taxes in respect of which such amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrowers or the changing of the jurisdiction of its Lending Office, if such efforts would avoid the need for or reduce the amount of any such amounts which would thereafter accrue and would not, in the sole determination of such Lender, result in any additional risks or unreimbursed costs or expenses to such Lender or be otherwise disadvantageous to such Lender.

(c)           No failure by the Administrative Agent or any Lender at any time to demand payment of any amounts payable under Sections 2.16(a), 2.16(b), 2.17 or 2.18 shall constitute a waiver of its right to demand payment of such amounts at any later time or to demand payment of any additional amounts arising at any later time; provided that the Borrowers shall not be required to compensate any Lender pursuant to Sections 2.16(a), 2.16(b), 2.17 or 2.18 for any increased costs, reductions in return, Taxes or other amounts incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies any Borrower of the circumstances or event giving rise thereto and of its intention to claim compensation in respect thereof; but provided further that if any change in law (or change in interpretation or administration thereof) or any other such event giving rise to any claim for compensation pursuant to Sections 2.16(a), 2.16(b), 2.17 or 2.18 is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.20         Increase in Revolving Credit Commitments.

(a)           The Company shall have the right, at any time and from time to time after the Closing Date by written notice to and in consultation with the Administrative Agent, to request an increase in the aggregate Revolving Credit Commitments (each such requested increase, a “Revolving Credit Commitment Increase”), by having one or more existing Revolving Credit Lenders increase their respective Revolving Credit Commitments then in effect (each, an “Increasing Lender”), by adding as a Lender with a new Revolving Credit Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Revolving Credit Lender”), or a combination thereof; provided that (i) any such request for a Revolving Credit Commitment Increase shall be in a minimum amount of $25,000,000, (ii) immediately after giving effect to any Revolving Credit Commitment Increase, (y) the aggregate Revolving Credit Commitments shall not exceed $125,000,000 and (z) the aggregate of all Revolving Credit Commitment Increases effected and Incremental Term Loans made after the Closing Date shall not exceed $75,000,000 (without regard to any repayment of Incremental Term Loans), (iii) no Default or Event of Default shall have occurred and be continuing on the applicable Revolving Credit Commitment Increase Date (as hereinafter defined) or shall result from any Revolving Credit Commitment Increase, and (iv) immediately after giving effect to any Revolving Credit Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof), the Company shall be in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a pro forma basis for the most recently ended Reference Period for which the Administrative Agent and the Lenders have received financial statements and a Compliance Certificate, as if such Revolving Credit Commitment Increase (and any Borrowings in connection therewith) had been effected on the first day of such period. Such notice from the Company shall specify the requested amount of the Revolving Credit Commitment Increase.

(b)           Each Additional Revolving Credit Lender must qualify as an Eligible Assignee (the approval of which by the Administrative Agent shall not be unreasonably withheld or delayed) and the Borrowers and each Additional Revolving Credit Lender shall execute a joinder agreement together with all such other documentation as the Administrative Agent and the Company may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent and the Company, to evidence the Revolving Credit Commitment of such Additional Revolving Credit Lender and its status as a Revolving Credit Lender hereunder.

(c)           If the aggregate Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Revolving Credit Commitment Increase Date,” which shall be a Business Day not less than thirty (30) days prior to the Revolving Credit Termination Date) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Commitment Increase Date. The Administrative Agent is hereby authorized, on behalf of the Lenders, to enter into any amendments to this Agreement and the other Credit Documents as the Administrative Agent shall reasonably deem necessary to effect such Revolving Credit Commitment Increase.

(d)           Notwithstanding anything set forth in this Section 2.20 to the contrary, the Company shall not incur any Revolving Loans pursuant to any Revolving Credit Commitment Increase (and no Revolving Credit Commitment Increase shall be effective) unless the conditions set forth in Section 2.20(a) as well as the following conditions precedent are satisfied on the applicable Revolving Credit Commitment Increase Date:

(i)            The Administrative Agent shall have received the following, each dated the Revolving Credit Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:

(A)          as to each Increasing Lender, evidence of its agreement to provide a portion of the Revolving Credit Commitment Increase, and as to each Additional Revolving Credit Lender, a duly executed joinder agreement together with all other documentation required by the Administrative Agent pursuant to Section 2.20(b);

(B)           an instrument, duly executed by the Company and each other Guarantor, acknowledging and reaffirming its obligations under the Guaranty Agreement, the Security Documents and the other Credit Documents to which it is a party and the validity and continued effect of the Liens granted in favor of the Administrative Agent thereunder;

(C)           a certificate of the secretary or an assistant secretary of the Company, each other Borrower and each Guarantor, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such Credit Party approving or consenting to such Revolving Credit Commitment Increase;

(D)          a certificate of a Financial Officer of the Parent, certifying that (x) as of the Revolving Credit Commitment Increase Date, all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, both immediately before and after giving effect to the Revolving Credit Commitment Increase and any Borrowings in connection therewith (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), (y) immediately after giving effect to such Revolving Credit Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof), the Company is in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a pro forma basis for the most recently ended Reference Period for which the Administrative Agent and the Lenders have received financial statements and a Compliance Certificate, as if such Revolving Credit Commitment Increase (and any Borrowings in connection therewith) had been effected on the first day of such period (such calculations to be attached to the certificate), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Revolving Credit Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof); and

(E)           an opinion or opinions of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, together with such other documents, instruments and certificates as the Administrative Agent shall have reasonably requested;

(ii)           In the case of any Borrowing of Revolving Loans in connection with such Revolving Credit Commitment Increase, the conditions precedent to the making of such Revolving Loans as set forth in Section 4.2 shall have been satisfied; and

(iii)          In the case of any Borrowing of Revolving Loans in connection with such Revolving Credit Commitment Increase for the purpose of funding a Permitted Acquisition, the applicable conditions set forth in this Agreement with respect to Permitted Acquisitions shall have been satisfied.

(e)           On the Revolving Credit Commitment Increase Date, (i) all then outstanding Revolving Loans (the “Initial Loans”) shall automatically be converted into Base Rate Loans, (ii) immediately after the effectiveness of the Revolving Credit Commitment Increase, the

Borrowers shall, if they so request, convert such Base Rate Loans into LIBOR Loans (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Notice of Conversion/Continuation delivered to the Administrative Agent in accordance with Section 2.11(b), (iii) each Revolving Credit Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated after giving effect to the Revolving Credit Commitment Increase) of the Subsequent Borrowings and (z) such Lender’s pro rata percentage (calculated without giving effect to the Revolving Credit Commitment Increase) of the Initial Loans, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Revolving Credit Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated without giving effect to the Revolving Credit Commitment Increase) of the Initial Loans and (z) such Lender’s pro rata percentage (calculated after giving effect to the Revolving Credit Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Revolving Credit Lenders shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Revolving Credit Commitments (calculated after giving effect to the Revolving Credit Commitment Increase), (vi) each applicable Borrower shall pay all accrued but unpaid interest on the Initial Loans to the Revolving Credit Lenders entitled thereto, and (vii) Schedule 1.1 shall automatically be amended to reflect the Revolving Credit Commitments of all Revolving Credit Lenders after giving effect to the Revolving Credit Commitment Increase. The conversion of the Initial Loans pursuant to clause (i) above shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 2.18 if the Revolving Credit Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.

2.21         Incremental Term Loans.

(a)           The Company shall have the right, at any time and from time to time after the Closing Date by written notice to and in consultation with the Administrative Agent, to request commitments (“Incremental Term Loan Commitments”) for additional term loans (each, an “Incremental Term Loan,” and collectively, the “Incremental Term Loans”) from existing Lenders, one or more Persons that are not already Lenders (each, an “Additional Term Lender”), or a combination thereof; provided that (i) any such request for Incremental Term Loans shall be in a minimum amount of $25,000,000, (ii) immediately after giving effect to the making of any Incremental Term Loans, the aggregate of all Revolving Credit Commitment Increases effected and Incremental Term Loans made after the Closing Date shall not exceed $75,000,000 (without regard to any repayment of Incremental Term Loans), (iii) no Default or Event of Default shall have occurred and be continuing on the applicable Incremental Term Loan Effective Date (as hereinafter defined) or shall result from the making of any Incremental Term Loans, and (iv) immediately after giving effect to the making of any Incremental Term Loans and the application of the proceeds thereof, the Company shall be in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a pro forma basis for the most recently ended Reference Period for which the Administrative Agent and the Lenders have received financial statements and a Compliance Certificate, as if such Incremental Term Loans had been made on the first day of such period. Such notice from the Company shall specify the requested amount of Incremental Term Loans.

All Incremental Term Loans made on the same day shall be deemed to be a separate “Series” of Incremental Term Loans.

(b)           Each Additional Term Lender must qualify as an Eligible Assignee (the approval of which by the Administrative Agent shall not be unreasonably withheld or delayed) and the Company and each Additional Term Lender shall execute all such documentation as the Administrative Agent and the Company may reasonably require to evidence the Incremental Term Loan Commitment of such Additional Term Lender and its status as an Incremental Term Lender hereunder.

(c)           If Incremental Term Loan Commitments are provided in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (each, an “Incremental Term Loan Effective Date,” which shall be a Business Day) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Term Lenders (and Additional Term Lenders, if any) providing the Incremental Term Loan Commitments of the final allocation of such increase and the Incremental Term Loan Effective Date. Incremental Term Loan Commitments shall become Commitments under this Agreement pursuant to (i) an amendment (each, an “Incremental Term Loan Amendment”) to this Agreement executed by the Company, each Lender or Additional Term Lender agreeing to provide such Incremental Term Loan Commitment (and no other Lender shall be required to execute any such amendment), and the Administrative Agent, and (ii) any amendments to the other Credit Documents (executed by the Credit Parties party thereto and the Administrative Agent only) as the Administrative Agent shall reasonably deem necessary to effect such purpose (and the Administrative Agent is hereby authorized, on behalf of the Lenders, to enter into any Incremental Term Loan Amendment or other such amendment), in each case under (i) and (ii) above in form and substance reasonably satisfactory to the Administrative Agent. The Incremental Term Loan Commitments shall become effective on the Incremental Term Loan Effective Date referenced in the applicable Incremental Term Loan Amendment, and the Incremental Term Loans provided for thereunder shall be made in accordance with the terms and subject to the conditions set forth therein and in this Section 2.21.

(d)           The Incremental Term Loans of any Series shall:

(i)            constitute Obligations and Term Loans for all purposes under this Agreement and the other Credit Documents;

(ii)           unless otherwise specifically provided in this Agreement or in the applicable Incremental Term Loan Amendment, be secured by the Collateral under the Security Documents and guaranteed under the Guaranty Agreement on a pari passu basis with all other Obligations (but in no event shall any Incremental Term Loans rank senior in right of payment or security to any other Obligations);

(iii)          have (A) a maturity date no earlier than the Tranche B Term Loan Maturity Date, and (B) a weighted average life to maturity (calculated as of the date such Incremental Term Loans are made) no shorter than the Tranche B Term Loans;

(iv)          have such pricing (including interest rate margins and fees) and amortization terms as may be agreed by the Company and the Incremental Term Lenders providing such Series of Incremental Term Loans; and

(v)           except as specifically provided in clauses (ii) through (iv) above, otherwise have terms and conditions substantially the same as (and in no event more restrictive than the terms and conditions applicable to) Tranche B Term Loans (and without limitation of the foregoing, such Incremental Term Loans shall be entitled to the same voting rights as, and shall be entitled to receive proceeds of voluntary and mandatory prepayments on the same basis as, the Tranche B Term Loans). The proceeds of any Incremental Term Loans shall be used in accordance with Section 2.14.

(e)           Notwithstanding anything set forth in this Section 2.21 to the contrary, the Company shall not incur any Series of Incremental Term Loans (and no Incremental Term Loan Commitments shall be effective) unless the conditions set forth in Section 2.21(a) as well as the following conditions precedent are satisfied on the applicable Incremental Term Loan Effective Date:

(i)            The Administrative Agent shall have received the following, each dated the Incremental Term Loan Effective Date and in form and substance reasonably satisfactory to the Administrative Agent:

(A)          an Incremental Term Loan Amendment, duly executed by the Company and each Incremental Term Lender providing such Incremental Term Loans;

(B)           an instrument, duly executed by the Company and each other Guarantor, acknowledging and reaffirming its obligations under the Guaranty Agreement, the Security Documents and the other Credit Documents to which it is a party and the validity and continued effect of the Liens granted in favor of the Administrative Agent thereunder;

(C)           a certificate of the secretary or an assistant secretary of the Company and each Guarantor, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such Credit Party approving or consenting to such Incremental Term Loans;

(D)          a certificate of a Financial Officer of the Parent, certifying that (x) as of the Incremental Term Loan Effective Date, all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, both immediately before and after giving effect to the consummation of the transactions contemplated hereby (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date),

(y) immediately after giving effect to the making of such Incremental Term Loans and the application of the proceeds thereof, the Company is in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a pro forma basis for the most recently ended Reference Period for which the Administrative Agent and the Lenders have received financial statements and a Compliance Certificate, as if such Incremental Term Loans had been made on the first day of such period (such calculations to be attached to the certificate), and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the making of such Incremental Term Loans and the application of the proceeds thereof; and

(E)           an opinion or opinions of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, together with such other documents, instruments and certificates as the Administrative Agent shall have reasonably requested;

(ii)           The conditions precedent to the making of such Incremental Term Loans set forth in Section 4.2 shall have been satisfied;

(iii)          In the case of any Borrowing of Incremental Term Loans for the purpose of funding a Permitted Acquisition, the applicable conditions set forth in this Agreement with respect to Permitted Acquisitions shall have been satisfied; and

(iv)          Any other conditions that may be contained in the applicable Incremental Term Loan Amendment shall have been satisfied.

ARTICLE III

LETTERS OF CREDIT

3.1           Issuance. Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Lender will, at any time and from time to time on and after the Closing Date and prior to the earlier of (i) the Letter of Credit Maturity Date and (ii) the Revolving Credit Termination Date, and upon request by the Company in accordance with the provisions of Section 3.2, issue for the account of the Company one or more irrevocable standby letters of credit denominated in Dollars or any Foreign Currency and in a form customarily used or otherwise approved by the Issuing Lender (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the “Letters of Credit”). From and after the Closing Date, the Existing Letters of Credit shall be Letters of Credit hereunder and the fees set forth in Sections 2.9(c), 2.9(d) and 2.9(e) shall commence with respect to such Letters of Credit on the Closing Date. The Stated Amount of each Letter of Credit shall not be less than such amount as may be acceptable to the Issuing Lender. Notwithstanding the foregoing:

(a)           No Letter of Credit shall be issued if the Stated Amount upon issuance (i) when added to the aggregate Letter of Credit Exposure of the Revolving Credit Lenders at such time, would exceed the Letter of Credit Subcommitment, (ii) when added to the aggregate Letter of

Credit Exposure of the Revolving Credit Lenders at such time with respect to Letters of Credit then outstanding and denominated in a Foreign Currency, would exceed $5,000,000, or (iii) when added to the Aggregate Revolving Credit Exposure, would exceed the aggregate Revolving Credit Commitments at such time;

(b)           No Letter of Credit shall be issued that by its terms expires later than the Letter of Credit Maturity Date or, in any event, more than one (1) year after its date of issuance; provided, however, that a Letter of Credit may, if requested by the Company, provide by its terms, and on terms acceptable to the Issuing Lender, for renewal for successive periods of one year or less (but not beyond the Letter of Credit Maturity Date), unless and until the Issuing Lender shall have delivered a notice of nonrenewal at least 30 days prior to the then expiry thereof to the beneficiary of such Letter of Credit; and

(c)           The Issuing Lender shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Lender as of the Closing Date and that the Issuing Lender in good faith deems material to it, or (ii) the Issuing Lender shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Section 4.1 (if applicable) or Section 4.2 are not then satisfied (or have not been waived in writing as required herein) or that the issuance of such Letter of Credit would violate the provisions of Section 3.1(a).

3.2           Notices. Whenever the Company desires the issuance of a Letter of Credit, the Company will give the Issuing Lender written notice with a copy to the Administrative Agent not later than 11:00 a.m., Charlotte time, the Applicable Number of Business Days (or such shorter period as is acceptable to the Issuing Lender in any given case) prior to the requested date of issuance thereof. Each such notice (each, a “Letter of Credit Notice”) shall be irrevocable, shall be given in the form of Exhibit B-4 and shall specify (i) the requested date of issuance, which shall be a Business Day, (ii) the requested Stated Amount and expiry date of the Letter of Credit, (iii) the Applicable Currency, and (iv) the name and address of the requested beneficiary or beneficiaries of the Letter of Credit. The Company will also complete any application procedures and documents reasonably required by the Issuing Lender in connection with the issuance of any Letter of Credit. Upon its issuance of any Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent of such issuance, and the Administrative Agent will give prompt notice thereof to each Revolving Credit Lender. The renewal or extension of any outstanding Letter of Credit shall, for purposes of this Article III, be treated in all respects as the issuance of a new Letter of Credit.

3.3           Participations. Immediately upon the issuance of any Letter of Credit (and upon the Closing Date, with respect to each Existing Letter of Credit, and without any further action by any party to this Agreement), the Issuing Lender shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty (except for the absence of Liens thereon created, incurred or suffered to exist by, through or under the Issuing Lender), an undivided interest and participation, pro rata (based on the percentage of the aggregate Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment), in such Letter of Credit, each drawing made thereunder and the obligations of the Company under this Agreement with respect thereto and any Collateral or other security therefor or guaranty pertaining thereto; provided, however, that the fee relating to Letters of Credit described in Section 2.9(d) shall be payable directly to the Issuing Lender as provided therein, and the other Revolving Credit Lenders shall have no right to receive any portion thereof. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s pro rata share (determined as provided above) of each Reimbursement Obligation not reimbursed by the Company on the date due as provided in Section 3.4 or through the Borrowing of Revolving Loans as provided in Section 3.5, or of any reimbursement payment required to be refunded to the Company for any reason. Upon any change in the Revolving Credit Commitments of any of the Revolving Credit Lenders pursuant to Section 11.7(a), with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section 3.3 to reflect the new pro rata shares of the assigning Lender and the Assignee. Each Revolving Lender’s obligation to make payment to the Issuing Lender pursuant to this Section 3.4 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including the termination of the Revolving Credit Commitments or the existence of any Default or Event of Default, and each such payment shall be made without any offset, abatement, reduction or withholding whatsoever.

3.4           Reimbursement. The Company hereby agrees to reimburse the Issuing Lender by making payment to the Administrative Agent, for the account of the Issuing Lender, in immediately available funds, for any payment made by the Issuing Lender under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a “Reimbursement Obligation”) immediately after, and in any event within one (1) Business Day after its receipt of notice of, such payment (provided that any such Reimbursement Obligation shall be deemed timely satisfied (but nevertheless subject to the payment of interest thereon as provided hereinbelow) if satisfied pursuant to a Borrowing of Revolving Loans made on or prior to the next Business Day following the date of the Company’s receipt of notice of such payment, as set forth more completely in Section 3.5), together with interest on the amount so paid by the Issuing Lender, to the extent not reimbursed prior to 2:00 p.m., Charlotte time, on the date of such payment or disbursement, for the period from the date of the respective payment to the date the Reimbursement Obligation created thereby is satisfied, at the Adjusted Base Rate applicable to Revolving Loans as in effect from time to time during such period, such interest also to be payable on demand. Such payment by the Company shall be made in the Applicable Currency of the Letter of Credit with respect to which such payment or disbursement was made by the Issuing Lender. The Issuing Lender will provide the Administrative Agent and the Company with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Company’s obligations under this Section 3.4 or any other provision of this Agreement. The Administrative Agent will promptly pay to the Issuing Lender any such amounts received by it under this Section 3.4.

3.5           Payment by Revolving Loans. In the event that the Issuing Lender makes any payment under any Letter of Credit and the Company shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Lender pursuant to Section 3.4, and to the extent that any amounts then held in the Cash Collateral Account established pursuant to Section 3.8 shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Lender will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each Revolving Credit Lender, of such failure. If the Administrative Agent gives such notice prior to 12:00 noon, Charlotte time, on any Business Day, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Issuing Lender, its pro rata share (based on the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment) of the amount of such payment on such Business Day, in the Applicable Currency of the Letter of Credit with respect to which such payment or disbursement was made by the Issuing Lender and in immediately available funds. If the Administrative Agent gives such notice after 12:00 noon, Charlotte time, on any Business Day, each such Revolving Credit Lender shall make its pro rata share of such amount available to the Administrative Agent on the next succeeding Business Day. If and to the extent any Revolving Credit Lender shall not have so made its pro rata share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, forthwith on demand such amount, together with interest thereon at the Federal Funds Rate for each day from such date until the date such amount is paid to the Administrative Agent. The failure of any Revolving Credit Lender to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent its pro rata share of any payment under any Letter of Credit on the date required, as specified above, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent such other Revolving Credit Lender’s pro rata share of any such payment. Each such payment by a Revolving Credit Lender under this Section 3.5 of its pro rata share of an amount paid by the Issuing Lender shall constitute a Revolving Loan by such Revolving Credit Lender (the Company being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the aggregate Unutilized Revolving Credit Commitments immediately prior to giving effect to the application of the proceeds of such Revolving Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time. Each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 3.5 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) the existence of any Default or Event of Default, (ii) the failure of the amount of such Borrowing of Revolving Loans to meet the minimum Borrowing amount specified in Section 2.2(b), or (iii) the failure of any conditions set forth in Section 4.2 or elsewhere herein to be satisfied.

3.6           Payment to Revolving Credit Lenders. Whenever the Issuing Lender receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of the Issuing Lender, any payments from the Revolving Credit Lenders pursuant to Section 3.5, the Issuing Lender will promptly pay to the Administrative Agent, and the Administrative Agent will promptly pay to each Revolving Credit Lender that has paid its pro rata share thereof, in immediately available funds, an amount equal to such Revolving Credit Lender’s ratable share (based on the proportionate amount funded by such Revolving Credit Lender to the aggregate amount funded by all Revolving Credit Lenders) of such Reimbursement Obligation.

3.7           Obligations Absolute. The Reimbursement Obligations of the Company shall be irrevocable, shall remain in effect until the Issuing Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a)           Any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

(b)           Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Company has notice or knowledge thereof;

(c)           The existence of any claim, setoff, defense or other right that the Company may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Company and the beneficiary named in any such Letter of Credit);

(d)           Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

(e)           Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(f)            The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

(g)           The occurrence of any Default or Event of Default; or

(h)           Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor; provided that nothing in the foregoing shall be deemed to excuse the Issuing Lender from liability to the Company to the extent of any damages suffered by the Company that are caused by the Issuing Lender’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Company and each Lender and shall not create or result in any liability of the Issuing Lender to the Company or any Lender. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Lender’s gross negligence or willful misconduct, (i) the Issuing Lender’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Lender.

3.8           Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction or with the consent of the Required Revolving Lenders shall, require the Company to deliver to the Administrative Agent such additional amount of cash as is equal to 105% of the aggregate Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) plus all accrued and unpaid interest and fees thereon and (ii) in the event of a prepayment under Section 2.6(c) or Section 2.6(h), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a cash collateral account (the “Cash Collateral Account”). The Company hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Exposure, and for application to the Company’s Reimbursement Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Company (unless a Default or Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to the Issuing Lender an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Any amounts remaining in the Cash Collateral Account (including interest) after the expiration of all Letters of Credit and reimbursement in full of the Issuing Lender for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Company, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Company is required to provide cash collateral pursuant to Section 2.6(c), such amount (including interest), to the extent not applied as aforesaid, shall be returned to the Company on demand, provided that after giving effect to such return (i) the Aggregate Revolving Credit Exposure would not exceed the aggregate Revolving Credit Commitments at such time and (ii) no Default or Event of Default shall have occurred and be continuing at such time. If the Company is required to provide cash collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

3.9           Effectiveness. Notwithstanding any termination of the Revolving Credit Commitments or repayment of the Loans, or both, the obligations of the Company under this Article III shall remain in full force and effect until the Issuing Lender and the Revolving Credit Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

ARTICLE IV

CONDITIONS OF BORROWING

4.1           Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligation of the Issuing Lender to issue Letters of Credit hereunder on the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a)           The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Administrative Agent shall have requested:

(i)            to the extent requested by any Lender in accordance with Section 2.4(d), a Note or Notes for such Lender, in each case duly completed in accordance with the provisions of Section 2.4(a) and executed by each applicable Borrower;

(ii)           the Guaranty Agreement, duly completed and executed by the Parent, the Company and each Subsidiary (other than any Foreign Subsidiary);

(iii)          the Security Agreement, duly completed and executed by the Parent, the Company and each Subsidiary (other than any Foreign Subsidiary);

(iv)          the Pledge Agreement, duly completed and executed by the Parent, the Company and each Subsidiary (other than any Foreign Subsidiary) that owns Capital Stock of another Subsidiary, together with any certificates evidencing the Capital Stock being pledged thereunder as of the Closing Date and undated assignments separate from certificate for any such certificate, duly executed in blank;

(v)           a certificate of the Parent as to information relevant to the perfection of the Administrative Agent’s security interests in the Collateral, duly completed and executed by the Parent and in form and substance reasonably satisfactory to the Administrative Agent;

(vi)          short-form security agreements for the federally registered Intellectual Property referred to in Annexes C, D and E of the Security Agreement, in substantially the form of Exhibits B and C (as applicable) to the Security Agreement; and

(vii)         the favorable opinions of (A) Bingham McCutchen LLP, special counsel to the Parent and its Subsidiaries, and (B) general counsel to the Parent and its Subsidiaries, each in form and substance reasonably satisfactory to the Administrative Agent, and (to the extent reasonably available) copies of the opinion required to be delivered by counsel to Aircast and the selling stockholders pursuant to the Aircast Stock Purchase Agreement, accompanied by a reliance letter (unless such opinion is addressed to the Administrative Agent and the Lenders or expressly includes a reliance provision) from the counsel rendering such opinion, to the effect that the Administrative Agent and the Lenders are entitled to rely on such opinion as if it were addressed to the Administrative Agent and the Lenders.

(b)           The Administrative Agent shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of the Parent, in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) as of the Closing Date, all representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents qualified as to materiality are true and correct and those not so qualified are true and correct in all material respects, both immediately before and after giving effect to the consummation of the Aircast Acquisition and the other Transactions (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the Aircast Acquisition and the other Transactions, (iii) immediately before the consummation of the Aircast Acquisition and the other Transactions, there has not occurred (A) since September 30, 2005, any change, development, condition, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, an Aircast Material Adverse Effect or (B) since December 31, 2005, any change, development, condition, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Pre-Closing Material Adverse Effect, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 4.1 and in Section 4.2 have been satisfied or waived as required hereunder.

(c)           The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Credit Party executing any Credit Documents as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

(d)           The Administrative Agent shall have received (i) a certificate as of a recent date of the good standing of each Credit Party executing any Credit Documents as of the Closing Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of each Credit Party to conduct business as a foreign corporation in such jurisdictions as the Administrative Agent shall have reasonably requested, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e)           The corporate and capital structure of the Parent and its Subsidiaries after giving effect to the Aircast Acquisition and the other Transactions shall be consistent in all material respects with the written information previously furnished to the Administrative Agent, and the Administrative Agent shall be reasonably satisfied with all documentation relating to the Aircast Acquisition and the other Transactions (in the case of the Aircast Stock Purchase Agreement and all schedules and exhibits thereto, this provision shall apply only to any amendments or supplements thereto, or any waiver of any provision thereof, occurring after February 27, 2006), and the Administrative Agent shall have received such copies of the final documents relating to the Aircast Acquisition as it shall have reasonably requested; and the Administrative Agent shall be reasonably satisfied that (i) the aggregate purchase price paid by the Company for the Aircast Acquisition (inclusive of the repayment of the Aircast Credit Agreements and the Aircast Seller Subordinated Notes, but excluding up to $2,500,000 in payments related to the Company’s share of any “Earnout Obligations” and “Earnout-Related Costs” (each as defined in the Aircast Stock Purchase Agreement) and up to $12,000,000 in integration costs relating to the Aircast Acquisition at and after the Closing Date except as may be otherwise approved by the Administrative Agent) will not exceed $292,000,000, and (ii) aggregate fees and expenses payable by or on behalf of the Company in connection with the Aircast Acquisition and the other Transactions will not exceed $13,000,000.

(f)            All material approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement, the other Credit Documents and the other Transaction Documents and the consummation of the Transactions (including the expiration of or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any determinations, waivers, exemptions, agreements, approvals or consents required under the New Jersey Industrial Site Recovery Act, NJSA §§ 13:1 K-6, et seq. (or a “no-further-action” letter or comparable actions issued in lieu thereof)) shall have been obtained, without the imposition of conditions upon the Company or Aircast that are not reasonably acceptable to the Administrative Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired without any adverse action being taken or threatened by any Governmental Authority having jurisdiction; and there shall not be in effect any litigation, whether pending or threatened in writing, that seeks to enjoin, delay, restrain, prohibit or impair the consummation of the Aircast Acquisition or any of the other Transactions, or any injunction or other order or decree issued by a court of competent jurisdiction or Governmental Authority restraining or prohibiting, or imposing materially burdensome conditions upon, the consummation of the Aircast Acquisition or any of the other Transactions;

(g)           The Administrative Agent shall be satisfied that, substantially concurrently with the making of the initial Loans hereunder, (i) the Aircast Acquisition shall have been consummated substantially in accordance with the terms of the Aircast Stock Purchase Agreement and all other applicable documentation and in compliance in all material respects with all applicable law and regulatory approvals, without any amendment or waiver of any material condition or other provision thereof except as reasonably approved by the Administrative Agent, and (ii) aggregate Indebtedness of the Parent and its Subsidiaries after giving effect to the consummation of the Aircast Acquisition, the initial Loans hereunder and the other Transactions shall not exceed $375,000,000.

(h)           Concurrently with the making of the initial Loans hereunder, (i) all principal, interest and other amounts (excluding the Existing Letters of Credit) outstanding under the Existing Credit Agreement, the Aircast Credit Agreements and the Aircast Seller Subordinated Notes (collectively, the “Terminating Indebtedness”) shall be repaid and satisfied in full and all guarantees by the Credit Parties relating thereto extinguished, (ii) all commitments to extend credit under the agreements and instruments relating to the Terminating Indebtedness shall be terminated, (iii) any Liens securing the Terminating Indebtedness shall be released and any related filings (including UCC filings, mortgages, and intellectual property filings) terminated of record (or arrangements satisfactory to the Administrative Agent made therefor), and (iv) any letters of credit outstanding under the Terminating Indebtedness for which any Credit Party is obligated shall have been terminated, canceled or replaced (or, in the case of the Existing Letters of Credit, deemed issued hereunder as of the Closing Date); and the Administrative Agent shall have received evidence of the foregoing reasonably satisfactory to it, including payoff letters executed by the lenders (or any agent on their behalf) under the Terminating Indebtedness.

(i)            The Administrative Agent shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names any Credit Party as debtor in any of the jurisdictions listed beneath its name on Annex B to the Security Agreement, as well as lien search results with respect to Foreign Subsidiaries in their jurisdiction of organization (to the extent requested by the Administrative Agent), and the results thereof shall be satisfactory to the Administrative Agent.

(j)            The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions (including, without limitation, the filing of duly completed UCC-1 financing statements in each jurisdiction listed on Annex A to the Security Agreement) necessary to perfect the Liens created by the Security Documents shall have been completed, or arrangements satisfactory to the Administrative Agent for the completion thereof shall have been made.

(k)           There shall not have occurred (i) since September 30, 2005, any change, development, condition, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, an Aircast Material Adverse Effect or (ii) since December 31, 2005, any change, development, condition, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Pre-Closing Material Adverse Effect.

(l)            The Company shall have paid (i) to the Arranger and Wachovia, the fees required under the Fee Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Fee Letter, and (iii) all other fees and reasonable expenses of the Arranger, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Credit Documents.

(m)          The Administrative Agent shall have received (i) copies of the audited financial statements referred to in Sections 5.11(a) and 5.11(b) and a Financial Condition Certificate, (ii) the Projections, (iii) unaudited consolidated balance sheets of the Parent and its Subsidiaries and Aircast and its Subsidiaries as of the last day of the fiscal month most recently ended prior to the Closing Date for which such financial statements are available (which shall not be more than forty-five (45) days prior to the Closing Date), and the related respective statements of income and cash flows for the year-to-date period then ended, and (iv) the Pro Forma Balance Sheet, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(n)           The Administrative Agent shall be satisfied that, on a pro forma basis after giving effect to the consummation of the Aircast Acquisition, the repayment of the Terminating

Indebtedness, the initial extensions of credit made under this Agreement, the other Transactions and the payment of transaction fees and expenses related to the foregoing, all as if such transactions had occurred on the date of the Pro Forma Balance Sheet, (i) the Company is in compliance with the financial covenants set forth in Article VII as of the date of the Pro Forma Balance Sheet (assuming such covenants were applicable to the Company at such date at the required levels of such covenants at their respective first measurement dates), and (ii) availability under the Revolving Credit Commitments is not less than $40,000,000; and the Administrative Agent shall have received a certificate of a Financial Officer of the Company as to the foregoing, together with supporting documentation, all in form and substance satisfactory to the Administrative Agent.

(o)           The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 6.6 and those provisions of the Security Agreement relating to the maintenance of insurance with respect to the Collateral have been satisfied, including receipt of certificates of insurance evidencing the insurance coverages described on Schedule 5.18 and all other or additional coverages required under the Security Agreement and naming the Administrative Agent as loss payee or additional insured, as its interests may appear.

(p)           The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer of the Company, including wire transfer information, directing the payment of the proceeds of the initial Loans to be made hereunder.

(q)           The Administrative Agent shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

4.2           Conditions of All Borrowings. The obligation of each Lender to make any Loans hereunder, including the initial Loans and any Incremental Term Loans (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.2(e)), and the obligation of the Issuing Lender to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

(a)           The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(b), or (together with the Swingline Lender) a Notice of Swingline Borrowing in accordance with Section 2.2(d), or (together with the Issuing Lender) a Letter of Credit Notice in accordance with Section 3.2, as applicable;

(b)           Each of the representations and warranties contained in Article V and in the other Credit Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case on and as of such Borrowing Date (including the Closing Date, in the case of the initial Loans made hereunder) or date of issuance of a Letter of Credit with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified), in each case as of such date); and

(c)           No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date.

Each giving of a Notice of Borrowing, a Notice of Swingline Borrowing or a Letter of Credit Notice, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the applicable Borrower that the statements contained in Sections 4.2(b) and 4.2(c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Lender and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby and the Issuing Lender to issue Letters of Credit, each of the Parent and the Borrowers represents and warrants to the Administrative Agent, the Issuing Lender and the Lenders as follows:

5.1           Corporate Organization and Power. Each Credit Party (i) is a corporation or a limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be (which jurisdictions, as of the Closing Date, are set forth on Schedule 5.1), (ii) has the full corporate or limited liability company power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.2           Authorization; Enforceability. Each Credit Party has taken, or on the Closing Date will have taken, all necessary corporate or limited liability action, as applicable, to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each Credit Party that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

5.3           No Violation. The execution, delivery and performance by each Credit Party of each of the Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for the Liens granted in favor of the Administrative Agent pursuant to the Security Documents, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets; except, in the case of clauses (ii) and (iii) above, where such violations or conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.4           Governmental and Third-Party Authorization; Permits. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Credit Party of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) filings of Uniform Commercial Code financing statements and other instruments and actions necessary to perfect the Liens created by the Security Documents, and (ii) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.5           Litigation. Except as specified in Schedule 5.5, there are no actions, investigations, suits or proceedings pending or, to the knowledge of any Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against or affecting any Credit Party or any of their respective properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) with respect to this Agreement, any of the other Credit Documents, the Aircast Stock Purchase Agreement or any of the transactions contemplated hereby or thereby.

5.6           Taxes. Each Credit Party has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of a Credit Party if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Credit Parties for the periods covered thereby. As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of any Borrower, other investigation by any Governmental Authority of the tax liability of any of the Credit Parties, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any Credit Party for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, no Credit Party has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes. Notwithstanding the foregoing, with respect to any state, local, or foreign sales tax returns or reports, the payment or transfer to the applicable authority of any sales taxes, or any audits, or examinations, or waivers or extensions of statutes of limitations with respect thereto, the representations in this Section 5.6 are true except to the extent that the failure of any such representations to be true could not reasonably be expected to have a Material Adverse Effect.

5.7           Subsidiaries. Schedule 5.7 sets forth a list, as of the Closing Date and after giving effect to the Aircast Acquisition, of all of the Subsidiaries of the Parent (including the Company) and (i) as to each such Subsidiary, the percentage ownership (direct and indirect) of the Parent in each class of its Capital Stock and each direct owner thereof, and (ii) as to each Credit Party (other than the Parent), the number of shares of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. All outstanding shares of Capital Stock of the Company and each of its Subsidiaries are duly and validly issued, fully paid and nonassessable. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 5.7, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Credit Party (other than the Parent) outstanding or reserved for any purpose.

5.8           Full Disclosure. All factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, the Arranger or any Lender by or on behalf of any Credit Party for purposes of or in connection with this Agreement and the Transactions is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading; provided that, with respect to projections, budgets and other estimates, except as specifically represented in Sections 5.11(c) and 5.11(d), the Parent and the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, there is no fact known to the Parent or the Company that has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Parent and its Subsidiaries or Aircast and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by any Borrower to the Administrative Agent and/or the Lenders.

5.9           Margin Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

5.10         No Material Adverse Effect.

(a)           As of the date of this Agreement and as of the Closing Date immediately before giving effect to the Aircast Acquisition, there has not occurred (i) since September 30, 2005, any change, development, condition, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, an Aircast Material Adverse Effect or (ii) since December 31, 2005, any change, development, condition, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Pre-Closing Material Adverse Effect.

(b)           From and after the consummation of the Aircast Acquisition on the Closing Date, there has not occurred, since December 31, 2005, any change, development, condition, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

5.11         Financial Matters.

(a)           The Company has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 2005, 2004 and 2003, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinions of Ernst & Young LLP thereon, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the last day of the fiscal month most recently ended prior to the Closing Date for which such financial statements are available (which shall not be more than forty-five (45) days prior to the Closing Date), and the related statements of income and cash flows for the year-to-date period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly in all material respects the financial condition of the Parent and its Subsidiaries (on a consolidated basis) as of the respective dates thereof and the results of operations of the Parent and its Subsidiaries (on a consolidated basis) for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Parent and its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.

(b)           The Company has heretofore furnished to the Administrative Agent copies of (i) the audited consolidated balance sheets of Aircast Holding and its Subsidiaries as of September 30, 2005 and December 31, 2004 and 2003, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years (or, in the case of the September 30, 2005 statements, nine-month period) then ended, together with the opinions of Ernst & Young LLP thereon, (ii) the unaudited consolidated balance sheet of Aircast Holding and its Subsidiaries as of December 31, 2005, and the related statements of income and cash flows for the fiscal year then ended, and (iii) the unaudited consolidated balance sheet of Aircast Holding and its Subsidiaries as of the last day of the fiscal month most recently ended prior to the Closing Date for which such financial statements are available (which shall not be more than forty-five (45) days prior to the Closing Date), and the related statements of income and cash flows for the year-to-date period then ended. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly in all material respects the financial condition of Aircast Holding and its Subsidiaries (on a consolidated basis) as of the respective dates thereof and the results of operations of Aircast Holding and its Subsidiaries (on a consolidated basis) for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to Aircast Holding and its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected. To the knowledge of the Company, except as set forth on Schedule 5.11(b), the consolidated balance sheets of Aircast as of December 31, 2005 and December 31, 2004 and the consolidated statements of income of Aircast for the twelve (12) month period ended December 31, 2005 and from inception to December 31, 2004 will be consistent, in all material respects, with the financial statements referred to in clause (ii) above and the historical financial statements of Aircast Holding and its Subsidiaries, as the case may be.

(c)           As of the Closing Date, the Parent will have prepared, and furnished to the Administrative Agent a copy of, a good faith estimated (subject only to completion of purchase price accounting and related adjustments) unaudited consolidated opening balance sheet of the Parent and its Subsidiaries as of the last day of the fiscal month most recently ended prior to the Closing Date for which such financial statements are available (which shall not be more than forty-five (45) days prior to the Closing Date), giving pro forma effect to the consummation of the Aircast Acquisition, the repayment of the Terminating Indebtedness, the initial extensions of credit made under this Agreement and the other Transactions and the payment of transaction fees and expenses related to the foregoing, all as if such events had occurred on such date (the “Pro Forma Balance Sheet”). Subject to the adjustments noted above, the Pro Forma Balance Sheet will be prepared in accordance with the requirements of Regulation S-X under the Exchange Act, will be based on stated assumptions made in good faith and believed by the Parent to have a reasonable basis set forth therein, and will present fairly in all material respects the consolidated financial condition of the Parent and its Subsidiaries on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the transactions described above.

(d)           The Parent has prepared, and has heretofore furnished to the Administrative Agent a copy of, projected consolidated balance sheets and statements of income and cash flows of the Parent and its Subsidiaries (consisting of balance sheets and statements of income and cash flows prepared by the Parent on a quarterly basis through fiscal year 2006 and on an annual basis thereafter covering a total period of not less than seven years), giving effect to the consummation of the Aircast Acquisition, the repayment of the Terminating Indebtedness, the initial extensions of credit made under this Agreement, the other Transactions and the payment of transaction fees and expenses related to the foregoing (the “Projections”). In the good faith opinion of management of the Parent, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of the Parent, are complete and are believed by the Parent to represent a reasonable estimate of the future performance and financial condition of the Parent and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections.

(e)           After giving effect to the consummation of the Aircast Acquisition and the other Transactions, the Company and the Credit Parties taken as a whole (i) have capital sufficient to carry on their businesses as conducted and as proposed to be conducted, (ii) have assets with a fair saleable value, determined on a going concern basis, which, together with anticipated cash flows, are (y) not less than the amount required to pay the probable liability on their existing debts as they become absolute and matured and (z) greater than the total amount of their liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in their ordinary course.

5.12         Ownership of Properties. Each Credit Party (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the most recent financial statements of the Parent and its Subsidiaries referred to in Section 5.11(a) (and, after giving effect to the Aircast Acquisition, the most recent financial statements of Aircast and its Subsidiaries referred to in Section 5.11(b)) (except, in each case, as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens. Schedule 5.12 lists, as of the Closing Date and after giving effect to the Aircast Acquisition, all Realty of the Parent and its Domestic Subsidiaries, indicating in each case the identity of the owner, the address of the property, the nature of use of the premises, and whether such interest is a leasehold or fee ownership interest.

5.13         ERISA; Foreign Plans.

(a)           Each Credit Party that has Plans subject to ERISA and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code, in each case except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event (i) has occurred within the five (5) year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of any Borrower, is reasonably expected to occur with respect to any Plan. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto that, when added to the aggregate amount of Unfunded Pension Liabilities with respect to all other Plans, exceeds $250,000, and no Credit Party or any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(b)           No Credit Party or any of its ERISA Affiliates has any outstanding liability on account of a complete or partial withdrawal from any Multiemployer Plan.  No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.

(c)           Each Foreign Pension Plan is in compliance in all material respects with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plan except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  With respect to each Foreign Pension Plan, none of the Parent, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Parent or any of its Subsidiaries, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect.

5.14         Environmental Matters.  Except as set forth on Schedule 5.14 and except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           No Hazardous Substances are or have been generated, used, located, released, treated, transported, disposed of or stored, currently or in the past, (i) by any Credit Party or (ii) to the knowledge of any Borrower, by any other Person (including any predecessor in interest) or otherwise, in either case in, on, about or to or from any portion of any real property, leased, owned or operated by any Credit Party, except in compliance with all applicable Environmental Laws; no portion of any such real property or, to the knowledge of any Borrower, any other real property at any time leased, owned or operated by any Credit Party is contaminated by any Hazardous Substance; and no portion of any real property leased, owned or operated by any Credit Party is presently or, to the knowledge of any Borrower, has ever been, the subject of an environmental audit, assessment or remedial action performed or required by any Governmental Authority.

(b)           No portion of any real property leased, owned or operated by any Credit Party has been used by any Credit Party or, to the knowledge of any Borrower, by any other Person, as or for a mine, landfill, dump or other disposal facility, gasoline service station or bulk petroleum products storage facility; and, to the knowledge of any Borrower, no portion of such real property or any other real property currently or at any time in the past leased, owned or operated by any Credit Party has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar United States federal, state or local list) of sites subject to possible Hazardous Substance contamination.

(c)           All activities and operations of the Credit Parties are in compliance with the requirements of all applicable Environmental Laws; each Credit Party has obtained all licenses and permits required under applicable Environmental Laws for its respective operations, all such licenses and permits are being maintained in good standing, and each Credit Party is in compliance with all terms and conditions of such licenses and permits; and no Credit Party is involved in any suit, action or proceeding, or has received any written notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims against any Credit Party or for which any Credit Party may have any liability, and to the knowledge of any Borrower, there are no such Environmental Claims threatened, nor any basis therefor.

5.15         Compliance with Laws.  Each Credit Party has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16         Intellectual Property.  Except as set forth in Schedule 5.16, each Credit Party owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted.  Schedule 5.16 lists, as of the Closing Date and after giving effect to the Aircast Acquisition, all registered Intellectual Property owned by any Credit Party.  No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower know of any such claim, and to the knowledge of any Borrower, the use of such Intellectual Property by any Credit Party does not infringe on the known rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Regulated Industries.  No Credit Party is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.18         Insurance.  Schedule 5.18 sets forth, as of the Closing Date and after giving effect to the Aircast Acquisition, an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, expiration dates and any special cancellation conditions) of all policies of property and casualty, liability (including, but not limited to, product liability), business interruption, workers’ compensation, and other forms of insurance owned or held by the Parent and its Subsidiaries or pursuant to which any of their respective assets are insured.  The assets, properties and business of the Parent and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

5.19         Material Contracts.  Schedule 5.19 lists, as of the Closing Date and after giving effect to the Aircast Acquisition, each contract or other agreement to which any Credit Party is a party, by which any Credit Party or its properties is bound or to which any Credit Party is subject, in each case the termination or cancellation of which, or default thereunder or breach thereof by any Credit Party, could reasonably be expected to have a Material Adverse Effect (collectively, “Material Contracts”), and also indicates the parties thereto.  As of the Closing Date, (i) each Material Contract is in full force and effect and is enforceable by each Credit Party that is a party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’

rights generally, by general or equitable principles or by principles of good faith and fair dealing, and (ii) no Credit Party or, to the knowledge of any Borrower, any other party thereto is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

5.20         Deposit Accounts.  Schedule 5.20 lists, as of the Closing Date and after giving effect to the Aircast Acquisition, all deposit accounts maintained by any Credit Party at any bank or other financial institution located in the United States, and lists in each case the name in which the account is held, the name of the depository institution, the type of account and the account number.

5.21         Security Documents.

(a)           The provisions of each of the Security Documents other than the Mortgages (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a valid and enforceable (subject, in the case of direct enforceability against governmental payors of Accounts (as defined in the Security Agreement) owing to the Credit Parties under the federal Medicare and Medicaid Programs, to the restrictions imposed by the federal Social Security Act and other applicable federal and state laws) security interest in and Lien upon all right, title and interest of each Credit Party that is a party thereto in and to the Collateral purported to be pledged by it thereunder and described therein, and upon (i) the initial extension of credit hereunder, (ii) the filing of appropriately completed Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein, (iii) the filing of appropriately completed short-form assignments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and (iv) the possession by the Administrative Agent of any certificates evidencing the securities pledged thereby, duly endorsed or accompanied by duly executed stock powers, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of the applicable Credit Party in and to such Collateral, to the extent that such security interest and Lien can be perfected by such filings, actions and possession, subject only to Permitted Liens.

(b)           The provisions of each Mortgage (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the Lenders, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party that is a party thereto in and to the mortgaged premises described therein, and upon (i) the initial extension of credit hereunder and (ii) the filing of such Mortgage in the applicable real property recording office, such security interest and Lien shall constitute a fully perfected and first priority security interest in and Lien upon such right, title and interest of such Credit Party in and to such mortgaged premises, in each case prior and superior to the rights of any other Person and subject only to Permitted Liens.

5.22         Labor Relations.  No Credit Party is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended, to the extent applicable to such Credit Party.  As of the Closing Date and after giving effect to the Aircast Acquisition, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of any Borrower, threatened, against any Credit Party, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of any Borrower, threatened, against any Credit Party, and (iii) to the knowledge of any Borrower, no petition for certification or union election or union organizing activities taking place with respect to any Credit Party.  As of the Closing Date and after giving effect to the Aircast Acquisition, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties.

5.23         No Burdensome Restrictions.  No Credit Party is a party to any written agreement or instrument or subject to any other obligations or any charter or corporate restriction or any provision of any applicable Requirement of Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.24         OFAC; Anti-Terrorism Laws.

(a)           No Credit Party or any Affiliate of any Credit Party (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b)           Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  The Credit Parties are in compliance in all material respects with the PATRIOT Act.

5.25         Aircast Acquisition.  The Company has heretofore furnished to the Administrative Agent a true and complete copy of the Aircast Stock Purchase Agreement, together with all schedules and exhibits thereto and all agreements required to be executed and delivered pursuant thereto, and in each case all amendments, modifications and waivers relating thereto.  As of the Closing Date and immediately prior to giving effect to the consummation of the Aircast Acquisition, (i) none of such agreements has been amended, modified or supplemented, nor any condition or provision thereof waived, in any material respect other than as approved by the Administrative Agent, and each such agreement is in full force and effect and no Credit Party (or, to the knowledge of the Company, any other party thereto) is in default thereunder or in breach thereof, and (ii) all representations and warranties of the Company and, to the knowledge of the Company, all representations and warranties of the selling stockholders contained in the Aircast Stock Purchase Agreement are true and correct with the same effect as if made on and as of the Closing Date except for representations and warranties that speak as of an earlier date (which are true and correct as of such date) except, in each case, for any failure that, individually or in the aggregate, has not resulted in or would not result in a Material Adverse Effect.  As of the Closing Date and after giving effect to the Aircast Acquisition, all principal, interest and other amounts outstanding under the Terminating Indebtedness has been indefeasibly satisfied in full.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Parent and the Borrowers covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans together with all other amounts (including any Reimbursement Obligations) then due and owing hereunder:

6.1           Financial Statements.  The Borrowers will deliver to the Administrative Agent and to each Lender:

(a)           As soon as available and in any event within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter ending after the Closing Date, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income and cash flows for the Parent and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

(b)           As soon as available and in any event within 100 days after the end of each fiscal year, beginning with fiscal year 2006, an audited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and stockholders’ equity for the Parent and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and (with respect to the audited statements) certified by Ernst & Young LLP or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit or otherwise qualified in any material respect and to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.

6.2           Other Business and Financial Information.  The Borrowers will deliver to the Administrative Agent and each Lender:

(a)           Concurrently with each delivery of the financial statements described in Sections 6.1(a) and 6.1(b), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by a Financial Officer of the Parent, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VII as of the last day of the period covered by such financial statements;

(b)           Concurrently with each delivery of the financial statements described in Section 6.1(b), a certificate executed by a Financial Officer of the Parent in form and substance reasonably satisfactory to the Administrative Agent and setting forth the calculation of Excess Cash Flow for such fiscal year (provided that such certificate shall not be required if no Excess Cash Flow payment with respect to such fiscal year is required under Section 2.6(g));

(c)           As soon as available and in any event within thirty (30) days after the commencement of each fiscal year, beginning with the 2007 fiscal year, a consolidated operating budget for the Parent and its Subsidiaries for such fiscal year (prepared on a quarterly basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate of a Financial Officer of the Parent to the effect that such budget has been prepared in good faith based on estimates and assumptions believed to be reasonable; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budget;

(d)           Promptly upon receipt thereof, copies of any “management letter” submitted to the Parent or any of its Subsidiaries by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from the Parent or any such Subsidiary in respect thereof;

(e)           Except to the extent the Company has notified the Administrative Agent and Lenders that such information is electronically available on the internet at a website specified in such notice and to which each of the Administrative Agent and the Lenders has access without charge, promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Parent shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Credit Party shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by the Parent to the public concerning material developments in the business of the Parent and its Subsidiaries;

(f)            Promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of any Credit Party obtaining knowledge thereof, written notice of any of the following:

(i)            the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Parent specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Parent has taken and proposes to take with respect thereto;

(ii)           the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Credit Party, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.5 or this Section 6.2(f)(ii);

(iii)          the receipt by any Credit Party from any Governmental Authority of (A) any notice asserting any failure by any Credit Party to be in compliance with applicable Requirements of Law or that threatens the taking of any action against any Credit Party or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Credit Party, where such action could reasonably be expected to have a Material Adverse Effect;

(iv)          the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Parent specifying the details of such ERISA Event and the action that the applicable Credit Party has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Credit Party or an ERISA Affiliate with respect to such ERISA Event;

(v)           the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which any Credit Party is a party, the default under or termination or cancellation of which could reasonably be expected to have a Material Adverse Effect;

(vi)          the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting any Credit Party or any real property leased, operated or owned by any Credit Party, or any Credit Party’s discovery of a basis for any such Environmental Claim; (y) the receipt by any Credit Party of written notice of any alleged violation of or noncompliance with any Environmental Laws by any Credit Party or for which any Credit Party may have any liability or any release of any Hazardous Substance allegedly by any Credit Party or for which any Credit Party may have any liability; or (z) the taking of any investigation, remediation or other response action by any Credit Party or any other Person in response to the actual or alleged violation of any Environmental Law by any Credit Party or generation, storage, transport, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased, operated or owned by any Credit Party; but in each case under clauses (x), (y) and (z) above, only to the extent the same could reasonably be expected to have a Material Adverse Effect; and

(vii)         any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible

Officer of the Parent setting forth the nature and period of existence thereof and the action that the affected Credit Parties have taken and propose to take with respect thereto; and

(g)           As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Credit Party as the Administrative Agent or any Lender may from time to time reasonably request.

6.3           Existence; Franchises; Maintenance of Properties.  Each of the Parent and the Borrowers will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section 8.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Company, are no longer useful or desirable in the conduct of the business of the Credit Parties.

6.4           Compliance with Laws.  Each of the Parent and the Borrowers will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

6.5           Payment of Obligations.  Each of the Parent and the Borrowers will, and will cause each of its Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any Credit Party; provided, however, that no Credit Party shall be required to pay any such liability, obligation, tax, assessment, charge, levy or claim that is being contested in good faith (and by appropriate proceedings, except with respect to non-governmental claims not exceeding $250,000 in the aggregate at any time) and as to which such Credit Party is maintaining adequate reserves with respect thereto in accordance with GAAP.

6.6           Insurance.  Each of the Parent and the Borrowers will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, and maintain such other or additional insurance on such terms and subject to such conditions as may be required under any Security Document.

6.7           Maintenance of Books and Records; Inspection.  Each of the Parent and the Borrowers will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties in accordance with sound business practices sufficient to permit the preparation of financial statements required under this Agreement in accordance with GAAP, and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and prepare all financial statements required under this Agreement, in accordance with GAAP, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Parent, the independent public accountants of the Parent and its Subsidiaries (and by this provision the Parent authorizes such accountants to discuss the finances and affairs of the Parent and its Subsidiaries, provided that the Parent shall be entitled to be present at any such discussions), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

6.8           [Reserved.]

6.9           Permitted Acquisitions.  In addition to the requirements contained in the definition of Permitted Acquisition and in the other applicable terms and conditions of this Agreement, the Borrowers shall, with respect to any Permitted Acquisition, comply with, and cause each other applicable Credit Party to comply with, the following covenants:

(a)           Not less than ten (10) Business Days prior to the consummation of any Permitted Acquisition having an Acquisition Amount of $25,000,000 or more, the Borrowers shall have delivered to the Administrative Agent and each Lender the following:

(i)            a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Person or business that is the subject of such Permitted Acquisition (each, a “Target”);

(ii)           historical financial statements of the Target (or, if there are two or more Targets that are the subject of such Permitted Acquisition and that are part of the same consolidated group, consolidated historical financial statements for all such Targets) for the two (2) most recent fiscal years available and, if available, for any interim periods since the most recent fiscal year-end;

(iii)          consolidated projected income statements of the Parent and its Subsidiaries (giving effect to such Permitted Acquisition and the consolidation of each relevant Target) for the three-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments;

(iv)          with respect to any such Permitted Acquisition in which any Contingent Purchase Price Obligations or Seller Subordinated Indebtedness shall be incurred by any Borrower or any other Credit Party, a copy of the most recent draft of the acquisition agreement (including schedules and exhibits thereto, to the extent available) and other material documents (including the documentation evidencing such Contingent Purchase Price Obligations or Seller Subordinated Indebtedness); and

(v)           a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Financial Officer of the Company setting forth the Acquisition Amount (including the calculation of any Contingent Purchase Price GAAP Amount constituting part of such Acquisition Amount and any Contingent Purchase Price Reserve Amount associated with such Permitted Acquisition) and further to the effect that, to the best of such Financial Officer’s knowledge the consummation of such Permitted Acquisition will not result in a violation of any provision of this Section 6.9 or any other provision of this Agreement, and after giving effect to such Permitted Acquisition and any Borrowings made in connection therewith, the Company will be in compliance with the financial covenants contained in Article VII, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if each such Target had been consolidated with the Company for those periods applicable to such covenants (such calculations to be attached to the certificate using the Covenant Compliance Worksheet).

(b)           As soon as reasonably practicable after the consummation of any Permitted Acquisition having an Acquisition Amount of $5,000,000 or more, the Borrowers will notify the Administrative Agent and the Lenders of such Permitted Acquisition and will deliver (i) to the Administrative Agent and each Lender, in the case of any Permitted Acquisition having an Acquisition Amount of $10,000,000 or more but less than $25,000,000, the certificate and calculations described in clause (v) of Section 6.9(a), and (ii) to the Administrative Agent or any Lender, upon its request therefor, true and correct copies of the fully executed acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith.

(c)           The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Company that (except as shall have been approved in writing by the Required Lenders) all conditions thereto set forth in this Section 6.9 and in the description furnished under Section 6.9(a)(i) have been satisfied, that the same is permitted in accordance with the terms of this Agreement, and that the matters certified to by the Financial Officer of the Company in the certificate referred to in Section 6.9(a)(v) are, to the best of such Financial Officer’s knowledge, true and correct in all material respects as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty as of the date thereof for all purposes hereunder, including, without limitation, for purposes of Sections 4.2 and 9.1.

6.10         Creation or Acquisition of Subsidiaries.  Subject to the provisions of Section 8.5, the Company may from time to time create or acquire new Wholly Owned Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Wholly Owned Subsidiaries of the Company may create or acquire new Wholly Owned Subsidiaries, provided that:

(a)           Concurrently with (and in any event within ten (10) Business Days after) the creation or direct or indirect acquisition by the Company thereof, each such new Subsidiary will execute and deliver to the Administrative Agent (i) a joinder to the Guaranty Agreement, pursuant to which such new Subsidiary shall become a guarantor thereunder and shall guarantee the payment in full of the Obligations of the Borrowers under this Agreement and the other Credit Documents, and (ii) a joinder to the Security Agreement, pursuant to which such new Subsidiary shall become a party thereto and shall grant to the Administrative Agent a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as Collateral for its obligations under the Guaranty Agreement, subject only to Permitted Liens;

(b)           Concurrently with (and in any event within ten (10) Business Days after) the creation or acquisition of any new Subsidiary all or a portion of the Capital Stock of which is directly owned by the Company, the Company will execute and deliver to the Administrative Agent an amendment or supplement to the Pledge Agreement pursuant to which all of the Capital Stock of such new Subsidiary owned by the Company shall be pledged to the Administrative Agent, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank; and concurrently with (and in any event within ten (10) Business Days after) the creation or acquisition of any new Subsidiary all or a portion of the Capital Stock of which is directly owned by another Subsidiary, the parent Subsidiary will execute and deliver to the Administrative Agent an appropriate joinder, amendment or supplement to the Pledge Agreement, pursuant to which all of the Capital Stock of such new Subsidiary owned by such parent Subsidiary shall be pledged to the Administrative Agent, together with the certificates evidencing such Capital Stock and undated stock powers duly executed in blank;

(c)           As promptly as reasonably possible, the Company and its Subsidiaries will deliver any such other documents, certificates and opinions (including opinions of counsel, certified copies of its organizational documents, resolutions, lien searches and other customary items), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent or the Required Lenders may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a perfected security interest in the Collateral being pledged pursuant to the documents described above; and

(d)           Notwithstanding the foregoing, with respect to any Foreign Subsidiary, (i) the Capital Stock of such Foreign Subsidiary shall be required to be pledged only if such Foreign Subsidiary is both a First-Tier Foreign Subsidiary and a Material Foreign Subsidiary, and in any event such pledge shall not exceed sixty-five percent (65%) of the voting Capital Stock of such Foreign Subsidiary, unless and to the extent that the pledge of greater than sixty-five percent (65%) of the voting Capital Stock of such Foreign Subsidiary would not cause any adverse tax consequences to the Company (other than that which would be de minimis), and (ii) such Foreign Subsidiary shall not be required to become a Subsidiary Guarantor or become a party to the Security Agreement (and the documents, certificates, opinions and other items required under Section 6.10(c) shall not be required with respect to such Foreign Subsidiary) if (y) such Foreign Subsidiary is not a Material Foreign Subsidiary or (z) doing so would cause adverse tax consequences to the Company (other than that which would be de minimis); provided that in the event any Foreign Subsidiary that is not initially a Material Foreign Subsidiary subsequently becomes a Material Foreign Subsidiary, such Foreign Subsidiary shall be subject to the requirements of this Section 6.10 (subject to the limitations set forth in this Section 6.10(d)); and provided further that if at any time all First-Tier Foreign Subsidiaries whose Capital Stock is not pledged to the Administrative Agent represent at such time (together with their respective direct and indirect Subsidiaries, on a consolidated basis) 15% or more of the consolidated revenues or the total assets of the Parent and its Subsidiaries taken as a whole, then the Company shall pledge or cause to be pledged to the Administrative Agent the Capital Stock of one or more such First-Tier Foreign Subsidiaries (irrespective of whether any such First-Tier Foreign Subsidiary is a Material Foreign Subsidiary, but subject to the 65% limitation set forth in this Section 6.10(d), unless and to the extent that the pledge of greater than sixty-five percent (65%) of the voting Capital Stock of such Foreign Subsidiary would not cause any adverse tax consequences to the Company (other than that which would be de minimis)) to the extent necessary to reduce such percentage below 15%.

6.11         Additional Security.  Each of the Parent and the Borrowers will, and will cause each of its Subsidiaries to, grant to the Administrative Agent, for the benefit of the Lenders, from time to time security interests, mortgages and other Liens in and upon such of its assets and properties as are not covered by the Security Documents executed and delivered on the Closing Date or pursuant to Section 6.10 and as may be reasonably requested from time to time by the Required Lenders (including, without limitation, a Mortgage with respect to owned interests in real property but excluding leased real property), but subject to the proviso at the end of Section 6.10, and provided that no Mortgages shall be required with respect to the Aircast Owned Properties during the first year following the Closing Date, it being understood and agreed that the Administrative Agent may require such Mortgages at any time on or after the first anniversary of the Closing Date.  Such security interests, mortgages and Liens shall be granted pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and shall constitute valid and perfected security interests and Liens, subject to no Liens other than Permitted Liens.  Without limitation of the foregoing, in connection with the grant of any Mortgage, the Company will, and will cause each applicable Subsidiary to, at the Company’s expense, prepare, obtain and deliver to the Administrative Agent any environmental assessments, appraisals, surveys, title insurance and other matters or documents as the Administrative Agent may reasonably request or as may be required under applicable banking laws and regulations.

6.12         Environmental Laws.  Each of the Parent and the Borrowers will, and will cause each of its Subsidiaries to, (i) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required to be conducted by any Credit Party under applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities applicable to any Credit Party regarding

Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

6.13         OFAC, PATRIOT Act Compliance.  Each of the Parent and the Borrowers will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

6.14         Further Assurances.  Each of the Parent and Borrowers will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders to perfect and maintain the validity and priority of the Liens granted pursuant to the Security Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents.

6.15         Post-Closing Matters.

(a)           Unless otherwise agreed by the Administrative Agent in writing, upon the Company’s relocation of its corporate headquarters to a new leased facility in Vista, California, the Company will use commercially reasonable efforts to obtain a landlord agreement from the landlord of such facility within sixty (60) days after the Company takes occupancy.

(b)           Unless otherwise agreed by the Administrative Agent in writing, within ninety (90) days after the Closing Date, the Company shall have executed and delivered to the Administrative Agent a pledge agreement effective under Swedish law to pledge to the Administrative Agent 65% of the voting Capital Stock of Aircast Scandinavia, AB, together with an opinion of Swedish counsel in form and substance satisfactory to the Administrative Agent.

(c)           Unless otherwise agreed by the Administrative Agent in writing, within ninety (90) days after the Closing Date, the Company shall have executed and delivered to the Administrative Agent a Pledge Agreement Without Transmission of Possession (Contrato de Prenda sin Transmision de Posesión) (or an amendment to the existing pledge agreement) with respect to the equipment and inventory of the Company located in Mexico, together with an opinion of Mexican counsel and such other documents and certificates as the Administrative Agent shall reasonably request, all in form and substance satisfactory to the Administrative Agent.

(d)           Unless otherwise agreed by the Administrative Agent in writing, within ninety (90) days after the Closing Date (unless the Company has, on or before such date, transferred 100% direct ownership of dj Orthopedics Deutschland GmbH to another Foreign Subsidiary), the Company shall have begun the preparation of, and shall have executed and delivered to the

Administrative Agent within 180 days after the Closing Date, a pledge agreement effective under German law to pledge to the Administrative Agent 65% of the voting Capital Stock of dj Orthopedics Deutschland GmbH, together with an opinion of German counsel in form and substance satisfactory to the Administrative Agent.

ARTICLE VII

FINANCIAL COVENANTS

The Company covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans together with all other amounts (including any Reimbursement Obligations) then due and owing hereunder:

7.1           Total Leverage Ratio.  The Company will not permit the Total Leverage Ratio as of the last day of any fiscal quarter, beginning with the first fiscal quarter of fiscal year 2006, to be greater than the ratio set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Period	Maximum Total Leverage Ratio

1st FQ of 2006 through and including 3rd FQ of 2006	4.5:1.0
4th FQ of 2006	4.25:1.0
1st FQ of 2007	4.00:1.0
2nd FQ of 2007	3.75:1.0
3rd FQ of 2007 through and including 4th FQ of 2007	3.50:1.0
1st FQ of 2008 through and including 2nd FQ of 2008	3.25:1.0
3rd FQ of 2008 through and including 4th FQ of 2008	3.00:1.0
1st FQ of 2009 through and including 4th FQ of 2009	2.75:1.0
Thereafter	2.50:1.0

7.2           Fixed Charge Ratio.  The Company will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, beginning with the first fiscal quarter of fiscal year 2006, to be less than 1.5 to 1.0.

ARTICLE VIII

NEGATIVE COVENANTS

Each of the Parent and the Borrowers covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all principal and interest with respect to the Loans together with all other amounts (including any Reimbursement Obligations) then due and owing hereunder:

8.1           Merger; Consolidation.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

(i)            any Wholly Owned Subsidiary of the Company that is a Domestic Subsidiary may merge or consolidate with, or be liquidated into, (x) the Company (so long as the Company is the surviving or continuing entity), (y) any other Wholly Owned Subsidiary that is a Domestic Subsidiary (so long as the surviving or continuing entity is a Subsidiary Guarantor), or (z) another Person (other than another Credit Party), so long as (A) the surviving or continuing entity is a Subsidiary Guarantor and (B) such merger or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Sections 6.9 and 6.10 are satisfied, and in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii)           any Wholly Owned Subsidiary of the Company that is a Foreign Subsidiary may merge or consolidate with, or be liquidated into, (x) the Company (so long as the Company is the surviving or continuing entity), (y) any other Wholly Owned Subsidiary that is a Foreign Subsidiary (so long as, if either constituent entity is a Foreign Borrower, the surviving or continuing entity is a Foreign Borrower), or (z) another Person (other than another Credit Party), so long as (A) if either constituent entity is a Foreign Borrower, the surviving or continuing entity is a Foreign Borrower and (B) such merger or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Sections 6.9 and 6.10 are satisfied, and in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)          the Company may merge or consolidate with (y) a Wholly Owned Subsidiary of the Company as permitted under Sections 8.1(i) and 8.1(ii) or (z) another Person (other than another Credit Party), so long as (A) the Company is the surviving or continuing entity and (B) such merger or consolidation constitutes a Permitted Acquisition and the applicable conditions and requirements of Sections 6.9 and 6.10 are satisfied, and in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom; and

(iv)          any Subsidiary that is not a Subsidiary Guarantor or a Borrower may merge into or consolidate with, or be liquidated into, any other Subsidiary that is not a Subsidiary Guarantor or a Borrower.

8.2           Indebtedness.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(i)            Indebtedness of the Credit Parties in favor of the Administrative Agent and the Lenders incurred under this Agreement and the other Credit Documents;

(ii)           accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, in each case above to the extent constituting Indebtedness;

(iii)          Indebtedness of the Company and its Subsidiaries incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets in the ordinary course of business (or assumed or acquired by the Company and its Subsidiaries in connection with a Permitted Acquisition or other transaction permitted under this Agreement), including Indebtedness in respect of Capital Lease Obligations, and any renewals, replacements, refinancings or extensions thereof, provided that all such Indebtedness shall not exceed $25,000,000 in aggregate principal amount outstanding at any one time;

(iv)          unsecured loans and advances (A) by the Company or any Subsidiary to any Subsidiary Guarantor, (B) by any Subsidiary to the Company, or (C) by the Company or any Subsidiary to any Subsidiary that is not a Subsidiary Guarantor, provided in each case that any such loan or advance is subordinated in right and time of payment to the Obligations and is evidenced by a promissory note, in form and substance reasonably satisfactory to the Administrative Agent and pledged to the Administrative Agent pursuant to the Security Documents, and provided further that all such loans and advances made pursuant to clause (C) above to Subsidiaries (including Foreign Subsidiaries) that are not Subsidiary Guarantors shall be subject to the limitations on Investments set forth in Section 8.5;

(v)           Indebtedness of the Credit Parties under Hedge Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;

(vi)          Indebtedness existing on the Closing Date and described in Schedule 8.2 and any renewals, replacements, refinancings or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier final maturity date or decreased weighted average life thereof;

(vii)         Indebtedness consisting of Guaranty Obligations of any Credit Party incurred in the ordinary course of business for the benefit of another Credit Party, provided that the primary obligation being guaranteed is permitted by this Agreement, and provided further that any Guaranty Obligations of the Parent, any Borrower or any Subsidiary Guarantor of obligations of a Subsidiary that is not a Subsidiary Guarantor shall be subject to the limitations on Investments set forth in Section 8.5;

(viii)        unsecured Indebtedness issued after the Closing Date by the Company or any of its Subsidiaries to sellers in connection with Permitted Acquisitions (including Indebtedness consisting of Contingent Purchase Price Obligations), in an aggregate principal amount not exceeding $30,000,000 outstanding at any time, provided that such Indebtedness (A) is fully subordinated in right and time of payment to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent, and (B) shall have covenants and undertakings that are no more restrictive than those contained herein and shall not be cross-defaulted to this Agreement (but may be cross-accelerated) (the Indebtedness described in this paragraph, “Seller Subordinated Indebtedness”); and Guaranty Obligations of the Parent in respect of Seller Subordinated Indebtedness permitted hereunder, provided that such Guaranty Obligations comply with clauses (A) and (B) above;

(ix)           Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by the Company or any of its Subsidiaries in the ordinary course of business;

(x)            Indebtedness of the Parent and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xi)           Indebtedness of Foreign Subsidiaries of the Company under working capital and other local credit arrangements in an aggregate principal amount outstanding at any time not exceeding $5,000,000 for any such Foreign Subsidiary and $20,000,000 in the aggregate for all Foreign Subsidiaries, and any Guaranty Obligations of the Parent or the Company in respect thereof;

(xii)          Indebtedness of the Parent or any of its Subsidiaries incurred to finance a Permitted Acquisition or the proceeds of which are used to prepay the Term Loans in accordance with Section 2.6; provided, in each case that (A) such Indebtedness is (and all Guaranty Obligations with respect to such Indebtedness are) unsecured and subordinated in right and time of payment to the Obligations pursuant to subordination provisions that are either (1) reasonably satisfactory to the Administrative Agent or (2) confirmed by a nationally recognized investment bank (that is not the Administrative Agent or an Affiliate thereof) as market terms and conditions at such time for similar debt securities issued by Persons whose debt securities have credit ratings not greater than that of the Parent, (B) the covenants and events of default of such Indebtedness are, taken as a whole, materially less restrictive than those contained in this Agreement (and shall not include any covenant or event of default more restrictive than those contained in this Agreement), (C) both immediately prior and after giving effect thereto, (1) no Default or Event of Default shall exist or result therefrom and (2) the Company shall be in compliance with the financial covenants set forth in Article VII, such compliance immediately after giving effect thereto determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if such Indebtedness had been incurred on the first day of such Reference

Period, and the Administrative Agent shall have received a certificate of a Financial Officer of the Company to such effect, and (D) such Indebtedness matures, and does not require any scheduled amortization or other scheduled or mandatory payments of principal prior to, at least six (6) months after the Tranche B Term Loan Maturity Date, other than (1) redemptions made at the option of the holders of such Indebtedness upon a change in control of the issuer in circumstances that would also constitute a Change of Control under this Agreement (provided that any such redemption cannot be made fewer than 30 days after such change in control and that any such redemption is fully subordinated to the indefeasible payment in full of all principal, interest and other amounts under the Credit Documents) and (2) mandatory prepayments required as a result of asset dispositions if such Indebtedness allows the issuer to satisfy such mandatory prepayment requirement by prepayment of Loans under this Agreement or other senior obligations of the issuer or reinvestment of the asset disposition proceeds within a specified period of time; and

(xiii)         other unsecured Indebtedness of the Company and its Domestic Subsidiaries not exceeding $20,000,000 in aggregate principal amount outstanding at any time.

8.3           Liens.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i)            Liens in favor of the Administrative Agent and the Lenders created by or otherwise existing under or in connection with this Agreement and the other Credit Documents;

(ii)           Liens in existence on the Closing Date and set forth on Schedule 8.3, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof);

(iii)          Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty (60) days or that are being contested in good faith (and by appropriate proceedings, except with respect to claims not exceeding $500,000 in the aggregate at any time) and for which adequate reserves have been established in accordance with GAAP (if so required);

(iv)          Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.1(j)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, customs bonds, bids, tenders, statutory obligations, indemnity, surety and appeal bonds, leases, public or statutory obligations, contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(v)           Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vi)          any attachment or judgment Lien not constituting an Event of Default under Section 9.1(h);

(vii)         Liens securing the Indebtedness permitted under Section 8.2(iii), provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within one hundred eighty (180) days after the acquisition (or completion of construction or improvement) or the refinancing thereof by the Company or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to the Company or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of the Company or any of its Subsidiaries except assets then being financed solely by the same financing source and proceeds thereof;

(viii)        customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Parent or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(ix)           Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code on items in collection and the documents relating thereto and proceeds thereof;

(x)            Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder;

(xi)           with respect to any Realty occupied by the Parent or any of its Subsidiaries, (a) all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof, and (b) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by the Administrative Agent;

(xii)          any leases, subleases, licenses or sublicenses granted by the Company or any of its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of the Company and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement;

(xiii)         Liens on the assets of Foreign Subsidiaries, securing Indebtedness of such Foreign Subsidiaries permitted under Section 8.2(xi); and

(xiv)        other Liens securing obligations not exceeding $1,000,000 in aggregate principal amount outstanding at any time.

8.4           Asset Dispositions.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make or agree to make any Asset Disposition except for:

(i)            the sale or other disposition of inventory and Cash Equivalents in the ordinary course of business, and the termination or unwinding of Hedge Agreements permitted hereunder;

(ii)           the sale, exchange or other disposition in the ordinary course of business of equipment or other capital assets no longer used or useful in the business of the Company and its Subsidiaries;

(iii)          the sale or other disposition of assets pursuant to any Casualty Event, provided any Net Cash Proceeds therefrom are be reinvested or applied to the prepayment of the Loans in accordance with the provisions of Section 2.6(e);

(iv)          the sale, lease, transfer or other disposition of assets by the Company or any Subsidiary of the Company to the Company or to a Subsidiary Guarantor (or by any Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor), in each case so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(v)           the sale or other disposition of the Aircast Owned Properties; and

(vi)          the sale or other disposition of assets (other than the Capital Stock of Subsidiaries) outside the ordinary course of business for fair value and for consideration at least 66-2/3% of which consists of cash or Cash Equivalents, provided that (x) the aggregate amount of Net Cash Proceeds from all such sales or dispositions that are consummated during any fiscal year shall not exceed $5,000,000, (y) such Net Cash Proceeds shall, to the extent required hereunder, be reinvested or applied to the prepayment of the Loans in accordance with the provisions of Section 2.6(f), and (z) no Default or Event of Default shall have occurred and be continuing or would result therefrom.  For purposes of this Section 8.4, the following shall be deemed to be cash:

(a) the assumption of any liabilities of the Company or any Subsidiary Guarantor with respect to, and the release of the Company or such Subsidiary Guarantor from all liability in respect of, any Indebtedness of the Company or the Subsidiaries permitted hereunder (in the amount of such Indebtedness) that is due and payable within one year of the consummation of such disposition and (b) securities received by the Company or any Subsidiary Guarantor from the transferee that are immediately convertible into cash without breach of their terms or the agreement pursuant to which they were purchased and that are promptly converted by the Company or such Subsidiary Guarantor into cash.

8.5           Investments.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, other than:

(i)            Investments consisting of Cash Equivalents;

(ii)           Investments consisting of the extension of trade credit, the creation of prepaid expenses, and the purchase of inventory, supplies, equipment and other assets, in each case in the ordinary course of business;

(iii)          Investments consisting of loans and advances to employees, officers or directors of the Parent and its Subsidiaries in the ordinary course of business not exceeding $1,500,000 at any time outstanding, provided that loans for the purpose of acquiring Capital Stock of the Parent the Net Cash Proceeds of which Equity Issuance are contributed to the capital of the Company or used to acquire Capital Stock of the Company shall not be subject to such limit;

(iv)          Investments (including equity securities and debt obligations) of the Company and its Subsidiaries (a) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business or (b) constituting non-cash proceeds of any sale, transfer or other disposition permitted by Sections 8.4(ii) or 8.4(vi);

(v)           without duplication, Investments consisting of intercompany Indebtedness permitted under Section 8.2(iv);

(vi)          Investments existing as of the Closing Date and described in Schedule 8.5;

(vii)         Investments of the Credit Parties under Hedge Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;

(viii)        Investments (y) of the Parent in the Company and (z) of the Company in its Subsidiaries, in each case to the extent made prior to the Closing Date;

(ix)           Investments consisting of the making of capital contributions or the purchase of Capital Stock (x) by the Parent in the Company, (y) by the Company or any Subsidiary in (i) any Subsidiary Guarantor or (ii) in any newly created Wholly Owned Subsidiary that is (or immediately after giving effect to such Investment will be) a Subsidiary Guarantor, provided that the Company complies with the provisions of Section 6.10, and provided further that in no event shall any Foreign Subsidiary create or acquire any Domestic Subsidiary, and (z) by any Subsidiary in the Company;

(x)            Investments (other than Acquisitions) consisting of the making of capital contributions or the purchase of Capital Stock by the Company in a Foreign Subsidiary, the proceeds of which will be used to fund all or a portion of the Acquisition Amount for a Permitted Acquisition;

(xi)           Investments (other than Acquisitions) by the Company in Foreign Subsidiaries (including, without limitation, capital contributions made to any Foreign Subsidiary, loans made to any Foreign Subsidiary, and Guarantee Obligations with respect to obligations of any such Foreign Subsidiary (other than Guarantee Obligations under Section 8.2(xi)) made after the Closing Date in an aggregate amount not exceeding $15,000,000 at any time outstanding for all such Investments; provided that (y) the aggregate permitted outstanding amount for all such Investments shall increase to $25,000,000 upon delivery pursuant to Section 6.2(a) of a Compliance Certificate indicating a Total Leverage Ratio of equal to or less than 2.5 to 1.0 as of the last day of the Reference Period covered thereby (but provided further that in the event the Total Leverage Ratio should equal or exceed 3.0 to 1.0 as of the last day of any Reference Period at any time thereafter, the aggregate permitted outstanding amount for all such Investments pursuant to this Section 8.5(xi) shall automatically be reduced to $15,000,000 (plus any such Investments pursuant to this Section 8.5(xi) outstanding at the time of reduction to the extent in excess of $15,000,000, but only to the extent of such excess)), and (z) notwithstanding the foregoing, no Investments may be made under this Section 8.5(xi) if a Default or Event of Default has occurred and is continuing or would result therefrom;

(xii)          the Aircast Acquisition;

(xiii)         Permitted Acquisitions; and

(xiv)        other Investments of the Company and its Subsidiaries not otherwise permitted under this Section 8.5 (including joint ventures, but excluding Investments in Foreign Subsidiaries) in an aggregate amount not exceeding $10,000,000 at any time outstanding for all such Investments.

8.6           Restricted Payments.

(a)           Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing (any of the foregoing, a “Restricted Payment”), except that:

(i)            the Parent and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Common Stock;

(ii)           the Company may make dividend payments or other distributions to the Parent in amounts equal to amounts required for the Parent to pay (y) United States federal, state and local income taxes to the extent such taxes are attributable to the income of the Company and its Subsidiaries and (z) ordinary and reasonable holding company operating expenses;

(iii)          each Wholly Owned Subsidiary of the Company may declare and make dividend payments or other distributions to the Company or to another Subsidiary of the Company, in each case to the extent not prohibited under applicable Requirements of Law;

(iv)          so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may declare and make dividend payments and other distributions to the Parent to enable the Parent to purchase, redeem, retire or otherwise acquire shares of its Capital Stock (or options or rights to acquire its Capital Stock) held by former officers, directors or employees following termination of service or employment, in an aggregate cash amount not exceeding $2,000,000 during any fiscal year or $5,000,000 for all such purchases, redemptions, retirements and acquisitions from and after the Closing Date, in each case net of any proceeds received by the Parent as a result of resales of any such Capital Stock; and

(v)           the Company may make dividend payments or other distributions to the Parent to enable the Parent to make any Restricted Payment in an amount that, taken together with the aggregate of all other Restricted Payments made by the Parent and its Subsidiaries (other than Restricted Payments permitted under Sections 8.6(a)(i), 8.6(a)(ii) and 8.6(a)(iii), but including Restricted Payments permitted under Section 8.6(a)(iv)) from and after the Closing Date, does not exceed the sum of (A) 25% of Excess Cash Flow for the period (taken as one accounting period) from the Closing Date to the end of the most recently ended fiscal quarter for which the Company has delivered financial statements as required by Sections 6.1(a) or 6.1(b), as the case may be, and the Compliance Certificate as required by Section 6.2(a), and (B) $20,000,000, so long as (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (z) the Company shall be in compliance with the financial covenants contained in Article VII and the Total Leverage Ratio shall not exceed 2.5 to

1.0, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if such Restricted Payment had been made on the first day of such period (and in the case of any Restricted Payment or series of related Restricted Payments in an amount exceeding $5,000,000, the Company shall have furnished to the Administrative Agent a certificate of a Financial Officer of the Company as to such compliance, together with supporting calculations).

(b)           Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any payment or prepayment of principal on, or interest, fees or premium (if any) with respect to, any Subordinated Indebtedness, or directly or indirectly make any redemption (including pursuant to any change of control or asset disposition provision), retirement, defeasance or other acquisition for value of any Subordinated Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes; provided, however, that the Company and its Subsidiaries may make scheduled principal and interest payments on any Seller Subordinated Indebtedness incurred or issued pursuant to (and in accordance with the terms of) Section 8.2(viii) and any Subordinated Indebtedness existing on the Closing Date and described in Schedule 8.2, in each case in accordance with the terms of such Indebtedness (including any subordination provisions thereof).

8.7           Transactions with Affiliates.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Parent or any of its Subsidiaries, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of the Parent or any of its Subsidiaries; provided, however, that nothing contained in this Section 8.7 shall prohibit:

(i)            transactions described on Schedule 8.7 (and any renewals or replacements thereof on terms not materially more disadvantageous to the applicable Credit Party) or otherwise expressly permitted under this Agreement;

(ii)           transactions among the Company and the Subsidiary Guarantors (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Agreement);

(iii)          the payment and provision by the Parent and its Subsidiaries of reasonable compensation, benefits, indemnification and loans and advances permitted by Section 8.5(iii) to their directors, officers and employees;

(iv)          Equity Issuances with respect to the Parent’s Capital Stock to directors, officers and employees of the Credit Parties pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the Board of Directors of the Parent; and

(v)           any contribution to the capital of the Company by the Parent or any purchase of Capital Stock of the Company by the Parent.

8.8           Lines of Business.

(a)           Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, engage in any lines of business other than the businesses engaged in by it on the Closing Date and businesses and activities complementary or reasonably related thereto.

(b)           Notwithstanding the provisions of Section 8.8(a) or any other provision of this Agreement, the Parent shall not (i) hold any assets other than the Capital Stock of the Company, cash and Cash Equivalents and rights under employment agreements and written employment arrangements, (ii) have any liabilities other than (A) liabilities under and as permitted by the Credit Documents, (B) tax liabilities in the ordinary course of business, (C) liabilities under employment agreements and written employment arrangements and (D) corporate, administrative and operating expenses in the ordinary course of business, or (iii) engage in any business other than (A) owning the Capital Stock of the Company and activities incidental to such ownership and to its public company status, and (B) acting as a guarantor of the Obligations hereunder and granting to the Administrative Agent, for the benefit of the Lenders, a security interest in and Lien upon its assets pursuant to the Security Documents to which it is a party.

8.9           Sale-Leaseback Transactions.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Credit Party has sold or transferred (or is to sell or transfer) to a Person that is not a Credit Party or (ii) that any Credit Party intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Credit Party to another Person that is not a Credit Party, in each case except for transactions otherwise expressly permitted under this Agreement and except for any such sale or transfer (made in connection with the corresponding leaseback of the relevant asset) by the Company or any Subsidiary of any fixed or capital assets acquired (or the construction of which is completed) after the Closing Date that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset.

8.10         Certain Amendments.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, (i) amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Subordinated Indebtedness, the effect of which would be (a) to increase the principal amount due thereunder or provide for any mandatory prepayments not already provided for by the terms thereof, (b) to shorten or accelerate the time of payment of any amount due thereunder, (c) to increase the applicable interest rate or amount of any fees or costs due thereunder, (d) to amend any of the subordination provisions thereunder (including any of the definitions relating thereto), (e) to make any covenant or event of default therein more restrictive or add any new covenant or event of default, (f) to grant any security or collateral to secure payment thereof, or (g) to effect any change in the rights or obligations of the

Credit Parties thereunder or of the holders thereof that, in the reasonable determination of the Administrative Agent, would be adverse in any material respect to the rights or interests of the Lenders, (ii) breach or otherwise violate any of the subordination provisions applicable to any Subordinated Indebtedness, including, without limitation, restrictions against payment of principal and interest thereon, or (iii) amend, modify or change any provision of its articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, the Aircast Asset Purchase Agreement or the Aircast Stock Purchase Agreement, other than in a manner that could not reasonably be expected to materially increase the obligations of any Credit Party thereunder or to adversely affect the Lenders in any material respect (provided that the Company shall give the Administrative Agent and the Lenders notice of any such amendment, modification or change, together with certified copies thereof).

8.11         Limitation on Certain Restrictions.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Parent, the Company and its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of the Company to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Company or any other Subsidiary, to make loans or advances to the Company or any other Subsidiary, or to transfer any of its assets or properties to the Company or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property or other agreements entered into by the Company or any Subsidiary in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement, (v) customary provisions in joint venture agreements entered into by the Company or any Subsidiary in the ordinary course of business, and (vi) the credit arrangements permitted under Section 8.2(xi) (but only with respect to the Foreign Subsidiary obligors thereunder).

8.12         No Other Negative Pledges.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien, including the credit arrangements permitted under Section 8.2(xi) (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by the Company or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary)

pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement, and (vi) customary provisions in joint venture agreements entered into by the Company or any Subsidiary in the ordinary course of business.

8.13         Fiscal Year.  Each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, change its fiscal year or its method of determining fiscal quarters.

8.14         Accounting Changes.  Other than as permitted pursuant to Section 1.2, each of the Parent and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.

ARTICLE IX

EVENTS OF DEFAULT

9.1           Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           Any Borrower shall fail to pay when due (i) any principal of any Loan or any Reimbursement Obligation, or (ii) any interest on any Loan or Reimbursement Obligation, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause (i) above) any other Obligation (other than any Obligation under a Hedge Agreement), and (in the case of this clause (ii) only) such failure shall continue for a period of three (3) Business Days;

(b)           Any Borrower or any other Credit Party shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.14, 6.2(f)(i), 6.3(i), 6.9 or 6.10 or in Articles VII or VIII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 6.1 or 6.2 (other than Section 6.2(f)(i)) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five (5) days after the earlier of (y) the date on which a Responsible Officer of the Company acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Company;

(c)           Any Borrower or any other Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections 9.1(a) and 9.1(b), and such failure (i) by the express terms of such Credit Document, constitutes an Event of Default, or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Company acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Company; or any default or event of default shall occur under any Hedge Agreement to which any Credit Party and any Hedge Party are parties;

(d)           Any representation or warranty made or deemed made by or on behalf of any Borrower or any other Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made, deemed made or furnished;

(e)           Any Borrower or any other Credit Party shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal amount of at least $5,000,000 or (z) any termination or other payment under any Hedge Agreement covering a notional amount of Indebtedness of at least $5,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

(f)            Any Borrower or any other Material Credit Party shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 9.1(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g)           Any involuntary petition or case shall be filed or commenced against any Borrower or any other Material Credit Party seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h)           Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount in excess of $2,500,000 shall be entered or filed against any Borrower or any other Credit Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale of such property thereunder;

(i)            Any Security Document to which any Borrower or any other Credit Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected security interest in and Lien upon Collateral purported to be covered thereby with an aggregate value of $1,000,000 or more, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Administrative Agent or any Lender, or any Borrower or any other Credit Party shall assert any of the foregoing; or the Guaranty Agreement shall for any reason cease to be in full force and effect as to any Guarantor, or any Guarantor or any Person acting on its behalf shall deny or disaffirm such Guarantor’s obligations thereunder;

(j)            Any ERISA Event shall occur or exist with respect to any Plan, Multiemployer Plan or Foreign Pension Plan and, as a result thereof, together with all other ERISA Events then existing, any Credit Party and its ERISA Affiliates have incurred, or could reasonably be expected to incur, liability (including liability to any one or more Plans, Multiemployer Plans or Foreign Pension Plans or to the PBGC (or to any combination thereof)) in excess of $1,000,000;

(k)           Any one or more licenses, permits, accreditations or authorizations of any Borrower or any other Credit Party shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by any Borrower or any other Credit Party to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; or

(l)            Any of the following shall occur:

(i)            The Company shall cease to be a direct Wholly Owned Subsidiary of the Parent;

(ii)           Any Borrower (other than the Company) shall cease to be a Wholly Owned Subsidiary of the Company;

(iii)          Any Person or group of Persons acting in concert as a partnership or other group shall have become, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, the beneficial owner (within the meaning given to such term in Rule 13d-3 under the Exchange Act), directly or indirectly, of Capital Stock of the Parent having 25% or more of the Total Voting Power of the Parent; or

(iv)          During any period of up to twelve (12) consecutive months, individuals on the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to consist of a majority of the individuals who constituted the Board of Directors at the beginning of such period.

9.2           Remedies: Termination of Commitments, Acceleration, etc.  Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative

Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a)           Declare the Commitments, the Swingline Commitment, and the Issuing Lender’s obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g), the Commitments, the Swingline Commitment and the Issuing Lender’s obligation to issue Letters of Credit shall automatically be terminated;

(b)           Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement and the other Credit Documents (but excluding any amounts owing under any Hedge Agreement), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrowers; provided that, upon the occurrence of an Event of Default pursuant to Section 9.1(f) or Section 9.1(g), all of the outstanding principal amount of the Loans and all other amounts described in this Section 9.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrowers;

(c)           Direct the Company to deposit (and the Company hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to 105% of the aggregate Letter of Credit Exposure then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) plus all accrued and unpaid interest and fees thereon, such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the Letter of Credit Exposure as described in Section 3.8;

(d)           Appoint or direct the appointment of a receiver for the properties and assets of the Credit Parties, both to operate and to sell such properties and assets, and each Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection such Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith; and

(e)           Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

9.3           Remedies: Set-Off.  In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender or any of its Affiliates may, and each is hereby authorized by each Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by each Borrower (on behalf of itself and the other Credit Parties) to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender or Affiliate to or for the credit or the account of such Borrower or any other Credit Party against any or all of the Obligations to such Lender or Affiliate now or hereafter existing, whether or not such Obligations may be contingent or unmatured, each Borrower (on behalf of itself and the other Credit Parties) hereby granting to each Lender a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1         Appointment.  Each Lender hereby irrevocably appoints and authorizes Wachovia to act as Administrative Agent hereunder and under the other Credit Documents and to take such actions as agent on its behalf hereunder and under the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of such provisions.

10.2         Nature of Duties.  The Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Credit Documents.  The Administrative Agent shall not have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender or any other Person; and nothing in this Agreement or any other Credit Document, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations or liabilities in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.  The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care.  The Administrative Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

10.3         Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Credit Documents, except for its or such Person’s own gross negligence or willful misconduct, (ii) responsible in any manner to any Lender or any other Person for any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Credit Document, or for the financial condition of the Company, any other Credit Party or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Company or any other Credit Party.

10.4         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Administrative Agent in accordance with the provisions of this Agreement. The Administrative Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Credit Document (i) if such action or omission would, in the reasonable opinion of the Administrative Agent, violate any applicable law or any provision of this Agreement or any other Credit Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

10.5         Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereinafter taken, including any review of the affairs of the Company and the other Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Company and the other Credit Parties and made its own decision to enter into this Agreement and extend credit to the Borrowers hereunder, and (ii) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Credit Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Company and the other Credit Parties. Except as expressly provided in this Agreement and the other Credit Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Company, the other Credit Parties or any other Person that may at any time come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.6         Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent shall have received written notice from the Company or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto. The Administrative Agent shall (subject to Sections 10.4 and 11.6) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

10.7         Indemnification. To the extent the Administrative Agent is not reimbursed by or on behalf of the Borrowers, and without limiting the obligation of the Borrowers to do so, the Lenders agree (i) to indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including, without limitation, at any time following the repayment in full of the Loans and the termination of the Letters of Credit and the Commitments) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Credit Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, and (ii) to reimburse the Administrative Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any reasonable expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents (including, without limitation, reasonable attorneys’ fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Administrative Agent hereunder and/or the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified.

10.8         The Administrative Agent in its Individual Capacity. With respect to its Commitments, the Loans made by it and the Letters of Credit issued or participated in by it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms “Lenders,” “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, make investments in, and generally engage in any kind of banking, trust, financial advisory or other business with the Company, any of its Subsidiaries or any of their respective Affiliates as if the Administrative Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.9         Successor Administrative Agent. The Administrative Agent may resign at any time upon written notice to the Company and the Lenders. Upon any such notice of resignation, the Required Lenders shall, with the prior written consent of the Company (which consent shall not be unreasonably withheld), have the right to appoint a successor to the Administrative Agent (provided that the Company’s consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and after consulting with the Lenders and the Company, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than “A” or its equivalent by Standard & Poor’s Ratings Services or any of the Lenders. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. If no successor to the Administrative Agent has accepted appointment as

Administrative Agent by the thirtieth (30th) day following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for hereinabove.

10.10       Collateral Matters.

(a)           The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral and the Security Documents that may be deemed by the Administrative Agent in its discretion to be necessary or advisable to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release or, in the case of clause (iii) below, subordinate any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments, termination, expiration or cash collateralization of all outstanding Letters of Credit and payment in full of all of the Obligations then due and payable, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder or under any other Credit Document or to which the Required Lenders have consented, (iii) constituting property to be subject to Liens permitted by Section 8.3(vii), or (iv) otherwise pursuant to and in accordance with the provisions of any applicable Credit Document. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its Liens upon Collateral pursuant to this Section 10.10(b).

10.11       Issuing Lender and Swingline Lender. The provisions of this Article X (other than Sections 10.9 and 10.10) shall apply to the Issuing Lender and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent; provided that for purposes of this Section 10.11, the references to “Lenders” in Section 10.7 shall be deemed to refer only to the Revolving Credit Lenders.

10.12       Other Agents, Managers. Notwithstanding any other provision of this Agreement or any of the other Credit Documents, any Lenders identified on the cover page of this Agreement or elsewhere herein as a “Syndication Agent,” “Documentation Agent,” “Co-Agent,” “Lead Manager” or in any similar capacity are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby. Without limitation of the foregoing, none of the Lenders so identified shall have, by reason of this Agreement or any other Credit Document, a fiduciary relationship in respect of any Lender or any other Person. Each Lender hereby makes the same acknowledgments with respect to any Lenders so identified as it makes in Section 10.5 with respect to the Administrative Agent.

ARTICLE XI

MISCELLANEOUS

11.1         Fees and Expenses. The Borrowers agree (subject to Section 11.18) (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent and the Arranger) in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Credit Documents and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, (ii) after the occurrence and during the continuance of an Event of Default, to pay upon demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lender (including, without limitation, reasonable attorneys’ fees and expenses) in connection with (y) any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (z) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold the Administrative Agent, the Arranger and each Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Administrative Agent or any Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

11.2         Indemnification. The Borrowers agree (subject to Section 11.18), whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold the Administrative Agent, the Arranger and each Lender and each of their respective directors, trustees, officers, employees, agents, advisors and Affiliates (each, an “Indemnified Person”) harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance, enforcement of or preservation of rights under this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans or Letters of Credit (including, without limitation, in connection (i) with the actual or alleged generation, presence, storage, treatment, disposal, transport, discharge or release of any Hazardous Substances on, in, to or from any real property at any time owned, operated or leased by any Credit Party, (ii) any other Environmental Claims and (iii) any violation of or liability under any Environmental Law), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified

Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrowers, as and when incurred and upon demand; but shall be repaid to the Borrowers by any Indemnified Person who is finally determined to be not entitled to indemnification hereby as provided in the proviso to the preceding sentence. To the extent permitted by applicable law, the Borrowers shall not assert, and each Borrower hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans or Letters of Credit. Additionally, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, Intralinks, SyndTrak or other similar transmission systems in connection with this Agreement or any of the other Credit Documents.

11.3         Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES); PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES OF THE INTERNATIONAL CHAMBER OF COMMERCE, AS IN EFFECT FROM TIME TO TIME (THE “ISP”), AND, AS TO MATTERS NOT GOVERNED BY THE ISP, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). EACH OF THE PARENT AND THE BORROWERS HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA, OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER, THE PARENT OR ANY BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER, THE PARENT OR ANY BORROWER. EACH OF THE PARENT AND THE BORROWERS IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT

MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. EACH OF THE PARENT AND THE BORROWERS CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS SET FORTH IN SECTION 11.5, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE PARENT OR ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

11.4         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY.

11.5         Notices.

(a)           Except in the cases of notices and other communications expressly permitted to be given by telephone, and except as provided in Section 11.5(b), all notices and other communications provided for hereunder shall be in writing (including facsimile transmission) and mailed by certified or registered mail, sent by overnight delivery, telecopied or delivered by hand to the party to be notified at the following addresses:

(i)            if to the Parent, the Company or any other Borrower, to dj Orthopedics, LLC, 2985 Scott Street, Vista, California 92081, Attention: Chief Financial Officer, Telecopy No. (760) 734-3536;

(ii)           if to the Administrative Agent, to Wachovia Bank, National Association, Charlotte Plaza Building, 201 South College Street, 8th Floor NC 0680, Charlotte, North Carolina 28288, Attention: Syndication Agency Services, Telephone No. (704) 383-3721, Telecopy No. (704) 383-0288; and

(iii)          if to any Lender, to it at the address set forth on Schedule 1.1 (or if to any Lender not a party hereto as of the date hereof, at the address designated in or in connection with its Assignment and Acceptance);

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. Except as provided in Section 11.5(b), all such notices and communications shall be deemed to have been given (i) if mailed by certified or registered mail, on the third (3rd) Business Day after deposit in the mails, (ii) if sent by overnight delivery service or telecopied, when delivered to the courier for overnight delivery or transmitted by telecopier, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

(b)           Notices and communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices thereunder by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed to have been given upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or other communications posted to an internet or intranet website shall be deemed to have been given upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.6         Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a)           unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon, or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent, the Arranger or the Issuing Lender for its own account), (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments, but excluding any mandatory prepayment of the Loans pursuant to Sections 2.6(d) through 2.6(g) or reduction or termination of the Revolving Credit Commitments in connection therewith), extend the time of payment of any Reimbursement Obligation or any interest thereon, extend the expiry date of any Letter of Credit beyond the Letter of Credit Maturity Date, or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent, the Arranger or the Issuing Lender for its own account), or (iii) modify the amortization schedule set forth in Section 2.6(a) or the amortization of any Incremental Term Loans;

(b)           unless agreed to by all of the Lenders, (i) except as may be otherwise specifically provided in this Agreement or in any other Credit Document, release all or substantially all of the Collateral or release any Guarantor from its obligations under the Guaranty Agreement, (ii) change the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder (including as set forth in the definition of “Required Lenders”), (iii) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, (iv) change or waive any provision of Section 2.15, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, any other provision of this Agreement or any other Credit Document providing for the application of payments or proceeds of Collateral after an Event of Default, or this Section 11.6, or (v) except as set forth in Sections 2.20 and 2.21, increase or extend any Commitment of any Lender (it being understood that a waiver of any condition precedent set forth in Section 4.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the Required Lenders, Required Revolving Credit Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase);

(c)           unless agreed to by all of the Revolving Credit Lenders, change the percentage set forth in the definition of “Required Revolving Credit Lenders” (it being understood that no consent of any other Lender or the Administrative Agent is required);

(d)           unless agreed to by the Required Revolving Credit Lenders, (i) except for any such changes to which Section 11.6(a) applies, change any provision of Article III or any terms or provisions of any Letter of Credit or any supporting documentation relating thereto (it being understood that no consent of any other Lender or the Administrative Agent is required), or (ii) amend, modify or waive any condition precedent to any Borrowing of Revolving Loans or issuance of a Letter of Credit set forth in Section 4.2 (including in connection with any waiver of an existing Default or Event of Default) (it being understood that no consent of any other Lender or the Administrative Agent is required);

(e)           unless agreed to by the Issuing Lender, the Swingline Lender or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Lender, the Swingline Lender or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents;

(f)            unless agreed to by each Hedge Party that would be adversely affected thereby in its capacity as such relative to the Lenders, (i) amend the definition of “Secured Obligations” in any Security Document or the definition of “Guaranteed Obligations” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Hedge Party), (ii) amend the definition of “Secured Parties” in any Security Document or “Guaranteed Parties” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Hedge Party), (iii) amend any provision regarding priority of payments in this Agreement or any other Credit Document, or (iv) except as may be otherwise specifically provided in this Agreement or in any other Credit Document, release all or substantially all of the Collateral or release any Guarantor from its obligations under the Guaranty Agreement);

and provided further that (i) if any amendment, modification, waiver or consent would adversely affect the holders of Loans of a particular Class (the “affected Class”) relative to holders of Loans of another Class (including, without limitation, by way of reducing the relative proportion of any payments, prepayments or Commitment reductions to be applied for the benefit of holders of Loans of the affected Class under Sections 2.6(d) through 2.6(g)), then such amendment, modification, waiver or consent shall require the consent of Lenders holding at least a majority of the aggregate outstanding principal amount of all Loans (and unutilized Commitments, if any) of the affected Class, (ii) the Fee Letter may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto, and (iii) this Agreement and the other Credit Documents may be amended or modified with the consent of the Company and the Administrative Agent to give effect to any Revolving Credit Commitment Increase or Incremental Term Loans as set forth in Sections 2.20 and 2.21.

11.7         Assignments, Participations.

(a)           Each Lender may assign to one or more other Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the outstanding Loans made by it and its participations in Letters of Credit); provided, however, that:

(i)            each such assignment by a Lender of any of its interests relating to Loans of a particular Class shall be made in such manner so that the same portion of its Commitment, Loans and other interests under and with respect to such Class is assigned to the relevant Assignee, including with respect to Dollar Revolving Loans and Foreign Currency Revolving Loans (but assignments need not be pro rata as among Classes of Loans);

(ii)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, without the written consent (to be evidenced by its counterexecution of the relevant Assignment and Acceptance and not to be unreasonably withheld or delayed) of each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Company, no such assignment shall be in an aggregate principal amount (determined as of the date of the Assignment and Acceptance with respect to such assignment) less than (x) in the case of Term Loans, $1,000,000 (or, if less, the full amount of the assigning Lender’s outstanding Term Loans of a particular Class), (y) in the case of Revolving Credit Commitments, $2,500,000 (or, if less, the entire Revolving Credit Commitment of the assigning Lender), or (z) in the case of Swingline Loans, the entire Swingline Commitment and the full amount of the outstanding Swingline Loans; and

(iii)          the parties to each such assignment will execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and will pay a nonrefundable processing fee of $3,500 to the Administrative Agent for its own account.

Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder with respect thereto and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than rights under the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Acceptance) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, except that such assigning Lender shall continue to be entitled to the protections of Sections 2.16(a), 2.16(b), 2.17, 11.1 and 11.2 for matters arising during the periods while it was a Lender hereunder). The terms and provisions of each Assignment and Acceptance shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Administrative Agent and the other parties hereto as if set forth at length herein.

(b)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, will maintain at its address for notices referred to in Section 11.5(a)(ii) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and each Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and, if required, counterexecuted by the Company and the Issuing Lender, together with the processing fee referred to in Section 11.7(a), the Administrative Agent will (i) accept such Assignment and Acceptance, (ii) on or as of the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Company and the Lenders. If requested by or on behalf of the Assignee, each applicable Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A-1, A-2 and/or A-3, as applicable. The Administrative Agent will return canceled Notes to each applicable Borrower. At the time of each assignment pursuant to this Section 11.7 to a Person that is a Non-U.S. Lender and is not already a Lender hereunder, the assignee Lender shall provide to the Company and the Administrative Agent the appropriate Internal Revenue Service forms described in Section 2.17.

(d)           Each Lender may, without the consent of any Borrower, the Administrative Agent or any other Lender, sell to one or more other Persons (each, a “Participant”) participations in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the outstanding Loans made by it and its participations in Letters of Credit); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions described in Section 11.6(a) and clauses (i) and (ii) of Section 11.6(b) that affect such Participant or the Lender selling the participation), and (iii) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant’s rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Lender for purposes of Sections 2.16(a), 2.16(b), 2.17, 2.18 and 9.3, and shall be entitled to the benefits thereto, to the extent that the Lender granting such participation would be entitled to such benefits if the participation had not been made, provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made.

(e)           Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder as security for borrowings or other obligations, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of any Lender that is an Fund, to the trustee under any indenture to which such Fund is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder; and provided further that any foreclosure or similar action by any such trustee shall be subject to the provisions of this Section 11.7 concerning assignments and no such trustee shall have any voting rights hereunder solely on account of such pledge.

(f)            Any Lender or participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 11.7, disclose to the Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee any information relating to the Company and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.13.

(g)           Notwithstanding anything to the contrary contained herein, if Wachovia assigns all of its Commitments and Loans in accordance with this Section 11.7, Wachovia may resign as Issuing Lender upon written notice to the Company and the Lenders. Upon any such notice of resignation, the Company shall have the right to appoint from among the Lenders a successor Issuing Lender; provided that no failure by the Company to make such appointment shall affect the resignation of Wachovia as Issuing Lender. Wachovia shall retain all of the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation and all obligations of the Company and the

Revolving Credit Lenders with respect thereto (including the right to require the Revolving Credit Lenders to make Revolving Loans or fund participation interests pursuant to Article III).

11.8         No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

11.9         Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) neither the Parent, the Company nor any other Borrower shall sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement without the prior written consent of all of the Lenders and (ii) Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of Section 11.7.

11.10       Survival. All representations, warranties and agreements made by or on behalf of the Borrowers or any other Credit Party in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the issuance and repayment of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.16(a), 2.16(b), 2.17, 2.18, 10.7, 11.1 and 11.2, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents. Without limiting the foregoing, no payment by any Borrower under this Agreement, including without limitation any voluntary or mandatory prepayment of the Loans, shall affect the obligation of any applicable Credit Party to continue making payments under any Hedge Agreement with any Hedge Party, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedge Agreement.

11.11       Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

11.12       Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

11.13       Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound commercial practices, all nonpublic information provided to it by or on behalf of the Company or any other Credit Party in connection with this Agreement or any other Credit Document; provided, however, that each of the Administrative Agent and each Lender may disclose such information (i) to its Affiliates, and to its and its Affiliates’ respective directors, trustees, officers, partners, employees, agents, auditors, counsel and other advisors so long such parties are informed of the confidential nature of such information and instructed to keep such information confidential, (ii) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over the Administrative Agent or such Lender or any of their respective Affiliates, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (iii) in connection with the exercise of any remedies hereunder or under any other Credit Document or any Hedge Agreement or any action or proceeding relating to this Agreement, any other Credit Document or any Hedge Agreement or the enforcement of rights hereunder or thereunder, (iv) to the Administrative Agent, the Arranger or any other Lender, (v) to the extent the same has become available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company or has become publicly available other than as a result of a breach of this Agreement, (vi) subject to an agreement containing provisions substantially the same as those in this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations hereunder, (vii) with the consent of the Company, and (viii) pursuant to and in accordance with the provisions of Section 11.7(f).

11.14       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement

Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the applicable Credit Party (or to any other Person who may be entitled thereto under applicable law).

11.15       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and the Company of written or telephonic notification of such execution and authorization of delivery thereof. Delivery of an executed counterpart of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

11.16       Disclosure of Information. The Company agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

11.17       Entire Agreement. THIS AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF (BUT SPECIFICALLY EXCLUDING THE FEE LETTER), AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

11.18       Nature of Liability of Foreign Borrowers.

(a)           None of the Foreign Borrowers nor any Foreign Subsidiaries shall be liable (either as obligor, indemnitor or otherwise) for any Domestic Obligations. The Obligations of the Borrowers are independent of each other, and a separate action or actions may be brought and prosecuted against any Borrower to enforce this Agreement, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions.

(b)           With respect to the Foreign Obligations, the liability of each Borrower hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrowers and such Borrower’s liability hereunder shall not be affected or impaired by (i) any direction as to application of payment by any other Borrower or by any other party, (ii) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of any other Borrower, (iii) any payment on or in reduction of any such other guaranty or undertaking, (iv) any dissolution, termination or increase, decrease or change in personnel by any other Borrower, or (v) any payment made to the Administrative Agent or the Lenders on the Foreign Obligations that the Administrative Agent or such Lenders repay to any other Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and such Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

11.19       Addition of Borrowers. Any Foreign Subsidiary of the Company may join this Agreement as a Foreign Borrower hereunder upon (i) execution and delivery by the Company, such Foreign Subsidiary and the Administrative Agent of a Joinder Agreement providing for such Foreign Subsidiary to become a Foreign Borrower hereunder, (ii) to the extent requested by any Revolving Credit Lender, execution and delivery by such Foreign Subsidiary to the Administrative Agent of a Revolving Note, appropriately completed in favor of such Revolving Credit Lender, (iii) to the extent required under (and as described more completely in) Section 6.10, execution and delivery by the Company and any applicable Subsidiaries to the Administrative Agent of an amendment or supplement to the Pledge Agreement, together with the certificates evidencing the Capital Stock of such Foreign Subsidiary being pledged thereby and undated stock powers duly executed in blank, and (iv) to the extent not previously delivered pursuant to Section 6.10, delivery to the Administrative Agent of documents and certificates with respect to such Foreign Subsidiary of the type described in Sections 4.1(c) and 4.1(d) and such other documents, certificates and opinions (including opinions of local counsel in the jurisdiction of organization of such Foreign Subsidiary) as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent. Any such Foreign Subsidiary may be removed and released as a Foreign Borrower upon (y) written notice from the Company to the Administrative Agent to such effect and (z) repayment in full of all outstanding Loans of such Foreign Borrower, together with all accrued and unpaid interest thereon and all other fees, expenses and other Obligations owing by such Foreign Borrower in connection therewith.

11.20       USA Patriot Act Notice. Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

11.21       Acknowledgments. The Company and each other Borrower hereby acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to any Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

11.22       No Third Party Beneficiaries. None of the provisions contained in this Agreement are intended by the parties hereto, nor shall they be deemed, to confer any benefit on any Person not a party to this Agreement other than (i) to the extent provided herein, any Indemnified Person, Participant or Hedge Party and (ii) as set forth in Section 9.3 and Article X. The representations and warranties of the Credit Parties contained herein are provided for the benefit of the Administrative Agent, the Issuing Lender and each of the Lenders and their respective successors and permitted assigns in accordance with the provisions of this Agreement, and are not being provided for the benefit of any other Person (which other Person shall include, for this purpose, without limitation, any shareholder of any Credit Party).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

DJ ORTHOPEDICS, LLC

By:	/s/ Vickie L. Capps

Title:	SVP, CFO

DJ ORTHOPEDICS, INC.

By:	/s/ Vickie L. Capps

Title:	SVP, CFO

Signature Page to Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ Tye Nordberg

Title:	Director

BANK OF THE WEST, as Syndication Agent and as a Lender

By:	/s/ Kristian T. Ilkov

Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Martin Roblee

Title:	Vice President

UNION BANK OF CALIFORNIA, N.A., as Documentation Agent and as a Lender

By:	/s/ Douglas S. Lambell

Title:	Vice President/SCM

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ David R. Campbell

Title:	Its Duly authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ S. Brennan

Title:	First Vice President

NATIONAL CITY BANK OF KENTUCKY, as a Lender

By:	/s/ Chuck Denny

Title:	President and CEO

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Luke McElhinny

Title:	Vice President

Schedule 1.1

Revolving Credit Commitments and

Notice Addresses

Lender	Revolving Credit Commitment

Wachovia Bank, National Association	$8,150,000
Bank of the West	$7,950,000
Wells Fargo Bank, National Association	$7,950,000
Union Bank of California, N.A.	$7,950,000
General Electric Capital Corporation	$6,000,000
HSBC Bank USA, National Association	$4,000,000
National City Bank of Kentucky	$4,000,000
PNC Bank, National Association	$4,000,000
Total	$50,000,000.00

Notice Addresses

Lender	Address

Wachovia Bank, National Association	Instructions for wire transfers to the Administrative Agent:

Wachovia Bank, National Association ABA Routing No. xxxxxx Charlotte, North Carolina Account Number: xxxxxx Account Name: dj Orthopedics, LLC Attention: Syndication Agency Services

Address for notices as a Lender:

Wachovia Bank, National Association
One Wachovia Center, 15th Floor
301 South College Street
Charlotte, North Carolina 28288-0760
Attention: Glenn Edwards
Telephone: (704) 383-3810
Telecopy: (704) 374-4793

Lending Office and Payment Office for Dollar Loans:

Wachovia Bank, National Association
Charlotte Plaza Building
201 South College Street, 8th Floor NC0680
Charlotte, North Carolina 28288
Attention: Syndication Agency Services
Telephone: (704) 383-3721
Telecopy: (704) 383-0288

Bank of the West	Address for notices as a Lender:

Bank of the West 1280 Fourth Avenue San Diego, CA 92101 Attention: Kristian Ilkov Telephone: (619) 235-2563 Telecopy: (619) 595-1918

Lending Office:

Bank of the West 1280 Fourth Avenue San Diego, CA 92101 Attention: Kristian Ilkov Telephone: (619) 235-2563 Telecopy: (619) 595-1918

Wells Fargo Bank, National Association	Address for notices as a Lender:

Wells Fargo Bank, National Association 111 W. Ocean Blvd., Suite 530 Long Beach, CA 90802 Attention: Martin Roblee Telephone: (562) 628-2113 Telecopy: (562) 437-6698

Lending Office:

Wells Fargo Bank, National Association 201 Third St. 8th Floor San Francisco, CA 94163 Attention: Judy Chan Telephone: (415) 477-5433 Telecopy: (415) 979-0675

Union Bank of California, N.A.	Address for notices as a Lender:

Union Bank of California, N.A 530 ‘B’ Street, 4th Floor San Diego, California 92101 Attention: Douglas S. Lambell Telephone: (619) 230-3029 Telecopy: (619) 230-3766

Lending Office:

Union Bank of California, N.A 530 ‘B’ Street, 4th Floor San Diego, California 92101 Attention: Douglas S. Lambell Telephone: (619) 230-3029 Telecopy: (619) 230-3766

General Electric Capital Corporation	Address for notices as a Lender:

General Electric Capital Corporation 500 W. Monroe Street Chicago, IL 60661 Attention: Erica Wallace Telephone: (312) 441-6964 Telecopy: (866) 209-9540

Lending Office:

General Electric Capital Corporation 500 W. Monroe Street Chicago, IL 60661 Attention: Erica Wallace Telephone: (312) 441-6964 Telecopy: (866) 209-9540

HSBC Bank USA, National Association	Address for notices as a Lender:

660 S. Figueroa St #800 Los Angeles, California 90017 Attention: Steven Brennan Telephone: (213) 553-8003 Telecopy: (213) 553-8056

Lending Office:

660 S. Figueroa St #800 Los Angeles, California 90017 Attention: Steven Brennan Telephone: (213) 553-8003 Telecopy: (213) 553-8056

PNC Bank, National Association	Address for notices as a Lender:

249 Fifth Avenue Pittsburgh, Pennsylvania 15222 Attention: Luke McElhinny Telephone: (412) 768-9756 Telecopy: (412) 768-9259

Lending Office:

249 Fifth Avenue Pittsburgh, Pennsylvania 15222 Attention: Luke McElhinny Telephone: (412) 768-9756 Telecopy: (412) 768-9259

National City Bank of Kentucky	Address for notices as a Lender:

National City Bank of Kentucky 101 South Fifth Street (37th Floor) Louisville, Kentucky 40202 Attention: Nick Comerford Telephone: (502) 581-7907 Telecopy: (502) 581-7904

Lending Office:

National City Bank of Kentucky 101 South Fifth Street (37th Floor) Louisville, Kentucky 40202 Attention: Nick Comerford Telephone: (502) 581-7907 Telecopy: (502) 581-7904